                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 2)

   Filed by the Registrant [X]

   Filed by a Party other than the Registrant [_]

   Check the appropriate box:

   [X] Preliminary Proxy Statement        [_] Confidential, for Use of the
                                             Commission Only (as permitted by
   [_] Definitive Proxy Statement            Rule 14a-6(e)(2))

   [_] Definitive Additional Materials

   [_] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                                Diagnostek, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
      6(i)(2) or Item 22(a)(2) of Schedule 14A.

   [_]$500 per each party to the controversery pursuant to the Exchange Act
     Rule 14a-6(i)(3).

   [X]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.

   (1) Title of each class of securities to which transaction applies:

                 Diagnostek, Inc. Common Stock, $.01 par value
- --------------------------------------------------------------------------------
   (2) Aggregate number of securities to which transaction applies:

                               26,909,372 shares
- --------------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

Maximum number of shares of Registrant common stock to be received by Value Health, Inc.: 26,909,372; Average of the high and low prices reported on the
NYSE for Registrant common stock on April 10, 1995: $20.75
- --------------------------------------------------------------------------------
   (4) Proposed maximum aggregate value of transaction:

                                $558,369,469.00
- --------------------------------------------------------------------------------
   (5) Total fee paid:
                  $111,673.90 (1/50 of 1% of $558,369,469.00)
- --------------------------------------------------------------------------------
   [X] Fee paid previously with preliminary materials.
- --------------------------------------------------------------------------------
   [X] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
- --------------------------------------------------------------------------------
   (1) Amount Previously Paid:
                                  $111,673.90
- --------------------------------------------------------------------------------
   (2) Form, Schedule or Registration Statement No.:
 Preliminary Proxy Statement filed pursuant to Schedule 14A on April 13, 1995--
                                File No. 1-11506
- --------------------------------------------------------------------------------
   (3) Filing Party:
                               Value Health, Inc.
- --------------------------------------------------------------------------------
   (4) Date Filed:
                                 April 13, 1995
- --------------------------------------------------------------------------------

                               VALUE HEALTH, INC.
                               22 WATERVILLE ROAD
                            AVON, CONNECTICUT 06001

                                                                 June   , 1995

Dear Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of
Value Health, Inc. ("Value Health") to be held at 10:00 a.m. on        , July
  , 1995, at the Avon Old Farms Hotel, Routes 10 & 44, Avon, Connecticut 06001.

  At this important meeting, you will be asked to approve the issuance of Value Health common stock in connection with an Agreement and Plan of Merger, dated as of March 27, 1995, as amended on June 4, 1995 (the "Merger Agreement"), among Value Health, VHI Merger-Sub. Corp., a wholly owned subsidiary of Value Health ("Sub"), and Diagnostek, Inc. ("Diagnostek"). Pursuant to the terms of the Merger Agreement, Sub will be merged with and into Diagnostek (the "Merger"), and Diagnostek will become a wholly owned subsidiary of Value Health.

  Pursuant to the Merger, each outstanding share of Diagnostek common stock will be converted into and represent the right to receive 0.4975 shares of Value Health common stock (the "Exchange Ratio"). The proposed Merger is described in the accompanying Joint Proxy Statement-Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

  Montgomery Securities ("Montgomery") was retained by Value Health to render a fairness opinion to the Value Health Board of Directors in connection with the Merger. As discussed in the accompanying Proxy Statement-Prospectus, Montgomery has delivered to the Value Health Board of Directors its written opinion, dated June 8, 1995, that the consideration to be paid by Value Health pursuant to the Merger was fair, from a financial point of view, to Value Health, as of the date of such opinion. A copy of the opinion of Montgomery is attached as Annex B to the accompanying Proxy Statement-Prospectus, and you are urged to read it in its entirety.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, VALUE HEALTH AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF VALUE HEALTH COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

  It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

                                          Sincerely,

                                          Robert E. Patricelli
                                          Chairman of the Board
                                          and Chief Executive Officer

                               VALUE HEALTH, INC.
                               22 WATERVILLE ROAD
                            AVON, CONNECTICUT 06001

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY   , 1995

                               ----------------

To the Stockholders of Value Health, Inc.:

  A Special Meeting of Stockholders of Value Health, Inc., a Delaware corporation ("Value Health"), will be held at the Avon Old Farms Hotel, Routes
10 & 44, Avon, Connecticut 06001 at 10:00 a.m. on             , July     , 1995
for the following purposes:

    l. To approve the issuance of Value Health common stock in connection with an Agreement and Plan of Merger, dated as of March 27, 1995, as amended on June 4, 1995 (the "Merger Agreement"), among Value Health, VHI Merger-Sub. Corp., a wholly owned subsidiary of Value Health ("Sub"), and Diagnostek, Inc. ("Diagnostek"), pursuant to which (i) Sub will be merged into Diagnostek (the "Merger") and Diagnostek will become a wholly owned subsidiary of Value Health, and (ii) each outstanding share of Diagnostek common stock, $0.01 par value per share (other than shares owned by Diagnostek, Value Health or any of their respective subsidiaries, all of which will be canceled), will be converted into and represent the right to receive 0.4975 shares of Value Health common stock, without par value. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement-Prospectus accompanying this Notice.

    2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on June 16, 1995 as the record date for the determination of the holders of Value Health's common stock entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of Value Health common stock at the close of business on such date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The affirmative vote of a majority of votes cast by the holders of the outstanding shares of Value Health common stock entitled to vote thereon, at a meeting at which a quorum is present, is necessary for the approval of the issuance of the Value Health common stock. The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement-Prospectus, including the annexes thereto, which form a part of this Notice.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          Paul M. Finigan
                                          Secretary

Dated: June   , 1995

                                DIAGNOSTEK, INC.
                            4500 ALEXANDER BLVD. NE
                         ALBUQUERQUE, NEW MEXICO 87107

                                                                 June   , 1995

Dear Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders of
Diagnostek, Inc. ("Diagnostek") to be held at 10:00 a.m. on        , July   ,
1995, at The Penn Club of New York, 30 West 44th Street, New York, New York
10036.

  At this important meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of March 27, 1995, as amended on June 4, 1995 (the "Merger Agreement"), among Value Health, Inc. ("Value Health"), VHI Merger-Sub. Corp., a wholly owned subsidiary of Value Health ("Sub"), and Diagnostek. Pursuant to the terms of the Merger Agreement, Sub will be merged with and into Diagnostek (the "Merger"), and Diagnostek will become a wholly owned subsidiary of Value Health.

  Pursuant to the Merger, each outstanding share of Diagnostek common stock will be converted into and represent the right to receive 0.4975 shares of Value Health common stock (the "Exchange Ratio"). The proposed Merger is described in the accompanying Joint Proxy Statement-Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

  Lazard Freres & Co. LLC ("Lazard") was retained by Diagnostek to act as its independent financial advisor in connection with the Merger. As discussed in the accompanying Proxy Statement-Prospectus, Lazard has delivered to the Diagnostek Board of Directors its written opinion, dated June 8, 1995, that, based upon and subject to various considerations set forth in such opinion, as of such date, the Exchange Ratio was fair to the holders of Diagnostek Common Stock from a financial point of view. A copy of the opinion of Lazard is attached as Annex C to the accompanying Proxy Statement-Prospectus, and you are urged to read it in its entirety.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF DIAGNOSTEK AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER.

  YOU SHOULD NOT RETURN CERTIFICATES FOR DIAGNOSTEK COMMON STOCK WITH THE ENCLOSED PROXY. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

  It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

                                          Sincerely,

                                          Nunzio P. DeSantis
                                          Chairman of the Board
                                          and Chief Executive Officer

                                DIAGNOSTEK, INC.
                            4500 ALEXANDER BLVD. NE
                         ALBUQUERQUE, NEW MEXICO 87107

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY   , 1995

                               ----------------

To the Stockholders of Diagnostek, Inc.:

  A Special Meeting of Stockholders of Diagnostek, Inc., a Delaware corporation ("Diagnostek"), will be held at The Penn Club of New York, 30 West 44th Street,
New York, New York 10036 at 10:00 a.m. on             , July     , 1995 for the
following purposes:

    l. To approve and adopt the Agreement and Plan of Merger, dated as of March 27, 1995, as amended on June 4, 1995 (the "Merger Agreement"), among Value Health, Inc. ("Value Health"), VHI Merger-Sub. Corp., a wholly owned subsidiary of Value Health ("Sub"), and Diagnostek, pursuant to which (i) Sub will be merged into Diagnostek (the "Merger") and Diagnostek will become a wholly owned subsidiary of Value Health, and (ii) each outstanding share of Diagnostek common stock, $0.01 par value per share (other than shares owned by Diagnostek, Value Health or any of their respective subsidiaries, all of which will be canceled), will be converted into and represent the right to receive 0.4975 shares of Value Health common stock, without par value. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement-Prospectus accompanying this Notice.

    2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on June 16, 1995 as the record date for the determination of the holders of Diagnostek's common stock entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of Diagnostek common stock at the close of business on such date will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The affirmative vote of the holders of a majority of the outstanding shares of Diagnostek common stock entitled to vote thereon, at a meeting at which a quorum is present, is necessary for the approval of the Merger Agreement. The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement-Prospectus, including the annexes thereto, which form a part of this Notice. Under the General Corporation Law of the State of Delaware, holders of Diagnostek common stock are not entitled to any appraisal rights with respect to the Merger.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

  STOCKHOLDERS SHOULD NOT RETURN CERTIFICATES FOR DIAGNOSTEK COMMON STOCK WITH THE ENCLOSED PROXY. STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

                                          By Order of the Board of Directors

                                          Courtlandt G. Miller
                                          Secretary

Dated: June   , 1995

Value Health, Inc.                                             Diagnostek, Inc.
22 Waterville Road                                      4500 Alexander Blvd. NE
Avon, Connecticut 06001                           Albuquerque, New Mexico 87107
(203) 678-3400                                                   (505) 345-1000

                               DIAGNOSTEK, INC.

                                PROXY STATEMENT

                               ---------------

                              VALUE HEALTH, INC.

                          PROXY STATEMENT-PROSPECTUS

  This Joint Proxy Statement-Prospectus (the "Proxy Statement-Prospectus") is being furnished to the holders of common stock, without par value (the "VH Common Stock"), of Value Health, Inc., a Delaware corporation ("Value Health"), in connection with the solicitation of proxies by the Value Health Board of Directors for use at a Special Meeting of Stockholders of Value Health to be held at the Avon Old Farms Hotel, Routes 10 & 44, Avon,
Connecticut 06001, on             , July   , 1995, at 10:00 a.m., and at any
and all adjournments or postponements thereof (the "Value Health Special Meeting").

  This Proxy Statement-Prospectus is also being furnished to the holders of common stock, par value $0.01 per share (the "Diagnostek Common Stock"), of Diagnostek, Inc., a Delaware corporation ("Diagnostek"), in connection with the solicitation of proxies by the Diagnostek Board of Directors for use at a Special Meeting of Stockholders of Diagnostek to be held at The Penn Club of
New York, 30 West 44th Street, New York, New York 10036 on          , July   ,
1995, at 10:00 a.m., and at any and all adjournments or postponements thereof (the "Diagnostek Special Meeting").

  This Proxy Statement-Prospectus relates to the proposed merger (the "Merger") into Diagnostek of VHI Merger-Sub. Corp., a wholly owned subsidiary of Value Health ("Sub"), pursuant to an Agreement and Plan of Merger, dated as of March 27, 1995, as amended on June 4, 1995 (the "Merger Agreement"), among Value Health, Sub and Diagnostek. Upon consummation of the Merger, Diagnostek will become a wholly owned subsidiary of Value Health. In the Merger, each outstanding share of Diagnostek Common Stock (other than shares owned by Diagnostek, Value Health or any of their respective subsidiaries, all of which will be canceled) will be converted into and represent the right to receive
0.4975 shares of VH Common Stock, and cash in lieu of fractional shares of VH Common Stock. Consummation of the Merger is subject to various conditions, including the approval of a majority of the outstanding shares of Diagnostek Common Stock at the Diagnostek Special Meeting and the approval of the issuance of shares of VH Common Stock in connection with the Merger by a majority of the shares present at the Value Health Special Meeting.

  This Proxy Statement-Prospectus also constitutes the Prospectus of Value Health with respect to up to 13,387,413 shares of VH Common Stock to be issued in connection with the Merger. VH Common Stock is traded on the New York Stock
Exchange, Inc. (the "NYSE") under the symbol "VH." On June    , 1995, the
closing sales price for VH Common Stock as reported on the NYSE Composite Tape
was $      per share.

  The Boards of Directors of Value Health, Sub, and Diagnostek, and the holder of all the outstanding capital stock of Sub have approved the Merger Agreement. THE VALUE HEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF VH COMMON STOCK VOTE FOR THE ISSUANCE OF THE VH COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. THE DIAGNOSTEK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF DIAGNOSTEK COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE MERGER--Interests of Certain Persons in the Merger."

  Proxies for the Value Health Special Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the Value Health Special Meeting. See "THE VALUE HEALTH SPECIAL MEETING--Record Date; Voting Rights; Proxies." Proxies for the Diagnostek Special Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the Diagnostek Special Meeting. See "THE DIAGNOSTEK SPECIAL MEETING--Record Date; Voting Rights; Proxies."

  SEE "RISK FACTORS" ON PAGE 14 OF THIS PROXY STATEMENT-PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE EVALUATED IN CONNECTION WITH THE MERGER.

   All information contained in this Proxy Statement-Prospectus with respect to Value Health and Sub has been provided by Value Health. All information contained in this Proxy Statement-Prospectus with respect to Diagnostek has been provided by Diagnostek.

  This Proxy Statement-Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Value Health and Diagnostek on or about
June    , 1995.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS JUNE   , 1995.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Value Health and Diagnostek are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Value Health and Diagnostek can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the shares of VH Common Stock and Diagnostek Common Stock are listed.

  This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Proxy Statement-Prospectus is a part, and which Value Health has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to Value Health and the securities of Value Health offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an annex hereto.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  Value Health hereby incorporates by reference into this Proxy Statement-Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:

    1. Value Health's Annual Report on Form 10-K for the year ended December 31, 1994;

    2. The descriptions of VH Common Stock set forth in Value Health's Registration Statements pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description;

    3. Value Health's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

    4. Value Health's Current Reports on Form 8-K filed April 10, 1995 and June 8, 1995.

  Diagnostek hereby incorporates by reference into this Proxy Statement-Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:

    1. Diagnostek's Annual Report on Form 10-K for the year ended March 31,
  1995;

    2. The description of the Diagnostek Common Stock contained in Diagnostek's Registration Statement pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description; and

    3. Diagnostek's Current Reports on Form 8-K filed April 3, 1995 and June 8, 1995.

  In addition, all reports and other documents filed by Value Health and Diagnostek pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Value Health Special Meeting and the Diagnostek Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO VALUE HEALTH, FROM VALUE HEALTH, INC., 22 WATERVILLE ROAD, AVON, CONNECTICUT 06001,
ATTENTION: SECRETARY (TEL. (203) 678-3400), OR, IN THE CASE OF DOCUMENTS RELATING TO DIAGNOSTEK, FROM DIAGNOSTEK, INC., 4500 ALEXANDER BOULEVARD, N.E., ALBUQUERQUE, NEW MEXICO 87107, ATTENTION: SECRETARY (TEL. (505) 345-1000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
JULY   , 1995.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   2
INCORPORATION OF DOCUMENTS BY REFERENCE....................................   3
SUMMARY....................................................................   6
  The Companies............................................................   6
  The Special Meetings.....................................................   8
  Recommendation of the Value Health Board of Directors....................   9
  Recommendation of the Diagnostek Board of Directors......................   9
  The Merger...............................................................   9
  Opinions of Financial Advisors...........................................  10
  Interests of Certain Persons in the Merger...............................  10
  Certain Federal Income Tax Consequences..................................  11
  The VH Common Stock......................................................  11
  Comparative Rights of Stockholders.......................................  11
  Comparative Per Share Prices.............................................  11
  Surrender of Stock Certificates..........................................  12
  Risk Factors.............................................................  12
  Selected Historical and Pro Forma Combined Financial Data................  12
RISK FACTORS...............................................................  14
  Impact of Healthcare Costs; Certain Contracts............................  14
  Competition..............................................................  14
  Integration of the Combined Companies; Significant Uncertainties.........  14
  Government Regulation....................................................  15
  Fixed Exchange Ratio; Effect on the Consideration to be Received by the
   Holders of Diagnostek Common Stock in the Merger........................  15
  Potential Legal Liability................................................  16
  Reliance on Data Processing..............................................  16
  Existing Diagnostek Litigation...........................................  16
  Litigation with Respect to the Merger....................................  16
  Possible Future Acquisitions.............................................  17
THE VALUE HEALTH SPECIAL MEETING...........................................  18
  Purpose of the Value Health Special Meeting..............................  18
  Record Date; Voting Rights; Proxies......................................  18
  Solicitation of Proxies..................................................  18
  Quorum...................................................................  19
  Required Vote............................................................  19
THE DIAGNOSTEK SPECIAL MEETING.............................................  19
  Purpose of the Diagnostek Special Meeting................................  19
  Record Date; Voting Rights; Proxies......................................  19
  Solicitation of Proxies..................................................  20
  Quorum...................................................................  20
  Required Vote............................................................  20
THE MERGER.................................................................  21
  General..................................................................  21
  Effective Date...........................................................  21
  Conversion of Shares; Procedures for Exchange of Certificates............  21
  Background of the Merger.................................................  22
  Recommendation of the Value Health Board of Directors; Reasons for the
   Merger..................................................................  25
  Recommendation of the Diagnostek Board of Directors; Reasons for the
   Merger..................................................................  26
  Interests of Certain Persons in the Merger...............................  27
  Opinion of Value Health's Financial Advisor..............................  28

  Opinion of Diagnostek's Financial Advisor.................................  33
  Certain Federal Income Tax Consequences...................................  37
  Anticipated Accounting Treatment..........................................  38
  Certain Legal Matters.....................................................  39
  Federal Securities Law Consequences.......................................  39
  Stock Exchange Listing....................................................  40
  Appraisal Rights..........................................................  40
  Effect of the Termination Fee.............................................  40
  Existing Diagnostek Litigation............................................  40
THE MERGER AGREEMENT........................................................  42
  The Merger................................................................  42
  Effective Date............................................................  42
  Terms of the Merger.......................................................  42
  Fractional Shares.........................................................  42
  Surrender and Payment.....................................................  43
  Stock Options.............................................................  44
  Conditions to Consummation of the Merger..................................  44
  Representations and Warranties............................................  45
  Conduct of Business Pending the Merger....................................  46
  Covenants.................................................................  48
  Effect on Employee Benefit Plans..........................................  49
  No Solicitation...........................................................  49
  Indemnification...........................................................  50
  Termination; Fees and Expenses............................................  50
  Amendment; Waiver.........................................................  51
  Litigation with Respect to the Merger.....................................  51
  Merger-Related Expense....................................................  52
COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICY............................  53
CAPITALIZATION..............................................................  54
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)...............  55
NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
 (UNAUDITED)................................................................  62
DESCRIPTION OF THE VH CAPITAL STOCK.........................................  65
  General...................................................................  65
  Common Stock..............................................................  65
  Rights Plan...............................................................  65
  Preferred Stock...........................................................  67
COMPARISON OF STOCKHOLDER RIGHTS............................................  67
BENEFICIAL OWNERSHIP OF DIAGNOSTEK COMMON STOCK.............................  68
OTHER MATTERS...............................................................  69
LEGAL MATTERS...............................................................  69
EXPERTS..................................................................... 69
STOCKHOLDER PROPOSALS....................................................... 70
ANNEX A--Merger Agreement
ANNEX B--Opinion of Montgomery Securities
ANNEX C--Opinion of Lazard Freres & Co. LLC

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement-Prospectus, including the Annexes hereto. This summary does not contain a complete statement of all material information relating to the Merger Agreement and the Merger and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement-Prospectus. Stockholders of Value Health and Diagnostek should read carefully this Proxy Statement-Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement-Prospectus.

THE COMPANIES

  Value Health. Value Health, Inc. ("Value Health") provides specialty managed health care benefit programs and health care information services. Value Health's specialty managed health care benefit programs are designed to manage costs and maintain quality in selected health care sectors that are of particular concern to employers due to their size, rapid cost escalation and potential for overutilization. These areas include prescription drugs, mental health and substance abuse, and workers' compensation. Value Health's health care information services are based upon the use of clinical and data analysis to guide health care decision-making. These products include clinically-based precertification and claims review, provider profiling, claims cost analysis, evaluation and management of health benefit providers, disease management and health policy and management consulting.

  Through its ValueRx, Inc. subsidiary ("ValueRx"), Value Health provides managed prescription drug benefit plans, integrated mail order pharmacy programs, prescription drug utilization review and drug formulary services. ValueRx also offers outpatient prescription drug plans which incorporate benefit plan design services, a network of retail pharmacies, clinically-based utilization review, claims processing, a mail service prescription option and member prescription drug support services.

  Value Health's Value Behavioral Health, Inc. subsidiary ("VBH") offers a variety of services in the area of mental health, substance abuse and employee assistance programs. VBH offers specially designed mental health and substance abuse programs which incorporate preferred provider networks, clinically-based utilization review and case management, benefit design, member support and claims administration services. Value Health's principal customers for its managed care mental health and substance abuse programs are large self-insured employers who contract with VBH to provide such programs on a "carved out" basis separate from the balance of the customer's health programs.

  Through its Value Health Insurance Services Group ("ISG"), Value Health provides managed workers' compensation and group health services. ISG offers network-based cost management and treatment strategies for medical and indemnity coverages and work-related injuries. Programs include comprehensive utilization management, claims administration, disability management and health care data analysis.

  Value Health's Value Health Sciences, Inc. subsidiary ("VHS") offers clinically-based prior authorization services and medical claims and provider profiling review software. VHS is developing disease management capabilities that integrate the clinical delivery of healthcare with expert decision support, national guidelines, expert judgment and advanced case management techniques. Disease management programs under development are tailored to meet the specific needs of employers, managed care organizations and provider groups.

  Value Health, through its Lewin-VHI, Inc. subsidiary ("Lewin"), provides data analysis and health policy and management consulting services to public sector organizations, health care insurers and health care providers. Economic research and analysis, strategic planning, merger and acquisition support, market analysis, capitation rate setting, network contracting and evaluation of new medical technologies are among the management consulting services provided by Lewin.

  On May 1, 1994, Value Health and Pfizer Inc. ("Pfizer") entered into a joint venture partnership to develop specialty disease management programs, with committed capital of up to $50 million by each partner. Value Health also entered into a multi-year contract with Pfizer to develop value-added programs designed to improve physician and patient use of Pfizer prescription and medical device products. Further, several Pfizer drug products will receive assured positions on Value Health's prescription drug formularies in return for rebate arrangements.

  As used in this Proxy Statement-Prospectus, the term "Value Health" refers to Value Health, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of Value Health are located at 22 Waterville Road, Avon, Connecticut 06001; its telephone number is (203) 678-3400.

  Sub. VHI Merger-Sub. Corp. ("Sub"), a wholly owned subsidiary of Value Health, is a newly formed Delaware corporation created for the sole purpose of consummating the transactions contemplated by the Merger Agreement. Sub has not conducted any activities other than those incident to its formation, its execution of the Merger Agreement and its participation in the preparation of this Proxy Statement-Prospectus. As a result of the Merger, Sub will be merged with and into Diagnostek, with Diagnostek being the surviving corporation (the "Surviving Corporation"). The principal executive offices of Sub are located at 22 Waterville Road, Avon, Connecticut 06001; its telephone number is (203) 678-3400.

  Diagnostek. Diagnostek, Inc. ("Diagnostek"), together with its subsidiaries, is a provider of integrated pharmacy management services designed to contain the costs of dispensing pharmaceuticals. Diagnostek dispenses prescription drugs, primarily by mail and retail channels, to beneficiaries of health benefit plans and provides contract pharmacy management services to hospitals, managed care providers and other institutions. Diagnostek markets point-of-service integrated pharmacy benefit management programs through its RxChoice(C) product line to corporations, labor unions, governmental entities and other benefit plan sponsors, including health maintenance and preferred provider organizations ("HMOs" and "PPOs"). The RxChoice(C) product is designed to provide patient freedom-of-choice while achieving quality therapeutic care in the most cost-effective manner. RxChoice(C) integrates the mail/retail distribution of pharmaceuticals with clinical services provided by Diagnostek's dedicated clinical pharmacy professionals.

  Through its Health Care Services, Inc. subsidiary ("HCS"), Diagnostek manages its integrated pharmacy service business. HCS processes prescription claims and maintains a nationwide network of independent retail pharmacies to dispense prescription medications. As one of the nation's largest for-profit providers of prescription drugs by mail, HCS primarily dispenses long-term maintenance medications; those pharmaceuticals that must be taken by patients on an ongoing basis for treatment of chronic disorders.

  Diagnostek's managed care business provides contract pharmacy management services to health care provider organizations through Diagnostek's HPI Health Care Services, Inc. subsidiary ("HPI") and specialty pharmacy services primarily to individual customers through its Diagnostek Pharmacy, Inc. subsidiary ("DPI"). HPI provides contract pharmacy services to hospitals, HMOs, long-term care facilities and other health provider institutions. Through its CapRx(C) product line, HPI relieves hospital administrators of daily responsibility for pharmacy operations and provides customers with a more efficient process for dispensing, administering and controlling pharmaceuticals, while ensuring compliance with applicable regulations and standards. DPI, through its 1993 acquisition of selected assets and selected contract rights of Chronitech Health Services, Inc., provides specialty pharmacy, homecare medication and infusion services to the chronic and disease state market, including the HIV and AIDS population. Diagnostek also markets a variety of specialized services including pharmacy staffing, inventory management, therapeutic administration, infusion services, nursing services, durable medical equipment sales, pharmaceutical and therapeutic education courses for physicians and nurses, and drug utilization evaluation and review studies.

  Diagnostek, through its original medical imaging business, also operates a stand-alone out-patient medical diagnostic imaging center which accounts for less than 1% of Diagnostek's consolidated revenues for the fiscal year ended March 31, 1995.

  As used in this Proxy Statement-Prospectus, the term "Diagnostek" refers to Diagnostek, Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of Diagnostek are located at 4500 Alexander Blvd. NE, Albuquerque, New Mexico 87107; its telephone number is (505) 345-1000.

THE SPECIAL MEETINGS

  Time, Place and Date. A Special Meeting of the stockholders of Value Health will be held at the Avon Old Farms Hotel, Routes 10 & 44, Avon, Connecticut
06001, on      , July    , 1995, at 10:00 a.m. (including any and all
adjournments or postponements thereof, the "Value Health Special Meeting").

  A Special Meeting of the stockholders of Diagnostek will be held at The Penn Club of New York, 30 West 44th Street, New York, New York 10036 , on
           , July    , 1995, at 10:00 a.m. (including any and all adjournments
or postponements thereof, the "Diagnostek Special Meeting").

  Purpose of the Special Meetings. At the Value Health Special Meeting, holders of VH Common Stock will consider and vote upon the issuance of shares of VH Common Stock pursuant to the Merger Agreement (the "Value Health Share Proposal"). Stockholders of Value Health will also consider and vote upon any other matter that may properly come before the meeting. Although Delaware law and the Certificate of Incorporation of Value Health do not require Value Health to obtain stockholder approval of the Merger, due to the number of shares of VH Common Stock to be issued in the Merger, the NYSE requires Value Health to obtain stockholder approval of the issuance of such shares.

  At the Diagnostek Special Meeting, holders of Diagnostek Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement-Prospectus, providing for the Merger of Sub into Diagnostek. As a result of the Merger, Diagnostek will become a wholly owned subsidiary of Value Health. In the Merger, each outstanding share of Diagnostek Common Stock (other than shares owned by Diagnostek, Value Health or any of their respective subsidiaries, all of which will be canceled) will be converted into and represent the right to receive 0.4975 shares (the "Exchange Ratio") of VH Common Stock. Stockholders of Diagnostek will also consider and vote upon any other matter that may properly come before the meeting.

  Votes Required; Record Date. The Value Health Share Proposal will require approval by the affirmative vote of a majority of votes cast by the holders of the outstanding shares of VH Common Stock entitled to vote thereon, at a meeting at which a quorum is present. Holders of VH Common Stock are entitled to one vote per share. Only holders of VH Common Stock at the close of business on June 16, 1995 (the "Value Health Record Date") will be entitled to notice of and to vote at the Value Health Special Meeting. As of June 16, 1995, the directors and executive officers of Value Health and their affiliates owned an aggregate of 9,746,648 shares (23.9%) of the VH Common Stock; such persons have informed Value Health of their intention to vote their shares of VH Common Stock in favor of the Value Health Share Proposal. See "THE VALUE HEALTH SPECIAL MEETING."

  The Merger will require approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Diagnostek Common Stock entitled to vote thereon. Holders of Diagnostek Common Stock are entitled to one vote per share. Only holders of Diagnostek Common Stock at the close of business on June 16, 1995 (the "Diagnostek Record Date") will be entitled to notice of and to vote at the Diagnostek Special Meeting. As of June 16, 1995, the directors and executive officers of Diagnostek owned an aggregate of 1,178,843 shares (4.9%) of the Diagnostek Common Stock; such persons have informed Diagnostek of their intention to vote their shares of Diagnostek Common Stock in favor of the Merger Agreement and the Merger. See "THE DIAGNOSTEK SPECIAL MEETING."

RECOMMENDATION OF THE VALUE HEALTH BOARD OF DIRECTORS

  The Value Health Board of Directors has unanimously determined that the Merger is fair to, and in the best interests of, its stockholders and has approved the Merger Agreement and related matters. The Value Health Board of Directors unanimously recommends that its stockholders approve the Value Health Share Proposal. See "THE MERGER--Background of the Merger," "--Recommendation of the Value Health Board of Directors; Reasons for the Merger" and "-- Interests of Certain Persons in the Merger."

RECOMMENDATION OF THE DIAGNOSTEK BOARD OF DIRECTORS

  The Diagnostek Board of Directors has unanimously determined that the Merger is in the best interests of its stockholders and has approved the Merger Agreement and related matters. The Diagnostek Board of Directors unanimously recommends that its stockholders approve and adopt the Merger Agreement. See "THE MERGER--Background of the Merger," "--Recommendation of the Diagnostek Board of Directors; Reasons for the Merger" and "--Interests of Certain Persons in the Merger."

THE MERGER

  Merger Consideration. On the effective date of the Merger (the "Effective Date"), each outstanding share of Diagnostek Common Stock (other than shares owned by Diagnostek, Value Health or any of their respective subsidiaries, all of which will be canceled) will be automatically converted into and represent the right to receive 0.4975 shares of VH Common Stock, and cash in lieu of fractional shares of VH Common Stock. No fractional shares will be issued. Upon consummation of the Merger, Sub will be merged with and into Diagnostek and Diagnostek, as the surviving corporation in the Merger, will become a wholly owned subsidiary of Value Health. See "THE MERGER AGREEMENT--Terms of the Merger."

  Conditions to the Merger; Termination. The obligations of Value Health and Diagnostek to consummate the Merger are subject to various conditions, including, but not limited to: (i) obtaining requisite stockholder and governmental approvals; (ii) the absence of any preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger; (iii) approval for listing on the NYSE, subject to official notice of issuance, of the VH Common Stock to be issued in connection with the Merger; (iv) receipt of opinions of counsel at the closing of the Merger in respect of certain federal income tax consequences of the Merger; (v) receipt of accountants' letters to the effect that the Merger qualifies for pooling of interests accounting treatment; and (vi) receipt of requisite third party consents. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

  The Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Diagnostek: (i) by mutual consent of the Boards of Directors of Value Health and Diagnostek; (ii) by either Value Health or Diagnostek if the Merger has not been consummated on or before September 15, 1995; (iii) by Diagnostek if any of the conditions specified in Sections 9.1 and 9.2 of the Merger Agreement has not been met or waived at such time as such condition is no longer capable of satisfaction; (iv) by Value Health if any of the conditions specified in Sections 9.1 and 9.3 of the Merger Agreement has not been met or waived at such time as such condition is no longer capable of satisfaction; (v) by Value Health if (A) any person commences a tender offer or exchange offer for 25% or more of the outstanding shares of Diagnostek Common Stock and the Diagnostek Board of Directors has not recommended against such offer or has taken no position with respect to such offer, (B) Diagnostek has authorized, recommended or proposed an agreement with any person to merge, sell 25% or more of Diagnostek's consolidated assets or issue 25% or more of its voting stock, (C) any person has acquired beneficial ownership of 25% or more of the outstanding Diagnostek Common Stock or (D) the holders of Diagnostek Common Stock have not approved the Merger following a public announcement of a proposal to engage in a transaction described in (A), (B) or (C) above or the Diagnostek Board of Directors has withdrawn or modified its recommendation that the holders of Diagnostek Common

Stock approve the Merger Agreement; or (vi) by Diagnostek (A) if its Board of Directors in the exercise of its fiduciary duties accepts an alternative acquisition proposal, or (B) upon the occurrence of an event specified in
(v)(C) above. See "THE MERGER AGREEMENT--Termination; Fees and Expenses."

  Upon the termination of the Merger Agreement by Value Health pursuant to (v) above, or by Diagnostek pursuant to (vi) above or following the occurrence of an event specified in (v)(D) above, Diagnostek is obligated to pay Value Health a fee of $15 million. The termination fee could have the effect of discouraging a third party from pursuing an acquisition transaction involving Diagnostek. See "THE MERGER--Effect of the Termination Fee."

  Listing. It is a condition to the Merger that the shares of VH Common Stock to be issued in the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

  Governmental Approvals Required. Certain aspects of the Merger will require notifications to, and/or approvals from, certain federal and state authorities, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Value Health and Diagnostek have each filed a Notification and Report Form for review under the HSR Act and on May 3, 1995 received early termination of the waiting period under the HSR Act. See "THE MERGER--Certain Legal Matters."

  Anticipated Accounting Treatment. The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. The receipt of letters from Coopers & Lybrand L.L.P. and KPMG Peat Marwick LLP, the respective independent accountants of Value Health and Diagnostek, confirming that the Merger will qualify for pooling of interests accounting is a condition to consummation of the Merger.

  Appraisal Rights. Under Delaware law, neither the holders of VH Common Stock nor the holders of Diagnostek Common Stock are entitled to any appraisal rights in connection with the Merger. See "THE MERGER--Appraisal Rights."

OPINIONS OF FINANCIAL ADVISORS

  Montgomery Securities ("Montgomery") has delivered its written opinion to the Value Health Board of Directors, dated June 8, 1995, to the effect that the consideration to be paid by Value Health pursuant to the Merger was fair to Value Health from a financial point of view, as of the date of such opinion. A copy of the opinion of Montgomery dated June 8, 1995, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Proxy Statement-Prospectus and is incorporated herein by reference. Stockholders of Value Health are urged to read the opinion carefully and in its entirety. See "THE MERGER--Opinion of Value Health's Financial Advisor."

  Lazard Freres & Co. LLC ("Lazard") has delivered its written opinion, dated June 8, 1995, to the Diagnostek Board of Directors to the effect that the Exchange Ratio was fair to the holders of Diagnostek Common Stock from a financial point of view as of such date. A copy of the opinion of Lazard, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this Proxy Statement-Prospectus and is incorporated herein by reference. Stockholders of Diagnostek are urged to read the opinion carefully and in its entirety. See "THE MERGER--Opinion of Diagnostek's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Diagnostek Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of Diagnostek's management (some of whom are members of the Diagnostek Board of Directors) and the members of the Diagnostek Board of Directors have certain interests in the Merger that are in addition to the interests of stockholders of Diagnostek generally. These interests arise from, among other things, certain employee benefit plans, indemnification and insurance arrangements and other matters which Value Health will assume or has agreed to provide after the Merger. In addition, Mr. DeSantis, the Chairman of the Board and Chief Executive Officer of Diagnostek, has agreed (i) to a consulting arrangement to render consulting services to Diagnostek and its affiliates pursuant to which Mr. DeSantis will receive among other things an annual consulting fee of $120,000 for five years and (ii) not to compete with Diagnostek or Value Health in return for a $3.5 million payment. Nine officers, including Mr. DeSantis and one other director, will also be entitled under existing employment agreements to certain payments in the event of termination of their employment following a change of control such as the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Consummation of the Merger is conditioned upon the delivery of opinions of counsel dated as of the Effective Date to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Except as more fully described under "THE MERGER--Certain Federal Income Tax Consequences," no gain or loss will be recognized by Diagnostek stockholders upon the receipt in the Merger of VH Common Stock (and cash in lieu of fractional shares) in exchange for their shares of Diagnostek Common Stock except with respect to cash received in lieu of fractional shares and no gain or loss will be recognized by Value Health, Diagnostek or Sub in connection with the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

THE VH COMMON STOCK

  There are 100,000,000 shares of VH Common Stock authorized, of which, as of the Value Health Record Date, there were 40,802,114 shares outstanding, and an additional 4,336,298 shares issuable upon exercise of all outstanding options exercisable for VH Common Stock. It is anticipated that on the Effective Date, approximately 12,068,229 shares of VH Common Stock will be issued to the holders of Diagnostek Common Stock, and an additional 1,319,184 shares of VH Common Stock will be issuable upon the exercise of options and warrants which were previously exercisable for Diagnostek Common Stock. At the Effective Date, such shares are anticipated to represent approximately 22.9% of the outstanding VH Common Stock, assuming the exercise of all outstanding options exercisable for VH Common Stock and all options and warrants originally exercisable for Diagnostek Common Stock. The VH Common Stock trades on the NYSE under the symbol "VH." See "DESCRIPTION OF THE VH CAPITAL STOCK."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of Diagnostek currently are governed by Delaware law, Diagnostek's Certificate of Incorporation, as amended, and Diagnostek's By-laws. Upon consummation of the Merger, stockholders of Diagnostek will become stockholders of Value Health, which is also a Delaware corporation, and their rights as stockholders of Value Health will be governed by Delaware law, Value Health's Certificate of Incorporation and Value Health's Amended and Restated By-laws. For a comparison of the rights of stockholders of Diagnostek and the rights of stockholders of Value Health, see "COMPARISON OF STOCKHOLDER RIGHTS."

COMPARATIVE PER SHARE PRICES

  On March 24, 1995, the last sales prices of VH Common Stock and Diagnostek Common Stock as reported on the NYSE Composite Tape were $34 1/4 per share and $18 1/2 per share, respectively. The public announcement of the original Agreement and Plan of Merger occurred prior to the
opening of trading on March 27, 1995. On June    , 1995, the trading day
immediately prior to the date of this Proxy Statement-Prospectus, the last sales prices of VH Common Stock and Diagnostek Common Stock as reported on the
NYSE Composite Tape were $    per share and $    per share, respectively. See
"COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICY."

SURRENDER OF STOCK CERTIFICATES

  As soon as practicable after the Effective Date, Mellon Securities Transfer Services, or another person designated by Value Health and reasonably acceptable to Diagnostek, in its capacity as exchange agent for the Merger (the "Exchange Agent"), will send a transmittal letter to each holder of Diagnostek Common Stock. The transmittal letter will contain instructions with respect to the surrender of certificates representing Diagnostek Common Stock to be exchanged for VH Common Stock. See "THE MERGER--Conversion of Shares; Procedures for Exchange of Certificates."

  DIAGNOSTEK STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR DIAGNOSTEK COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. DIAGNOSTEK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

RISK FACTORS

  In considering whether to vote for the Value Health Share Proposal or to adopt and approve the Merger Agreement, stockholders of Value Health and Diagnostek should consider carefully the information set forth in "RISK FACTORS."

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

  The following table presents selected historical financial data of Value Health and Diagnostek, and selected pro forma combined financial data after giving effect to the Merger under the pooling of interests method of accounting. Value Health's historical financial data have been derived from its audited and unaudited consolidated financial statements previously filed with the Commission. Diagnostek's fiscal year ends on March 31. Diagnostek's historical financial data have been recast to conform to Value Health's fiscal year which ends on December 31. Diagnostek's historical financial data for each of the periods presented have been derived from its audited and unaudited consolidated financial statements previously filed with the Commission. Diagnostek's historical financial data for each of the annual periods presented have been derived by adding the unaudited quarterly financial information for the three months ended March 31 for each such annual period to the unaudited quarterly financial information for the nine months ended December 31 for each such annual period. Certain audited and unaudited financial statements of Value Health and Diagnostek have not been incorporated by reference herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

  The selected pro forma combined financial data have been derived from, or prepared on a basis consistent with, the unaudited pro forma combined condensed financial statements included herein. These data are presented for illustrative purposes only and, therefore, are not necessarily indicative of the operating results or financial position that would have occurred or that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position that may occur in the future. Further, the pro forma combined financial data excludes the transaction costs of the Merger, and the potential cost savings that may be achieved, and merger-related expenses (see note 4 to the pro forma combined condensed financial statements included herein) that are expected to be incurred in connection with the integration of Value Health's and Diagnostek's business operations.

                          AS OF OR FOR THE THREE
                          MONTHS ENDED MARCH 31,        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                          ------------------------  ------------------------------------------------
                             1995         1994         1994       1993      1992     1991     1990
                          -----------  -----------  ---------- ---------- -------- -------- --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
VALUE HEALTH, INC.--
 HISTORICAL:
 Total revenues.........  $   276,104  $   216,350  $  976,403 $  689,455 $365,643 $195,592 $123,680
 Earnings from
  continuing operations.       16,575       10,777      49,621      6,998   19,360   10,292    2,498
 Earnings from
  continuing operations
  per common share......  $      0.40  $      0.26  $     1.19 $     0.17 $   0.53 $   0.34 $   0.10
 Dividends declared per
  common share..........           --           --          --         --       --       --       --
 Total assets...........      555,550      463,671     537,115    482,423  365,752  144,767   64,186
 Long-term liabilities
  and redeemable
  preferred stock.......        8,887        7,697       6,046      7,596    6,118    2,960    9,520
 Stockholders' equity...      410,328      331,493     391,618    317,517  292,790  107,749   35,302
 Book value per common
  share.................  $     10.08  $      8.39  $     9.68 $     8.07 $   7.58 $   3.43 $   1.50
DIAGNOSTEK, INC.--
 HISTORICAL(1):
 Total revenues.........  $   177,248  $   162,326  $  660,523 $  436,588 $368,481 $293,269 $222,613
 Earnings from
  continuing operations.       (2,680)      (3,764)      9,900      7,932    7,359   11,159    7,128
 Earnings from
  continuing operations
  per common share......  $     (0.11) $     (0.15) $     0.39 $     0.33 $   0.30 $   0.54 $   0.36
 Dividends declared per
  common share..........           --           --          --         --       --       --       --
 Total assets...........      266,450      241,403     252,936    224,738  225,306  211,650  116,172
 Long-term liabilities..       13,020       15,130      13,622     14,976   21,186   27,104   40,051
 Stockholders' equity...      184,048      167,634     184,628    177,023  160,940  152,285   52,859
 Book value per common
  share.................  $      7.59  $      7.01  $     7.63 $     7.36 $   6.87 $   6.54 $   2.83
PRO FORMA COMBINED:
 Total revenues.........  $   444,113  $   373,074  $1,605,926 $1,112,343 $730,624 $488,861 $346,293
 Earnings from
  continuing operations.       13,895        7,013      59,521     14,930   26,719   21,451    9,626
 Earnings from
  continuing operations
  per common share......  $      0.26  $      0.13  $     1.10 $     0.29 $   0.55 $   0.53 $   0.27
 Dividends declared per
  common share..........           --           --          --         --       --       --       --
 Total assets...........      822,000      705,074     790,051    707,161  591,058  356,417  180,358
 Long-term liabilities
  and redeemable
  preferred stock.......       21,907       22,827      19,668     22,572   27,304   30,064   49,571
 Stockholders' equity...      594,376      499,127     576,246    494,540  453,730  260,034   88,161
 Book value per common
  share.................  $     11.26  $      9.71  $    10.98 $     9.64 $   9.03 $   6.04 $   2.68
DIAGNOSTEK, INC.
PRO FORMA EQUIVALENTS:
 Earnings from
  continuing operations
  per common share(2)...  $      0.13  $      0.06  $     0.55 $     0.14 $   0.27 $   0.26 $   0.13
 Dividends per common
  share.................  $        --  $        --  $       -- $       -- $     -- $     -- $     --
 Book value per common
  share(3)..............  $      5.60  $      4.83  $     5.46 $     4.80 $   4.49 $   3.01 $   1.34

- --------
(1) Diagnostek's fiscal year ends on March 31. Diagnostek's historical financial data have been recast to conform to Value Health's fiscal year which ends on December 31. Diagnostek's historical financial data for each of the periods presented have been derived from its audited and unaudited consolidated financial statements previously filed with the Commission. Diagnostek's historical financial data for each of the annual periods presented have been derived by adding the unaudited quarterly financial information for the three months ended March 31 for each such annual period to the unaudited quarterly financial information for the nine months ended December 31 for each such annual period. Certain audited and unaudited financial statements of Value Health and Diagnostek have not been incorporated by reference herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE."
(2) The Diagnostek pro forma equivalent earnings from continuing operations per common share was derived by multiplying the pro forma combined earnings from continuing operations per common share by the Exchange Ratio.
(3) The Diagnostek pro forma equivalent book value per common share was derived by multiplying the pro forma combined book value per common share by the Exchange Ratio.

  THE ABOVE INFORMATION SHOULD BE READ IN CONJUNCTION WITH VALUE HEALTH'S AND DIAGNOSTEK'S HISTORICAL AND PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS AND NOTES THERETO, EITHER INCORPORATED BY REFERENCE OR INCLUDED HEREIN. SEE "PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)."

                                  RISK FACTORS

  Holders of VH Common Stock in voting on the Value Health Share Proposal, and holders of Diagnostek Common Stock in voting on the Merger Agreement, should consider carefully all of the information contained in this Proxy Statement-Prospectus including the Annexes hereto, and the following:

IMPACT OF HEALTHCARE COSTS; CERTAIN CONTRACTS

  Under certain of its specialty benefit plan contracts, Value Health agrees to arrange and pay for providing mental health and prescription drug services to plan beneficiaries for a fixed amount regardless of the cost to Value Health of providing such services. In addition, other agreements (where the claims are paid by plan sponsors or their insurers and Value Health receives an administrative fee) include provisions whereby Value Health's fee is adjusted depending upon performance as measured against targeted criteria. In certain circumstances, Diagnostek has similar arrangements with respect to its prescription drug services. Value Health and Diagnostek use various mechanisms to predict and reduce their financial risks under such agreements. There can be no assurance, however, that, in the future, increases in health care costs or higher than anticipated utilization rates, significant aspects of which are outside the control of Value Health and Diagnostek, will not cause expenses associated with such agreements to exceed revenues or projected targets and have a material adverse effect on the results of operations or financial condition of Value Health or Diagnostek.

  Each of Value Health and Diagnostek has arrangements with certain pharmaceutical manufacturers whereby they receive payments based upon the volume of pharmaceuticals purchased from the manufacturers and to the extent that there is a change in such arrangements, such change could have a material adverse effect on each company's operating margin.

  Value Health's and Diagnostek's integrated pharmacy service contracts typically have initial terms of one to three years. In the case of Diagnostek, the loss of certain major integrated pharmacy service customers could have a material adverse effect on Diagnostek's results of operations. Diagnostek's managed care pharmacy contracts typically have initial terms of three years. In September 1994, Diagnostek's contracts with CIGNA Corporation ("CIGNA"), which generated revenues of $80.7 million for the fiscal year ended March 31, 1994, were terminated in advance of previously contracted dates. See "--Existing Diagnostek Litigation."

COMPETITION

  Value Health and Diagnostek face intense competition from many group insurance companies, HMOs, PPOs, third-party administrators and other specialty managed health care companies. Many of the companies with which Value Health and Diagnostek compete are significantly larger and have greater financial resources than Value Health and Diagnostek, including several drug manufacturers which have recently acquired large pharmacy benefits management companies. There can be no assurance that either Value Health or Diagnostek will continue to maintain its existing performance or be successful with any new products or in any new geographical markets it may enter.

INTEGRATION OF THE COMBINED COMPANIES; SIGNIFICANT UNCERTAINTIES

  The managements of Value Health and Diagnostek are performing an ongoing evaluation regarding the nature and scope of their operations and various short- and long-term strategic considerations in the process of assessing whether, and to what extent, integration, consolidation or other modification of the two separate businesses is appropriate following the Merger. Many operational and strategic decisions with respect to the combined companies have not yet been made. Significant uncertainties and risks relating to the Merger and the integration of the companies' operations may exist. The timing and manner of the implementation of decisions made with respect to the ongoing business of the combined companies following the Merger will materially affect the operations of the combined companies. Restructuring and integrating the pharmacy benefit management operations of Value Health and Diagnostek will require the dedication of significant management resources and could distract attention from the day-to-day operations of the separate businesses. Given the range of potential outcomes arising from such decisions and the interrelationships among decisions to be made, it is difficult to quantify with precision the impact of such decisions on the results of operations and financial condition of the combined companies. For a discussion of merger-related charges associated with such decisions, see "THE MERGER AGREEMENT--Merger-Related Expense."

GOVERNMENT REGULATION

  Value Health and Diagnostek are required to comply with extensive state and federal regulations and to receive regulatory approval or licenses in order to conduct certain specialty benefit programs, utilization review services and the practice of pharmacy and dispensing of prescription drugs.

  Certain states and the federal government have enacted laws and regulations that apply to Value Health's and Diagnostek's mail order pharmacy services. Such laws and regulations typically require registration and, in certain instances, may result in economic disincentives for benefit sponsors' use of prescription drug mail order services such as those offered by Value Health and Diagnostek. The application of these laws and regulations to out-of-state mail pharmacy services is unclear in some jurisdictions and questions could arise with respect to compliance by Value Health and Diagnostek with such laws and regulations.

  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), governs aspects of the relationship between employer sponsored health benefit plans and providers of administrative services to such plans through a series of complex statutes and regulations that are subject to periodic interpretation by the Internal Revenue Service and the Department of Labor. ERISA imposes certain requirements on the manner in which Value Health and Diagnostek do business with employers who provide self-insured benefit plans. Ongoing enforcement activities of the Department of Labor may result in additional limitations on how Value Health and Diagnostek serve self-insured employer accounts.

  The regulation of managed health care continues to evolve, and Value Health and Diagnostek cannot predict the focus of future regulations. In general, regulation of managed care companies is increasing. For instance, many states have either adopted, or are now considering adoption of, additional laws and regulations relating to utilization review, and federal programs addressing control of health care costs are routinely proposed. Expansion of Value Health's or Diagnostek's business to additional geographic markets or product lines may subject them to additional state and federal regulations.

FIXED EXCHANGE RATIO; EFFECT ON THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF DIAGNOSTEK COMMON STOCK IN THE MERGER

  The relative stock prices of the VH Common Stock and the Diagnostek Common Stock at the Effective Date may vary significantly from the prices as of the date of the Merger Agreement, the date hereof or the date on which the special meetings are held. These variances may be due to changes in the business, operations and prospects of Value Health or Diagnostek, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the Merger, general market and economic conditions, and other factors. The Exchange Ratio is fixed and will not be adjusted based on changes in the relative stock prices of the VH Common Stock and the Diagnostek Common Stock. Thus, the dollar value of the VH Common Stock to be received by the holders of Diagnostek Common Stock will not be determined until the Effective Date, and may be substantially more or less than the value of the VH Common Stock as of the date of the Merger Agreement, the date hereof or the date on which the special meetings are held.

POTENTIAL LEGAL LIABILITY

  Value Health, through its utilization review services, makes determinations and/or recommendations regarding benefit plan coverage based upon judgments of medical necessity, and could share in potential liabilities for adverse medical consequences. Value Health could also become subject to claims for the costs of services denied and claims, such as malpractice, arising from the acts or omissions of health care professionals participating in Value Health's preferred provider networks. Although neither Value Health nor Diagnostek believes it is engaged in the practice of medicine and neither has been a party to any such litigation which is material, there can be no assurance that Value Health's or Diagnostek's procedures for limiting liability have been or will be effective, or that Value Health and Diagnostek will not be subject to litigation that may adversely affect Value Health's results of operations following consummation of the Merger.

RELIANCE ON DATA PROCESSING

  Certain aspects of the business of Value Health and Diagnostek are dependent upon their ability to store, retrieve, process and manage data and to maintain and upgrade their data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on the business of Value Health following consummation of the Merger.

EXISTING DIAGNOSTEK LITIGATION

  On July 11, 1994, a purported shareholder class action was filed against Diagnostek and various of its officers and directors. The action is pending in the United States District Court for the District of New Mexico. The plaintiffs have asserted violations of the Exchange Act and common law, on account of the alleged artificial inflation in the market price of Diagnostek Common Stock by reason of various alleged misrepresentations and omissions. The plaintiffs have also alleged that the defendants concealed from the public the circumstances leading to the termination of CIGNA's contractual relationships with Diagnostek. The plaintiffs recently have expanded the allegations in the complaint to assert that Diagnostek misrepresented the anticipated revenues from a CHAMPUS contract with the Department of Defense and to extend the class period from July 6, 1994 to March 24, 1995. Although Diagnostek has denied any liability and is vigorously defending the litigation, Diagnostek has not established a reserve with respect to such litigation and there can be no assurance that the outcome of this litigation will not materially adversely affect Value Health's results of operations following consummation of the Merger. See "THE MERGER--Existing Diagnostek Litigation."

LITIGATION WITH RESPECT TO THE MERGER

  Promptly after the announcement of the execution of the Merger Agreement, 11 stockholder class action suits were filed in the Court of Chancery of the State of Delaware against Diagnostek and its directors (Nunzio P. DeSantis, Courtlandt G. Miller, David Devereaux, Julius Golden, Miles Stuchin and E. Gerald Riesenbach) asserting that the value of the consideration to be received by Diagnostek stockholders is unfair and grossly inadequate and that the directors of Diagnostek breached their fiduciary duties to Diagnostek stockholders by failing to take steps to maximize stockholder value. The suits seek, among other things, to enjoin the Merger, to compel the directors of Diagnostek to reconsider the Exchange Ratio and to recover unspecified damages. Diagnostek and the individual defendants intend to vigorously defend these claims based upon their belief that the actions of Diagnostek and its directors in connection with the Merger Agreement were appropriately taken under applicable law and that the Merger is fair to and in the best interests of Diagnostek's stockholders. Value Health has been named as a defendant in certain of these actions for allegedly aiding and abetting in the alleged breaches of fiduciary duty by the Diagnostek directors. Value Health believes that the allegations that it aided and abetted an alleged breach of fiduciary duty are without merit and intends to defend such claims vigorously. The plaintiffs have served a document production request upon the defendants, to which the defendants have submitted written responses. Diagnostek has filed an answer denying the principal allegations of the complaint. Value Health expects also to file an answer denying the complaint's principal allegations. As of June 22, 1995, no further action has been taken by either the plaintiffs or the defendants, although counsel representing the plaintiffs have suggested that the actions be consolidated and captioned
"In Re: Diagnostek, Inc. Shareholders Litigation."
 -----------------------------------------------

POSSIBLE FUTURE ACQUISITIONS

  Value Health has in the past made a number of acquisitions and may in the future make additional acquisitions which could result in changes in Value Health's business. Under applicable law and regulations, in many circumstances, approval by Value Health stockholders of any such acquisitions may not be required. Value Health may pay for such acquisitions in cash or by issuing equity or debt securities. The issuance of equity to effect or finance such acquisitions would have the effect of reducing the percentage ownership of Value Health held by each pre-acquisition stockholder and the incurrence of indebtedness in connection with such acquisitions could adversely affect the liquidity, results of operations and financial condition of Value Health. For example, Value Health has issued an aggregate of 12,152,155 shares of VH Common Stock in the last two years in connection with three acquisitions. These shares represent an aggregate purchase price of approximately $425 million for such acquisitions.

                        THE VALUE HEALTH SPECIAL MEETING

PURPOSE OF THE VALUE HEALTH SPECIAL MEETING

  At the Value Health Special Meeting, holders of VH Common Stock will consider and vote upon the Value Health Share Proposal to approve the issuance of shares of VH Common Stock pursuant to the Merger Agreement. Value Health stockholders will also consider and vote upon such other matters as may properly be brought before the meeting. Although Delaware law and the Certificate of Incorporation of Value Health do not require Value Health to obtain stockholder approval of the Merger because Diagnostek is merging with a subsidiary of Value Health, rather than Value Health itself, due to the number of shares of VH Common Stock to be issued in the Merger, the NYSE requires Value Health to obtain stockholder approval of the issuance of such shares. Stockholder approval of the Value Health Share Proposal will constitute the approval required by the NYSE for the issuance of the VH Common Stock in connection with the Merger.

  THE VALUE HEALTH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE VALUE HEALTH SHARE PROPOSAL IN CONNECTION WITH THE MERGER AND RECOMMENDS A VOTE FOR THE VALUE HEALTH SHARE PROPOSAL.

RECORD DATE; VOTING RIGHTS; PROXIES

  The Value Health Board of Directors has fixed the close of business on June 16, 1995 as the Value Health Record Date for determining holders entitled to notice of and to vote at the Value Health Special Meeting.

  As of the Value Health Record Date there were 40,802,114 shares of VH Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of VH Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF VH COMMON STOCK WILL BE VOTED IN FAVOR OF THE VALUE HEALTH SHARE PROPOSAL. Value Health does not know of any matters other than as described in the Notice of Special Meeting that are to come before the Value Health Special Meeting. If any other matter or matters are properly presented for action at the Value Health Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Value Health by signing and returning a later dated proxy, or by voting in person at the Value Health Special Meeting; however, mere attendance at the Value Health Special Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the Value Health Special Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

  Value Health will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors and officers of Value Health by personal interview, telephone or telegram. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, Georgeson & Company

Inc. has been engaged by Value Health to act as proxy solicitors and will receive a fee of $4,000, plus expenses. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of VH Common Stock held of record by such persons, in which case Value Health will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of all of the shares of VH Common Stock entitled to vote is necessary to constitute a quorum at the Value Health Special Meeting.

REQUIRED VOTE

  The approval of the Value Health Share Proposal requires the affirmative vote of a majority of the votes cast on such proposal by the holders of the outstanding shares of VH Common Stock as of the Value Health Record Date. As of June 16, 1995, the directors and executive officers of Value Health and their affiliates owned an aggregate of 9,746,648 shares (23.9%) of VH Common Stock; such persons have informed Value Health of their intention to vote their shares in favor of the Value Health Share Proposal.

  THE MATTERS TO BE CONSIDERED AT THE VALUE HEALTH SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF VALUE HEALTH. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         THE DIAGNOSTEK SPECIAL MEETING

PURPOSE OF THE DIAGNOSTEK SPECIAL MEETING

  At the Diagnostek Special Meeting, holders of Diagnostek Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and such other matters as may properly be brought before the meeting.

  THE DIAGNOSTEK BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

  The Diagnostek Board of Directors has fixed the close of business on June 16, 1995 as the Diagnostek Record Date for determining holders entitled to notice of and to vote at the Diagnostek Special Meeting.

  As of the Diagnostek Record Date, there were 24,272,246 shares of Diagnostek Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of Diagnostek Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF DIAGNOSTEK COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Diagnostek does not know of any matters other than as described in the Notice of Special Meeting that are to come before the Diagnostek Special Meeting. If any other matter or matters are properly presented for action at the Diagnostek Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Diagnostek, by signing and returning a later dated proxy, or by voting in person at the Diagnostek Special Meeting; however, mere attendance at the Diagnostek Special Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the Diagnostek Special Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, such abstentions and broker no-votes have the same effect as a vote cast against the Merger Agreement.

SOLICITATION OF PROXIES

  Diagnostek will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors and officers of Diagnostek by personal interview, telephone or telegram. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. In addition, Morrow & Co., Inc. has been engaged by Diagnostek to act as proxy solicitors and will receive a fee of $5,000, plus expenses. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Diagnostek Common Stock held of record by such persons, in which case Diagnostek will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Diagnostek Common Stock entitled to vote is necessary to constitute a quorum at the Diagnostek Special Meeting.

REQUIRED VOTE

  The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Diagnostek Common Stock as of the Diagnostek Record Date. As of June 16, 1995, the directors and executive officers of Diagnostek owned an aggregate of 1,178,843 shares (4.9%) of the Diagnostek Common Stock; such persons have informed Diagnostek of their intention to vote their shares of Diagnostek Common Stock in favor of the Merger Agreement and the Merger.

  THE MATTERS TO BE CONSIDERED AT THE DIAGNOSTEK SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF DIAGNOSTEK. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

GENERAL

  The Merger Agreement provides that the Merger will be consummated if the approvals of the Diagnostek and Value Health stockholders required therefor are obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Sub will be merged with and into Diagnostek, and Diagnostek will become a wholly owned subsidiary of Value Health.

  Upon consummation of the Merger, each outstanding share of Diagnostek Common Stock (other than shares owned by Diagnostek, Value Health or any of their respective subsidiaries, all of which will be canceled) will be automatically converted (subject to provisions with respect to fractional shares) into the right to receive 0.4975 shares of VH Common Stock.

  Based upon the capitalization of Value Health and Diagnostek as of June 16, 1995, the stockholders of Diagnostek will own approximately 22.9% of the outstanding VH Common Stock at the Effective Date. Such percentage could change depending on the number of shares of VH Common Stock outstanding at the Effective Date and the number of shares of Diagnostek Common Stock issued prior to the Effective Date upon exercise of outstanding Diagnostek stock options or warrants.

EFFECTIVE DATE

  The Effective Date of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") or at such later time as is specified on such certificate. The filing of the Certificate of Merger will occur as soon as practicable after the satisfaction of the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before September 15, 1995 and under certain other conditions. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger" and "--Termination; Fees and Expenses."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion, at the Exchange Ratio, of Diagnostek Common Stock into the right to receive VH Common Stock will occur automatically at the Effective Date.

  As soon as practicable after the Effective Date, a transmittal letter will be mailed by the Exchange Agent to each stockholder of Diagnostek informing such stockholder of the procedures to follow in forwarding his or her certificates for Diagnostek Common Stock to the Exchange Agent. Upon receipt of such certificates, the Exchange Agent will deliver full shares of VH Common Stock to such stockholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled. For a description of how the amount of cash in lieu of fractional shares will be determined, see "THE MERGER AGREEMENT--Fractional Shares."

  If any issuance of shares of VH Common Stock in exchange for shares of Diagnostek Common Stock is to be made to a person other than the holder of Diagnostek Common Stock in whose name the certificate is registered at the Effective Date, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the holder of Diagnostek Common Stock requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of Value Health that such tax has been paid or is not payable.

  After the Effective Date, there will be no further transfers of Diagnostek Common Stock on the stock transfer books of Diagnostek. If a certificate representing Diagnostek Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of VH Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor, without interest.

  After the Effective Date and until surrendered, shares of Diagnostek Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of VH Common Stock into which such shares of Diagnostek Common Stock were converted on the Effective Date. No dividends or other distributions, if any, payable to holders of VH Common Stock will be paid to the holders of any certificates for shares of Diagnostek Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions payable after the Effective Date will be paid to the holder of record of the full shares of VH Common Stock represented by the certificate issued in exchange therefor, without interest.

  HOLDERS OF DIAGNOSTEK COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. HOLDERS OF DIAGNOSTEK COMMON STOCK SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

  As a result of changes occurring in the pharmacy benefit marketplace, Diagnostek, in early 1994, began discussions with Lazard for the purpose of organizing meetings with pharmaceutical manufacturers in an effort to develop commercial and perhaps financial relationships. In March 1994, Diagnostek executed an engagement letter for Lazard to act as its financial advisor in connection with the possible sale of Diagnostek. In light of the rapidly changing marketplace for the manufacture and distribution of prescription drugs and provision of pharmacy benefits, Lazard was directed to explore alliances with pharmaceutical manufacturers, as well as business combinations generally.

  On January 11, 1995, the President and Vice President-Corporate Development of Value Health met with the President of Diagnostek and representatives of Lazard and Montgomery to discuss a possible business combination. The parties discussed the operations of the companies, the potential benefits that could result from the combination of the companies and the benefit of such a combination to the Diagnostek stockholders. Also on January 11, 1995, Value Health entered into a Confidentiality Agreement with Lazard, on behalf of Diagnostek, facilitating the exchange of information by the companies.

  At a meeting of the Value Health Board of Directors on February 2, 1995, senior management of Value Health advised the Value Health Board of Directors of its discussions with Diagnostek. The Value Health Board of Directors directed senior management to conduct a due diligence review and to begin negotiations with Diagnostek. On February 2, 1995, the Vice President-Corporate Development of Value Health met with representatives of Lazard to continue discussions regarding Value Health's interest in a possible business combination with Diagnostek. On February 6, 7 and 13, 1995, Value Health representatives met with representatives of Lazard and management of Diagnostek in Albuquerque, New Mexico. At such meetings and subsequent thereto, certain general information concerning the business of Diagnostek and Value Health was exchanged. A series of preliminary discussions among representatives of Diagnostek and Value Health ensued regarding such information and the general terms of a business combination.

  On February 14, 1995, the Diagnostek Board of Directors held a meeting at which the Chief Executive Officer of Diagnostek advised the Board that Diagnostek had held preliminary discussions with Value Health concerning a possible business combination anticipated to be in the form of a stock-for-stock, tax-free exchange. The Diagnostek Board of Directors determined that based on preliminary due diligence, and subject to the negotiation of a mutually-acceptable exchange ratio and other terms of a definitive merger agreement, it would be in the best interests of the Diagnostek stockholders to continue discussions with Value Health with respect to a possible business combination. On February 23, 1995, Diagnostek executed a confidentiality agreement with Value Health. Diagnostek and Value Health then delivered more detailed information to each other and continued their respective due diligence reviews. After a preliminary review of such information, the parties began to discuss more specific terms for the possible merger of a wholly-owned subsidiary of Value Health with and into Diagnostek.

  Diagnostek's agreement with Lazard provided that, if requested by Diagnostek, Lazard would render, in accordance with its customary practice, a fairness opinion in connection with a sale of Diagnostek. Pursuant to a letter agreement dated March 13, 1995, Montgomery was retained to render a fairness opinion to the Value Health Board of Directors in connection with a proposed merger.

  On March 10, 1995, the Diagnostek Board of Directors held a meeting at which the Board authorized its Chairman of the Board and Chief Executive Officer to have discussions with the Chairman of the Board and Chief Executive Officer of Value Health, relating to an exchange ratio to be used in a possible transaction. These officers met on March 12, 1995 to discuss, among other things, the exchange ratio. The respective representatives and advisors of Diagnostek and Value Health then held numerous meetings and telephone conversations to discuss further the terms of the transaction while Value Health and Diagnostek each continued to review the detailed information provided by the other. During such process, the Diagnostek Board of Directors was kept informed, on a regular and informal basis, of the negotiations. The Diagnostek Board of Directors considered various issues, including, general strategy, concerns related to minimum and maximum price provisions, financial and other conditions to the consummation of the transaction, representations and warranties of Diagnostek and Value Health, Value Health's request to be granted a stock option for 19.9% of the outstanding Diagnostek Common Stock exercisable under certain circumstances in the event of a termination of the transaction, termination provisions and the fee payable to Value Health on termination and provisions limiting the ability of Diagnostek to consider other offers. As a result of these discussions with the Diagnostek Board of Directors, Diagnostek's representatives and advisors negotiated for numerous modifications of these provisions which are included in the Merger Agreement.

  As a result of discussions between Diagnostek and Value Health, on March 15, 1995, Diagnostek and Value Health reached a tentative understanding that, subject to negotiation of a mutually agreeable definitive merger agreement, the exchange ratio would be 0.5616 shares of VH Common Stock for each outstanding share of Diagnostek Common Stock. Thereafter, in the course of the further negotiations of the definitive merger agreement, Diagnostek informed Value Health that Diagnostek was not willing to have included in the definitive agreement a condition to Value Health's obligation to close, which had been requested by Value Health, to the effect that Diagnostek's earnings for the fiscal quarter and fiscal year ending March 31, 1995 must be at or above a specified level. Diagnostek suggested that, in lieu of such a condition, Value Health conduct additional due diligence to satisfy itself about Diagnostek's forecast of earnings for such periods. Value Health agreed to pursue that course. After the additional due diligence, Value Health expressed concern about Diagnostek's ability to achieve the forecasted results and requested that the exchange ratio be reduced to 0.5478. Discussion of the exchange ratio continued through March 22, 1995 at which time Value Health and Diagnostek reached an understanding that the exchange ratio would be 0.55, subject to reaching a final definitive agreement on the terms of the Merger.

  Special meetings of the Diagnostek Board of Directors were held on March 10, 12, 15 and 23 at which presentations were made or discussions were held by Diagnostek's senior management and legal and, at certain of such meetings, financial advisors regarding the then-current terms of a definitive merger agreement and the agreements with Mr. DeSantis. After the meetings of the Diagnostek Board of Directors on such dates, further negotiations were conducted. The original Agreement and Plan of Merger was approved, subject to the satisfactory resolution of certain terms, by the Diagnostek Board of Directors on March 23, 1995. The original Agreement and Plan of Merger was executed by Diagnostek on March 27, 1995.

  Special meetings of the Value Health Board of Directors were held on March 9, 17 and 22, 1995, at which presentations were made by Value Health's senior management and legal and financial advisors regarding the then-current terms of a definitive merger agreement and the agreements with Mr. DeSantis. The original Agreement and Plan of Merger was approved, subject to the satisfactory resolution of certain terms, by the Value Health Board of Directors on March 22, 1995. Negotiations continued through March 26, 1995 to resolve such terms and to finalize the original Agreement and Plan of Merger which was executed by Value Health on March 27, 1995.

  On May 16, 1995, Diagnostek informed Value Health that it anticipated that its results of operations for the fiscal quarter ended March 31, 1995 would be lower than expected based on Diagnostek's preliminary analysis of its three year contract with the State of New Jersey (the "New Jersey Contract") under which Diagnostek provides 24-hour unit dosage. Service under the New Jersey Contract began on February 1, 1995, and Diagnostek incurred approximately $3.0 million of unanticipated start up costs and expenses and anticipated additional losses on the contract in future periods. As a result of this information, Value Health reviewed Diagnostek's forecasts for the balance of calendar year 1995 and the anticipated operations relating to the New Jersey Contract. Diagnostek conducted additional analysis of the New Jersey Contract and informed Value Health that it was planning to record a reserve for anticipated losses in excess of $9.0 million for the balance of the three year term of the contract. In response to this information and as a result of Value Health's review, Value Health determined that a reduction in the exchange ratio for the Merger was appropriate and that, absent such a reduction, Value Health would assert that it had the right to terminate the original Agreement and Plan of Merger.

  On May 27, 1995, the Diagnostek Board of Directors met to consider Value Health's position. Although the Diagnostek Board of Directors did not agree that Value Health had a right to terminate the original Agreement and Plan of Merger, it decided that, given the uncertainty concerning such issue, it was in the best interest of Diagnostek and its stockholders to seek a negotiated resolution with Value Health. From May 28 through May 30, 1995, Diagnostek's counsel had various meetings and telephone conversations with the Chairman, President and counsel of Value Health in which discussions were held relating to a reduction in the exchange ratio that would be acceptable to both companies.

  On May 30, 1995, Value Health indicated that it would be willing to go forward with the Merger if the exchange ratio was reduced to 0.4975, subject to the receipt of a fairness opinion from Montgomery. On the same date, the Diagnostek Board of Directors, subject to the receipt of a fairness opinion from Lazard, agreed to a revised exchange ratio of 0.4975 provided Value Health agreed to delete one of the conditions precedent to its obligation to consummate the Merger. This condition precedent required that all representations and warranties of Diagnostek be true at the Effective Date. Value Health agreed to limit such condition precedent to the representations and warranties relating to capitalization, subsidiaries, authority, Diagnostek's 1995 financial statements and the inapplicability of certain provisions of Delaware law relating to takeovers. See "THE MERGER AGREEMENT-- Conditions to Consummation of the Merger."

  A special meeting of the Value Health Board of Directors was held on June 1, 1995, at which discussions were held with Value Health's senior management and legal and financial advisors regarding the revised exchange ratio and a definitive amendment to the original Agreement and Plan of Merger (the "Amendment"). The Amendment was approved, subject to satisfactory resolution of certain terms, by the Value Health Board of Directors at such special meeting.

  A special meeting of the Diagnostek Board of Directors was held on June 2, 1995, at which discussions were held with Diagnostek's senior management and legal advisors regarding the revised exchange ratio and the Amendment. The Amendment was approved, subject to satisfactory resolution of certain terms, by the Diagnostek Board of Directors at such special meeting.

  Negotiations continued through June 3, 1995 to resolve the terms of and to finalize the Amendment. The Amendment was executed by Value Health, Sub and Diagnostek effective as of June 4, 1995.

  Prior to the initial contact by Value Health, Lazard had contacted approximately 40 companies in Western Europe, Japan and the United States in order to find a possible business combination involving Diagnostek. To the extent certain of such companies expressed an interest in such a business combination, Lazard required such companies to execute confidentiality agreements for the benefit of Diagnostek and such companies were furnished a confidential memorandum that contained a description of Diagnostek's business, the outlook for such business and historical and three-year projected financial results for Diagnostek. Although preliminary discussions were held with a few companies concerning a possible business combination or strategic alliance, no offer was received. In addition, Diagnostek or Lazard was approached by a few parties concerning a possible acquisition of Diagnostek's contract pharmacy management business, although no offer was received and discussions did not progress beyond a preliminary stage as such parties were either not interested or were interested in other business opportunities.

  The terms of the Merger Agreement are the result of arm's-length negotiations between senior management of Diagnostek, with the counsel of its advisors (including Lazard), and senior management of Value Health, with the counsel of its advisors (including Montgomery).

RECOMMENDATION OF THE VALUE HEALTH BOARD OF DIRECTORS; REASONS FOR THE MERGER

  THE VALUE HEALTH BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, VALUE HEALTH AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE VALUE HEALTH BOARD OF DIRECTORS RECOMMENDS THAT VALUE HEALTH'S STOCKHOLDERS VOTE FOR THE VALUE HEALTH SHARE PROPOSAL.

  The Value Health Board of Directors concluded that the Merger is in the best interests of Value Health and its stockholders because, among other reasons, the Merger would (i) create synergies resulting from a combination of Diagnostek and Value Health into the largest independent pharmacy benefit manager and (ii) enhance its ability to compete with pharmaceutical manufacturer-owned pharmacy benefit managers.

  The Value Health Board of Directors concluded that the Merger would create synergies in part because of its belief that: (i) Diagnostek's mail order business complements Value Health's retail pharmacy business, (ii) Value Health will be able to realize cost savings by combining the two companies and eliminating duplicative functions (including the elimination of the costs of one company's overhead, compliance with public company reporting obligations and duplicative information services systems), (iii) Value Health will have the opportunity to cross-sell its products and services to Diagnostek's existing customers and (iv) the increase in covered lives may permit Value Health to negotiate more favorable formulary arrangements with pharmaceutical manufacturers.

  In reaching its conclusions that the Merger is fair to, and in the best interests of, Value Health and its stockholders, the Value Health Board of Directors also considered, among other things, the following factors: (i) its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of Value Health and Diagnostek; (ii) current industry, economic and market conditions; (iii) presentations by Value Health's management and by Montgomery, Value Health's financial advisor, with respect to Diagnostek and Value Health; (iv) the opinion of Montgomery as to the fairness, from a financial point of view, of the consideration to be paid by Value Health pursuant to the Merger (see "THE MERGER--Opinion of Value Health's Financial Advisor"); (v) the terms of the Merger Agreement, which were the product of arms' length negotiations (see "THE MERGER AGREEMENT"); (vi) the structure and accounting treatment of the transaction; and (vii) the opportunity for Value Health stockholders to have an ownership interest in the largest independent pharmacy benefit manager. The Value Health Board of Directors also considered such negative factors as (i) the existing Diagnostek litigation, (ii) the effect of the termination of the CIGNA contracts on Diagnostek, (iii) Diagnostek's lower than expected results of operations for the fiscal quarter ended March 31, 1995 and (iv) the New Jersey Contract. See "THE MERGER-- Existing Diagnostek Litigation."

  In view of the variety of factors considered in connection with its evaluation of the Merger, the Value Health Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

RECOMMENDATION OF THE DIAGNOSTEK BOARD OF DIRECTORS; REASONS FOR THE MERGER


  THE DIAGNOSTEK BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF DIAGNOSTEK AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE DIAGNOSTEK BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF DIAGNOSTEK VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  As described under "THE MERGER--Background of the Merger," the Diagnostek Board of Directors met on March 10, 12, 15 and 23, 1995 and considered presentations from or discussions with, and reviewed the terms of the Merger Agreement and the agreements involving Mr. DeSantis with, Diagnostek's officers involved in the negotiations, and its legal and, at certain of such meetings, financial advisors. In reaching its conclusion that the consummation of the Merger is in the best interests of Diagnostek and its stockholders, the directors considered, among other things: (i) the consideration to be received by the Diagnostek stockholders, including the Exchange Ratio which represented a premium of 22.2% over the unaffected market price of the Diagnostek Common Stock (i.e., the price prior to speculation of a possible combination) on December 27, 1994 of $15.75; (ii) the increased competition in Diagnostek's existing business and the diversified nature of Value Health's business; (iii) the financial condition, results of operations and cash flows of each of Diagnostek and Value Health on a historical, as well as a prospective basis;
(iv) synergies that could result from combining Diagnostek and Value Health into the largest independent pharmacy benefit manager and its ability to compete with the manufacturer-owned pharmacy benefit managers, including the elimination of duplicative services and functions, the ability to improve pricing as a result of larger volumes of pharmaceutical purchases from specific manufacturers, the elimination of inefficient and duplicative mail service facilities and the elimination of duplicative investments in computer hardware and software; (v) earnings per share and book value per share of Diagnostek and Value Health; (vi) the presentation of Lazard; (vii) that the receipt of the VH Common Stock would not be taxable for federal income tax purposes and the transaction would be accounted for as a pooling of interests; (viii) Value Health's position as a leader in managed health care; (ix) the results of efforts of Lazard to locate a possible alternative business combination for Diagnostek; (x) the possible limitation on the growth potential of the market value of the Diagnostek Common Stock if it were to remain independent as a result of a number of factors, including the increasingly competitive pharmacy benefit manager market which results in declining prices and increasing customer service demands, the difficulties of maintaining price concessions without expanding purchasing leverage (particularly in relation to pharmaceutical manufacturer owned pharmacy benefit managers), the potential inability of Diagnostek to expand its market share fast enough to offset the required investment in technology in an effort to continually reduce costs and the difficulties Diagnostek would face in attempting to diversify its business so as not to be totally dependent on the pharmaceutical business; and (xi) the recommendation of management. The Diagnostek Board of Directors also considered agreements between Value Health and Mr. DeSantis, the nonsolicitation covenant set forth in the Merger Agreement and the provision of the Merger Agreement requiring Diagnostek to pay $15 million to Value Health in the event of termination of the Merger Agreement under certain circumstances. In considering the Value Health transaction, the Diagnostek Board of Directors discussed the effect of managed care on the mental health business of Value Health and the concerns about the cost of providing services in the healthcare field while pricing for those services continues to be under pressure.

  As described under "THE MERGER--Background of the Merger," the Diagnostek Board of Directors met on May 27, 1995 and considered Value Health's position relating to the Merger. The Diagnostek Board of Directors met on May 30 and June 2, 1995 to consider the revised exchange ratio proposed by Value Health. At the meetings, the Diagnostek Board of Directors determined that for the reasons stated in the preceding paragraph, the consummation of the Merger was still in the best interest of the Diagnostek stockholders. The Diagnostek Board of Directors also considered, among other things: (i) Diagnostek's prospects for the 1995 calendar year, including the New Jersey Contract, (ii) the likelihood that litigation would ensue if the original Agreement and Plan of Merger was terminated, the cost and time that would be involved in such litigation and the uncertainty of the outcome of such litigation, (iii) the effect on Diagnostek's relationship with its customers and suppliers if the Merger Agreement was terminated and (iv) the benefit derived from the revision described above to one of the conditions precedent to Value Health's obligation to consummate the Merger.

  In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Diagnostek Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Diagnostek Board of Directors with respect to the Merger, holders of Diagnostek Common Stock should be aware that certain members of Diagnostek's management (some of whom are members of the Diagnostek Board of Directors) and the members of the Diagnostek Board of Directors have certain interests in the Merger, in addition to those of the stockholders generally. The Diagnostek Board of Directors was aware of these interests when it considered and approved the Merger and the Merger Agreement.

  Mr. DeSantis has entered into a Consulting Agreement dated as of March 27, 1995, as amended on June 4, 1995 (the "Consulting Agreement"), to provide consulting services to Diagnostek and its affiliates, effective only upon consummation of the Merger. Under the Consulting Agreement, Mr. DeSantis will provide consulting services for a five year term commencing on the Effective Date in return for a $120,000 per year consulting fee and the continued payment of premiums for certain split dollar life insurance policies at the levels that Diagnostek had previously been funding but not to exceed $327,000 per year. Diagnostek has the right to receive from the proceeds of such policies the full amount of the premiums paid by Diagnostek. In the event that the Merger is consummated, Mr. DeSantis will also receive an option to purchase up to 350,000 shares of VH Common Stock with an exercise price equal to the closing price of the VH Common Stock on the NYSE on the Effective Date. The option will vest and become exercisable in five equal annual installments commencing on January 1, 1996.

  Value Health and Diagnostek also entered into an Agreement Not to Compete with Mr. DeSantis, dated as of March 27, 1995, as amended on June 4, 1995 (the "Agreement Not to Compete"), effective only upon consummation of the Merger. Under the Agreement Not to Compete, Mr. DeSantis has, for a ten-year period commencing on the Effective Date, agreed, among other things, (i) not to compete with any of the businesses engaged in by Value Health or Diagnostek as of the date of the Merger Agreement and (ii) that he will not solicit, or otherwise intentionally interfere with, Value Health's or Diagnostek's employees or customers. Diagnostek will pay Mr. DeSantis $3.5 million in return for his covenants payable on January 1, 1996.

  The Consulting Agreement provides that if Mr. DeSantis is required to pay any excise taxes, an additional payment would be made to Mr. DeSantis such that the amount he receives after payment of such excise taxes plus any interest or penalties thereon (and any excise and income tax payable in respect of such additional amount) would equal the amount he was to have received under the Consulting Agreement, the Agreement Not to Compete and his existing employment agreement before the imposition of the excise tax.

  Pursuant to the Merger Agreement, following consummation of the Merger, Value Health will, or will cause Diagnostek to, honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between Diagnostek or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under Diagnostek's benefit and stock option plans. Pursuant to the terms of Diagnostek's stock option plans, members of Diagnostek's management and the Diagnostek Board of Directors who hold options for Diagnostek Common Stock issued under or incorporating the terms of such plans will have the vesting of all of their options automatically accelerated following a change of control such as the Merger. Nine officers (including two directors) of Diagnostek are covered by existing individual employment agreements which provide for payments in the event of termination of employment following a change of control such as the Merger. Upon such an event, Mr. DeSantis would be entitled to receive an amount equal to three times his average includible compensation for the prior five years (approximately $2.1 million). One of the other officers who is also a director would be entitled to receive an amount equal to two times the payments and benefits specified in such officer's employment agreement (approximately $690,000) and Diagnostek would be required to deposit an amount intended to provide for premiums under certain split dollar life insurance policies, which Diagnostek estimates to be approximately $1.2 million. Diagnostek has the right to receive from the proceeds of such policies the full amount of the premiums paid by Diagnostek. Each of the other seven officers would be entitled to receive an amount equal to either one-half, one or two times the payments and benefits specified in such officer's employment agreement. See "THE MERGER AGREEMENT--Effect on Employee Benefit Plans."

  The Merger Agreement provides that, from and after the Effective Date, Value Health will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of Diagnostek against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Value Health and the Surviving Corporation, or otherwise in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director or officer of Diagnostek and arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by the Merger Agreement), in each case to the fullest extent permitted under the Delaware General Corporation Law (the "DGCL") (and shall pay expenses in advance of the final disposition of any such action or proceeding to each indemnified party to the fullest extent permitted under the DGCL, upon receipt from the indemnified party to whom expenses are advanced of the undertaking to repay such advances contemplated by
Section 145(e) of the DGCL). The Certificate of Incorporation of the Surviving Corporation will contain the provision with respect to indemnification set forth in Diagnostek's Certificate of Incorporation, as amended, on the date of the Merger Agreement, which provision will not be amended, repealed or otherwise modified for a period of six years after the Effective Date in any manner that would adversely affect the rights thereunder of the individuals who at the Effective Date were directors or officers of Diagnostek in respect of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. The Merger Agreement provides that, with respect to matters occurring prior to the Effective Date, Value Health will use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance policies maintained by Diagnostek for not less than three years after the Effective Date; provided, however, that (i) Value Health may substitute therefor policies of substantially similar coverage containing substantially similar terms and conditions for the indemnified parties to the extent reasonably available and
(ii) Value Health shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to March 27, 1995, but in such case shall purchase as much coverage as possible for such amount.

  Value Health has agreed that, until October 15, 1995, each of the directors of Diagnostek may remain as a director of the Surviving Corporation. From and after the time of the Merger, the Board of Directors of the Surviving Corporation will also include other persons, the identity and number of which will be designated by Value Health. Value Health also agreed that if Value Health determined to terminate certain named executives of Diagnostek, the effective date of such termination would not be earlier than October 15, 1995 and that the compensation payable to such executives from the date of such determination through October 15, 1995 would be credited against the severance payable to such person.

OPINION OF VALUE HEALTH'S FINANCIAL ADVISOR

  Pursuant to an engagement letter dated March 13, 1995 (the "Engagement Letter") between Value Health and Montgomery, Value Health retained Montgomery to render an opinion with respect to the fairness from a financial point of view to the Value Health stockholders of the consideration to be paid by

Value Health in connection with the possible acquisition of Diagnostek. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Value Health selected Montgomery as its financial advisor or on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the health care and investment communities.

  At the March 17, 1995 meeting of the Value Health Board of Directors, Montgomery delivered its oral opinion, subsequently confirmed in writing as of March 27, 1995, that the consideration initially agreed to be paid by Value Health in the Merger (reflecting the exchange ratio contained in the original Agreement and Plan of Merger) was fair to Value Health from a financial point of view, as of such date. Subsequently, at the June 1, 1995 meeting of the Value Health Board of Directors, Montgomery delivered a second oral opinion, subsequently confirmed in writing as of June 8, 1995, that the consideration to be paid by Value Health in the Merger was fair to Value Health from a financial point of view, as of such date. The opinion of Montgomery dated March 27, 1995 is substantially similar to the opinion dated June 8, 1995, except that the earlier opinion used the exchange ratio contained in the original Agreement and Plan of Merger and the later opinion used the Exchange Ratio. All references below to Montgomery's opinion refer to its written opinion as of June 8, 1995, unless otherwise indicated. No limitations were imposed by Value Health on Montgomery with respect to the investigations made or procedures followed in rendering its opinion. THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE VALUE HEALTH BOARD OF DIRECTORS IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT-PROSPECTUS. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS ADDRESSED TO THE VALUE HEALTH BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VALUE HEALTH OR DIAGNOSTEK STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. IN FURNISHING ITS OPINION, MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

  In connection with its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Value Health and Diagnostek including the consolidated financial statements for recent years and interim periods to March 31, 1995 and certain other relevant financial and operating data relating to Value Health and Diagnostek made available to Montgomery from published sources and from the internal records of Value Health and Diagnostek; (ii) reviewed the draft of the Merger Agreement provided to Montgomery by Value Health; (iii) reviewed certain historical market prices and trading volumes of the VH Common Stock as reported by or on the Nasdaq National Market and the NYSE and of the Diagnostek Common Stock as reported on the NYSE; (iv) compared Value Health and Diagnostek from a financial point of view with certain other companies in the health care industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the health care industry that Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Value Health and Diagnostek certain information of a business and financial nature regarding Value Health and Diagnostek, furnished to Montgomery by Value Health and Diagnostek, including financial forecasts and related assumptions of Value Health and Diagnostek;
(vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Value Health's counsel; and
(viii) performed such other analyses and examinations as Montgomery deemed appropriate.

  In connection with its review, Montgomery did not independently verify any of the foregoing information, and relied on such information and assumed such information was complete and accurate in all material respects. With respect to the financial forecasts for Value Health and Diagnostek provided to Montgomery by their respective managements, Montgomery assumed for purposes of its opinion that they were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Value Health and

Diagnostek and that they provided a reasonable basis upon which Montgomery could form its opinion. With respect to the financial forecasts of Diagnostek provided to Montgomery by Diagnostek management, for purposes of its opinion Montgomery adjusted such forecasts to reflect more conservative assumptions than those made by Diagnostek's management regarding growth in revenues and results of operations. Montgomery also assumed that there were no material changes in Value Health's or Diagnostek's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Montgomery. Montgomery relied on advice of counsel and independent accountants to Value Health as to all legal and financial reporting matters with respect to Value Health, the Merger and the Merger Agreement, including the legal status and financial reporting of litigation involving Diagnostek. In addition, Montgomery did not make an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Value Health or Diagnostek, nor was Montgomery furnished with any such appraisals. Further, Montgomery's opinion was based on economic, monetary and market conditions existing as of June 8, 1995.

  In connection with its June 8, 1995 opinion, Montgomery revised the analyses made in connection with Montgomery's presentation to the Value Health Board of Directors on March 17, 1995 and the delivery of its opinion dated March 27, 1995. Set forth below is a brief summary of the revised analyses prepared by Montgomery in connection with its June 8, 1995 opinion. These revised analyses prepared by Montgomery were not delivered to the Value Health Board of Directors.

  Analysis of Selected Comparable Publicly Traded Companies. Montgomery compared certain financial information of Diagnostek to the corresponding publicly available financial information of certain other pharmacy benefit management ("PBM") companies. Montgomery calculated multiples for such companies of aggregate value (defined for this purpose as total market capitalization plus long-term debt minus cash and cash equivalents) to latest 12 months ("LTM") revenues, aggregate value to LTM earnings before interest and taxes ("EBIT") and aggregate value to formulary lives. In addition, Montgomery calculated multiples for such companies of current stock price to calendar years 1995 and 1996 projected earnings per share ("EPS"), calculated ratios for such companies of the calendar year 1995 projected price/earnings ratio to the secular growth rate, and compared certain other operating data.

  Montgomery reviewed the financial information of five publicly traded PBM companies which Montgomery deemed to be reasonably similar to Diagnostek:
Caremark International Inc., Express Scripts, Inc., Pharmacy Management Services, Inc., SysteMed, Inc. and Value Health (collectively, the "PBM Comparable Companies"). The calculations for the PBM Comparable Companies produced the following results: (i) the ratio of aggregate value to LTM revenues yielded a range of 0.6 to 1.2, with an average of 1.1; (ii) the ratio of aggregate value to LTM EBIT yielded a range of 8.9 to 19.8, with an average of 15.2; (iii) the ratio of aggregate value to formulary lives yielded a range of 29.4 to 140.1, with an average of 127.0; (iv) the ratio of current stock price to projected calendar year 1995 EPS yielded a range of 16.1 to 26.0, with an average of 21.8; (v) the ratio of current stock price to projected calendar year 1996 EPS yielded a range of 13.2 to 19.7, with an average of 16.7; and
(vi) the ratio of the price/earnings ratio set forth in (iv) above (expressed as a percentage) to secular growth rate yielded a range of 59.1% to 103.4% with an average of 73.3%. Using this analysis, Montgomery determined that the implied per share Diagnostek valuation (before any acquisition premium) based upon the averages listed above ranged from $17.59 per share (based upon the ratio of current stock price to projected 1996 EPS) to $31.74 per share (based upon the ratio of aggregate value to LTM revenues), as compared to the assumed $17.04 per share value of VH Common Stock to be paid in the Merger (based on the $34.25 market price of VH Common Stock on March 24, 1995).

  No company utilized in the above analysis as a comparison is identical to Diagnostek. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of Diagnostek and the PBM Comparable Companies and other factors that could affect the public trading value of the PBM Comparable Companies or any company to which they are being compared.

  Analysis of Comparable PBM and HMO Acquisition Transactions. Montgomery also reviewed the financial terms of four PBM company acquisitions and seven health maintenance organization ("HMO") acquisitions which Montgomery deemed to be similar to the Merger. Montgomery's PBM review included the following transactions: Pharmacy Management Services, Inc.'s acquisition by Beverly Enterprises, Inc., PCS Health Systems, Inc.'s (a division of McKesson Corporation) acquisition by Eli Lily & Company, Inc., Diversified Pharmaceutical Services, Inc.'s (a division of United HealthCare Corporation) acquisition by SmithKline Beecham PLC and Medco Containment Services, Inc.'s acquisition by Merck & Co., Inc. Montgomery's HMO review included the following transactions: Gencare Health Systems' acquisition by United HealthCare Corporation, CareNetwork, Inc.'s acquisition by Humana Inc., Intergroup Healthcare Corp. and Thomas Davies Medical Center's acquisition by Foundation Health Corp., Takecare Inc.'s acquisition by FHP Corp., Ramsay HMO's acquisition by United HealthCare Corporation, HMO America's acquisition by United HealthCare Corporation and Century MediCorp Inc.'s acquisition by Foundation Health Corp.

  For the comparable PBM and HMO acquisitions, Montgomery calculated, among other things, the ratio of the equity and aggregate values of the consideration paid in the transaction to LTM revenues, EBIT and formulary lives (PBM only). The calculation for the comparable PBM acquisitions produced the following results: (i) the ratios of aggregate value to LTM revenues ranged from 1.3 to 20.0, with an average of 1.7; (ii) the ratios of aggregate value to LTM EBIT ranged from 20.1 to 92.5, with an average of 22.4; and (iii) the ratios of aggregate value to formulary lives ranged from 79.9 to 164.3, with an average of 121.6. In addition, the ratios of the equity value of the comparable PBM acquisitions to LTM net income were calculated, with a range from 23.3 to 42.3 and an average of 32.8.

  For the comparable HMO acquisitions, the calculations produced the following results: (i) the ratios of aggregate value to LTM revenues ranged from 0.7 to 1.9, with an average of 1.2; (ii) the ratios of aggregate value to LTM EBIT ranged from 15.0 to 23.4, with an average of 19.1; and (iii) the ratios of equity value to LTM net income ranged from 27.1 to 58.6, with an average of 35.9.

  Montgomery also analyzed the premiums paid in eight selected health care acquisitions (including some of the transactions listed above), calculating the premium paid in each transaction over the market price of the target's stock on the date one day, one week and four weeks prior to the announcement of the acquisition. These calculations produced the following results: (i) the premium paid over the market price one day prior ranged from 20.3% to 132.1%, with an average of 54.7%; (ii) the premium paid over the market price one week prior ranged from 16.2% to 149.3%, with an average of 66.4%; and (iii) the premium paid over the market price four weeks prior ranged from 21.9% to 127.8%, with an average of 76.1%. This compared with one day, one week and four weeks prior premiums (discounts) of (7.9%), (12.6%) and 9.0%, respectively, in the Merger (assuming a per share value of $17.04 per Diagnostek share).

  Using the average figures used in the above analyses, Montgomery determined that the implied per share Diagnostek valuation ranged from a low of $23.55 (aggregate value to LTM EBIT in the comparable HMO acquisitions) to a high of $48.67 (aggregate value to LTM revenues in the comparable PBM acquisitions), as compared to the $17.04 per share value of the consideration to be paid in the Merger.

  No other company or transaction used in the above analysis as a comparison is identical to Diagnostek or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Diagnostek and the Merger are being compared.

  Discounted Cash Flow Analysis. Montgomery performed a discounted cash flow analysis of the projected cash flow of Diagnostek through calendar year 2000. Key assumptions in the discounted cash flow analysis included: (i) discount rates of 15.0% to 20.0%; (ii) terminal multiples of projected EBIT of 9.0x to 13.0x; (iii) base revenues for Diagnostek of $655 million in 1994 increasing to an estimated $1,386 million in calendar year 2000; and (iv) EBIT of $26 million in calendar year 1994 increasing to an estimated $78 million in calendar year 2000. Utilizing these projections and assumptions, Montgomery determined that the implied

Diagnostek valuation ranged from a low of $15.24 per share (based upon a terminal multiple of 2000 EBIT of 9x and a discount rate of 20.0%) to a high of $24.49 per share (based upon a terminal multiple of 2000 EBIT of 13x and a discount rate of 15.0%), as compared to the $17.04 per share valuation of the consideration to be paid in the Merger.

  Dilution Analysis. Using estimates for Value Health and Diagnostek prepared by Value Health and Diagnostek managements, respectively, Montgomery compared the estimated calendar year 1995 and 1996 EPS of the VH Common Stock on a stand-alone basis to the estimated calendar year 1995 and 1996 EPS of the common stock of the pro forma combined companies. Based on such analysis, the proposed transaction would be accretive to Value Health's EPS by 0.6% in 1995 (excluding for valuation purposes the one-time charges taken in the first quarter of calendar year 1995 relating to the New Jersey Contract) and dilutive to Value Health's EPS by 1.1% in 1996, prior to any projected cost savings. If projected pre-tax cost savings of $1.5 million in l995 and $8.75 million in 1996 are considered, the proposed transaction would be accretive to Value Health's EPS by 2.3% in 1995 and 4.0% in 1996.

  Contribution Analysis. Montgomery analyzed the contribution of each of Value Health and Diagnostek to, among other things, the income statements of the pro forma combined companies for the calendar year 1994 and projected for calendar years 1995 and 1996. This analysis showed, among other things, that based on pro forma combined income statements for Value Health and Diagnostek, Value Health would have contributed 59.7%, 63.1% and 63.9% of the total revenues and 76.3%, 76.5% and 77.6% of the operating income, respectively, of the combined companies in the periods described above. At the exchange ratio in the Merger of 0.4975 shares of VH Common Stock per share of Diagnostek Common Stock, Value Health stockholders would own 77.2% of the combined companies.

  The summary set forth above does not purport to be a complete description of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Value Health Board of Directors. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Value Health or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Value Health or Diagnostek. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the managements of Value Health and Diagnostek. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

  As noted under the caption "THE MERGER--Recommendation of the Value Health Board of Directors; Reasons for the Merger," the fairness opinion of Montgomery was only one of many factors considered by the Value Health Board of Directors in determining to approve the Merger Agreement and to submit the Value Health Share Proposal for the approval of the holders of the VH Common Stock.

  Pursuant to the Engagement Letter, Value Health engaged Montgomery to render an opinion with respect to the fairness of the consideration to be paid by Value Health in connection with the possible acquisition of Diagnostek. Value Health has paid Montgomery $75,000 upon execution of the Engagement Letter, and will be obligated to pay Montgomery $75,000 upon the filing of this Proxy Statement-Prospectus and an additional $600,000 upon the consummation of the Merger. Under the terms of Montgomery's engagement, the payment of the majority of Montgomery's fees is contingent upon consummation of the Merger. Value Health has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, including fees and disbursements of counsel. Pursuant to a separate letter agreement, Value Health has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of its business, Montgomery actively trades equity securities of Value Health and Diagnostek for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Certain partners of Montgomery also own shares of the VH Common Stock and Diagnostek Common Stock.

OPINION OF DIAGNOSTEK'S FINANCIAL ADVISOR

  Lazard has delivered to the Diagnostek Board of Directors the written opinion of Lazard, dated June 8, 1995, to the effect that, based upon and subject to various considerations set forth in such opinion, as of such date, the Exchange Ratio was fair to the holders of Diagnostek Common Stock from a financial point of view. No limitations were imposed by the Diagnostek Board of Directors upon Lazard with respect to the investigations made or the procedures followed by Lazard in rendering its opinion. Lazard previously delivered to the Diagnostek Board of Directors the written opinion of Lazard, dated March 27, 1995, to the effect that, based upon and subject to various considerations set forth in such opinion, as of such date, the original exchange ratio of 0.55 was fair to the holders of Diagnostek Common Stock from a financial point of view. The opinion of Lazard dated March 27, 1995 is substantially similar to the opinion of Lazard dated June 8, 1995, except that the earlier opinion used the original exchange ratio and the later opinion used the Exchange Ratio. All references below to Lazard's opinion refer to Lazard's opinion dated June 8, 1995, unless otherwise indicated.

  THE FULL TEXT OF THE OPINION OF LAZARD DATED JUNE 8, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. DIAGNOSTEK STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. LAZARD'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY DIAGNOSTEK OR VALUE HEALTH STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF LAZARD SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCES TO THE FULL TEXT OF SUCH OPINION. IN FURNISHING ITS OPINION, LAZARD DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

  In arriving at its opinion, Lazard (i) analyzed certain historical business and financial information relating to Diagnostek and Value Health; (ii) reviewed various financial forecasts and other data provided to Lazard by Diagnostek and Value Health relating to their respective businesses; (iii) held discussions with members of the senior managements of Diagnostek and Value Health with respect to the businesses and prospects of Diagnostek and Value Health, respectively; (iv) reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Diagnostek and Value Health; (v) reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of Diagnostek and Value Health, and in other industries generally; (vi) reviewed the historical stock prices and trading volumes of the Diagnostek Common Stock and the VH Common Stock; and (vii) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

  In connection with its review, Lazard relied upon the accuracy and completeness of the financial and other information provided to it by Diagnostek and Value Health and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Diagnostek and Value Health, nor was Lazard provided with any such appraisal. With respect to financial forecasts, Lazard assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Diagnostek and Value Health as to the future financial performance of Diagnostek and Value Health, respectively. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

  Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. The opinion did not address the underlying business decision of Diagnostek to effect the Merger. Lazard expressed no opinion as to what the value of the VH Common Stock actually will be when issued to the holders of Diagnostek Common Stock upon consummation of the Merger. Lazard assumed that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by Diagnostek, and that obtaining the necessary regulatory approvals for the Merger would not have an adverse effect on Diagnostek or Value Health.

  In connection with the Lazard opinion dated June 8, 1995, Lazard performed certain procedures, including each of the financial analyses described below, to revise the analyses made in connection with Lazard's presentation to the Diagnostek Board of Directors on March 23, 1995 and the delivery of its opinion dated March 27, 1995, and reviewed with the managements of Diagnostek and Value Health the financial information on which such analyses were based and other factors, including the current financial results of such companies and the future prospects for such companies. These revised analyses performed by Lazard were not delivered to the Diagnostek Board of Directors.

  Implied Future Share Price Analysis. Lazard performed an implied future share price analysis of the Diagnostek Common Stock. Based on projections provided by Diagnostek management for 1996 and 1997 (and extrapolations thereof for 1998 and 1999), Lazard calculated future shares prices (discounted at the estimated equity cost of capital of 17.7%) ranging from $13.88 to $16.33 in 1996 at 17.0x to 20.0x projected earnings, respectively, and $12.56 to $14.78 in 1999 at 17.0x to 20.0x projected earnings, respectively.

  Discounted Cash Flow Analysis. Using an unleveraged discounted cash flow ("DCF") methodology, Lazard estimated the present value of future free cash flows available to the debt and equity holders of Diagnostek if Diagnostek were to perform on a stand-alone basis (without giving effect to the Merger) in accordance with management forecasts and extrapolations thereof. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. Lazard aggregated (x) the present value of the projected free cash flow over the nine-year period from 1996 to 2004 with (y) the present value of the range of terminal values described below. The range of terminal values was calculated by applying multiples of 6.0x to 8.0x to Diagnostek's earnings before interest, taxes, depreciation and amortization ("EBITDA"). This range of terminal values represented Diagnostek's value beyond 2004. As part of the DCF analysis, Lazard used discount rates of 15.0% to 17.5%. The DCF analysis resulted in an equity value reference range for the Diagnostek Common Stock of $12.01 to $15.40 per share.

  Comparable Transactions Analysis. Lazard also reviewed the consideration paid or proposed to be paid in other acquisitions of PBMs and drug distribution companies. Specifically, Lazard reviewed the following acquiror/acquiree transactions: Gehe AG/AAH plc (1995); Eli Lilly & Company, Inc./PCS Health Systems, Inc. (McKesson Corporation) (1994); SmithKline Beecham plc/Diversified Pharmaceutical Services, Inc. (United Healthcare Corporation) (1994); National Intergroup, Inc./FoxMeyer Corporation (1994); Merck & Co., Inc./Medco Containment Services, Inc. (1993); and Medco Containment Services, Inc./Diagnostek (1992). The analysis considered the multiples of price per share paid or proposed to be paid in each transaction to latest twelve-month earnings per share (which ranged from 12.3x to 165.0x) and to book value (which ranged from 1.7x to 181.3x); the multiples of transaction value to latest twelve-month earnings before interest and taxes (which ranged from 8.4x to 95.6x), to latest twelve-month earnings before depreciation, interest and taxes (which ranged from 6.0x to 70.6x) and to latest twelve-month sales (which ranged from 0.1x to 34.6x); and the premium paid or proposed to be paid to the acquiree's stock price 30 days prior to the transaction's announcement (which ranged from 12.6% to 29.8%). Applying the multiples from such transactions to corresponding data for Diagnostek and the Merger, Lazard calculated an equity value for the Diagnostek Common Stock of at least $35.00 per share based on Diagnostek's fiscal 1995 results before special charges. As part of Lazard's analysis and based on its familiarity with the PBM industry, Lazard noted that, since the consummation of the above-described transactions, pharmaceutical companies have been more focused on horizontal mergers and unwilling, for the remaining independent PBMs, to pay the same or similar multiples to those paid in such transactions or at least to pay such multiples for small PBMs. In addition, regulatory concerns have limited interest in PBM acquisitions. Accordingly, given such circumstances, Lazard concluded that the equity value for the Diagnostek Common Stock derived from the comparable transactions analysis was not attainable as of the date of its opinion.

  Comparable Public Company Analysis. Lazard compared certain publicly available financial, operating and stock market performance data of selected publicly traded companies in the pharmacy benefit management and institutional pharmacy management industries with the financial, operating and stock market performance of Diagnostek. The publicly traded companies reviewed by Lazard in this analysis were, in the pharmacy benefit management industry, Caremark International Inc., Express Scripts, Inc., SysteMed, Inc. and Value Health and, in the institutional pharmacy industry, Chronimed Inc. and Omnicare, Inc. Lazard examined, among other things, multiples of stock prices at June 7, 1995 to 1995 estimated earnings (which ranged from 17.6x to 93.8x); multiples of such stock prices to book value per share (which ranged from 2.8x to 9.0x); multiples of market capitalization to latest twelve-month EBITDA (which ranged from 8.0x to 78.4x); and long-term growth rates (which ranged from 15.6% to 53.0%). The earnings estimates and growth rates were derived from published research reports of certain analysts covering the selected companies. Lazard then applied these multiples for the selected companies to corresponding data for Diagnostek. The analysis resulted in an equity value reference range for the Diagnostek Common Stock of $12.75 to $15.00 per share based on a multiple range of 17.0x to 20.0x fiscal 1995 earnings before special charges. Because of the differences between the comparable companies and Diagnostek, as described below, Lazard did not consider the comparable company valuation to be as relevant as certain of the other valuation methodologies described herein.

  Leveraged Buyout Analysis. Lazard performed a leverage buyout ("LBO") analysis of Diagnostek, utilizing projections provided by management of Diagnostek for 1996 and 1997 and extrapolations thereafter and assuming a leveraged capital structure (30.0% equity, 23.0% subordinated debt and 47.0% senior debt). The analysis resulted in an EBITDA to interest coverage multiple of 2.5x and a total indebtedness to EBITDA multiple of 3.9x, in each case for fiscal 1996. Under the assumed LBO structure, within a four-year period 35.6% of the indebtedness incurred as part of the LBO could be repaid and the LBO equity holders would receive a return of 36.8% (based on an EBITDA exit multiple of 6.0x). In such an LBO transaction, based on the foregoing assumptions, the holders of Diagnostek Common Stock would be paid $11.74 per share.

  Pro Forma Merger Analysis. Lazard reviewed certain pro forma financial effects on Value Health resulting from the Merger for the projected twelve-month periods ended December 31, 1995 and 1996. The analysis was based upon certain assumptions, including that the projections provided to Lazard by Diagnostek and Value Health management were accurate. Lazard assumed pre-tax synergies from the Merger of $20.1 million in 1995 and $29.8 million in 1996, which were the amounts provided by management of Diagnostek. Lazard expressed no view on whether these possible benefits could be realized. In addition, Lazard assumed that the Merger would be accounted for under the pooling of interests method of accounting. The financial analysis indicated that the combined entity would have earnings per share of $1.98 in 1995 and $2.62 in 1996.

  Has-Gets Analysis. Lazard compared the various characteristics, including earnings, capitalization and cash flow data, of shares of Diagnostek Common Stock with the characteristics of shares of VH Common Stock to be received by holders of Diagnostek Common Stock in the Merger. Lazard noted that, based on the $36.375 closing price of a share of VH Common Stock on June 7, 1995, the Exchange Ratio results in a price per share of Diagnostek Common Stock of $18.10, a 14.9% premium over the trading price of such shares 90 days preceding the original announcement of the Merger. Under the has-gets analysis, Lazard noted that, based on 1995 earnings estimates provided by management of Diagnostek and Value Health and the synergies expected by management of Diagnostek to be realized in the Merger, the current holders of Diagnostek Common Stock and of VH Common Stock would experience accretion of 10.4% and 13.2%, respectively, in earnings per share.

  Pro Forma Discounted Cash Flow Analysis. Using the DCF methodology described above, Lazard calculated the DCF of the combined Diagnostek/Value Health entity, giving effect to the Merger and various assumptions provided by the management of Diagnostek and Value Health, including the synergies expected by management of Diagnostek to be realized in the Merger. Applying a 14.0% to 16.0% discount rate and a 7.0x to 9.0x terminal multiple to the combined entity's projected 1999 EBITDA, the analysis resulted in an equity value reference range for the common stock of the combined entity of $37.66 to $48.57 per share. Lazard assumed lower discount rates and higher terminal multiples for the combined entity than as described above for Diagnostek as a stand-alone entity because the business operations of the combined companies will be more diverse and Value Health has on a stand-alone basis experienced a higher multiple and lower discount rate than Diagnostek.

  Pro Forma Comparable Public Company Analysis. Comparing the available data for the selected public companies described above (see "--Comparable Public Company Analysis") to the corresponding data for the combined Diagnostek/Value Health entity (giving effect to the Merger and certain other assumptions relating thereto, including the synergies expected by Diagnostek management to be realized in the Merger), Lazard calculated an equity value reference range for the common stock of the combined entity of $41.58 to $45.54 per share based on a multiple range of 21.0x to 23.0x calendar 1995 pro forma projected earnings. Because of the differences between the comparable companies and the combined Diagnostek/Value Health entity, as described below, Lazard did not consider the pro forma comparable company valuation to be as relevant as certain of the other valuation methodologies described herein.

  Pro Forma Leveraged Buyout Analysis. Lazard performed an LBO analysis on the combined Diagnostek/Value Health entity, utilizing projections provided by management of Diagnostek and Value Health for 1996 and extrapolations thereafter and assuming the leveraged capital structure described above under "--Leveraged Buyout Analysis". This analysis resulted in an EBITDA to interest coverage multiple of 2.5x and a total indebtedness to EBITDA multiple of 4.1x, in each case for fiscal 1996. Under the assumed LBO structure, within a four-year period 29.0% of the indebtedness incurred as part of the LBO could be repaid and the LBO equity holders of the combined entity would receive a return of 38.5% (based on an EBITDA exit multiple of 7.0x). In such an LBO transaction, based on the foregoing assumptions, the holders of the common stock for the combined entity would be paid $31.88 per share.

  Lazard utilized the DCF, comparable transactions, comparable company and LBO analyses described above in order to value Diagnostek. For the reasons noted above, Lazard did not consider the comparable transactions and comparable company analyses to be as relevant as the DCF and LBO valuations. The other methodologies described above were used by Lazard to determine whether the consideration proposed to be paid by Value Health for all the Diagnostek Common Stock was fair to the holders of such Common Stock in light of Lazard's valuation of Diagnostek. Lazard again considered the DCF and LBO analyses to be most reliable methodologies, given the greater limitations involved in the other methodologies, as described above. In utilizing management projections provided by Diagnostek, Lazard performed certain sensitivity analyses against such projections.

  In arriving at its opinion, Lazard performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. In addition, Lazard believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in the opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. With regard to the comparable transaction analysis and the comparable public company analyses summarized above, Lazard selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company utilized as a comparison is identical to Diagnostek, Value Health or the business segment for which a comparison is being made. In particular, Lazard noted that there are only a few independent publicly-traded PBMs in the industry following much consolidation. Two of these PBMs (Express Scripts, Inc. and SysteMed, Inc.) are significantly smaller than Diagnostek, and Caremark International Inc. has other significant businesses besides its PBM. Additionally, Value Health participates in diversified managed care businesses that are growing more rapidly than the PBM business. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies to which Diagnostek, Value Health or their respective business segments are being compared.

  In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Diagnostek's or Value Health's control. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than such estimates. Estimates of values of companies or parts of companies do not purport to be appraisals or necessarily to reflect the price at which such companies or parts may actually be sold, and such estimates are inherently subject to uncertainty.

  Lazard is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The Diagnostek Board of Directors selected Lazard to act as its financial advisor on the basis of Lazard's international reputation and Lazard's familiarity with Diagnostek. On May 1, 1995, Lazard statutorily converted from a limited partnership to a limited liability company.

  Lazard has in the past provided, and is currently providing, financial advisory services to Pfizer Inc. ("Pfizer"). On May 1, 1994, Value Health and Pfizer entered into a joint venture partnership to develop specialty disease management programs. Value Health and Pfizer also have a contractual arrangement to develop value-added programs designed to improve physician and patient use of Pfizer prescription and medical device products. In addition, several Pfizer drug products will receive assured positions on Value Health's prescription drug formularies in return for rebate arrangements.

  Pursuant to a letter agreement dated as of March 15, 1995, between Diagnostek and Lazard, it was confirmed that Lazard had agreed to act as financial advisor to Diagnostek in connection with the possible sale of Diagnostek. Diagnostek has agreed to pay Lazard a cash fee equal to 0.7% of the aggregate consideration paid or payable to Diagnostek or its securityholders in connection with the Merger. Such fee is payable only upon the closing of the Merger. Diagnostek has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of any legal counsel, and to indemnify Lazard and certain related persons against certain liabilities, including certain liabilities under the federal securities laws relating to, or arising out of, its engagement.

  As noted under the caption "THE MERGER--Recommendation of the Diagnostek Board of Directors; Reasons for the Merger," the fairness opinion of Lazard was only one of many factors considered by the Diagnostek Board of Directors in determining to approve the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Consummation of the Merger is conditioned on Value Health and Diagnostek receiving opinions, prior to the Effective Date, from Gibson, Dunn & Crutcher, counsel to Value Health, and Cozen and O'Connor, counsel to Diagnostek, respectively, that the Merger will qualify for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code and, accordingly, that no gain or loss will be recognized by holders of Diagnostek Common Stock upon the conversion of shares of Diagnostek

Common Stock into shares of VH Common Stock pursuant to the terms of the Merger (except as discussed below with respect to cash, if any, received in lieu of fractional share interests in VH Common Stock and with respect to certain real property transfer taxes). E. Gerald Riesenbach, a member of Cozen and O'Connor, has served as a director of Diagnostek since 1990.

  In such event, the tax basis of the shares of VH Common Stock received by holders of Diagnostek Common Stock on the conversion of Diagnostek Common Stock pursuant to the Merger will be the same as the tax basis of the shares of Diagnostek Common Stock converted (less any portion of such basis allocable to any fractional share interest in any share of VH Common Stock for which cash is received and with respect to certain real property transfer taxes, if any). The holding period of the shares of VH Common Stock into which shares of Diagnostek Common Stock are converted will include the period that such shares of Diagnostek Common Stock were held by the holder, provided that such shares of Diagnostek Common Stock were held as capital assets as of the Effective Date. Cash received by a holder of Diagnostek Common Stock in lieu of any fractional share interest in VH Common Stock will result in the recognition of gain or loss for federal tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of Diagnostek Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss, provided that such share of Diagnostek Common Stock was held as a capital asset as of the Effective Date, and will be long-term capital gain or loss if such share of Diagnostek Common Stock has been held for more than one year.

  Certain states and localities impose a tax on certain transfers (which include the Merger) of an interest in real property (including leases) located therein. Any returns required to be filed in connection with such tax will be filed by Diagnostek on behalf of the holders of Diagnostek Common Stock, and Value Health will pay any tax due thereon. Any such payment should result in a deemed payment by Value Health to the holders of Diagnostek Common Stock and a deemed payment of tax by such holders. Each such holder will be required to recognize any gain realized on the exchange of its shares of Diagnostek Common Stock for VH Common Stock to the extent of its allocable portion of such deemed payment. Such gain should be capital gain, provided that such shares of Diagnostek Common Stock were held as a capital asset as of the Effective Date, and will be long-term capital gain if such shares had been held for more than one year. Although there is no direct authority on the issue, there is a reasonable basis to conclude that any such deemed payment of tax should result in an increase of equal amount in the adjusted tax basis of such holder's shares of VH Common Stock received in the Merger.

  Based upon the advice of their respective counsel, Diagnostek and Value Health believe that no gain or loss will be recognized by Diagnostek, Value Health or Sub as a result of the Merger.

  THE DISCUSSION SET FORTH ABOVE OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. IN ADDITION, IT DOES NOT DISCUSS THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN PERSONS, INCLUDING HOLDERS OF OPTIONS OR WARRANTS, AND MAY NOT APPLY TO CERTAIN HOLDERS SUBJECT TO SPECIAL TAX RULES, INCLUDING DEALERS IN SECURITIES, FOREIGN HOLDERS AND HOLDERS WHO ACQUIRED THEIR SHARES OF DIAGNOSTEK COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION. THE DISCUSSION IS BASED UPON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.

  EACH HOLDER OF DIAGNOSTEK COMMON STOCK SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Value Health and Diagnostek will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of Value Health and Diagnostek for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined companies.

  The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of letters from the independent accountants of Value Health and Diagnostek to the effect that the Merger qualifies for pooling of interests accounting treatment.

CERTAIN LEGAL MATTERS

  Except as set forth below, no federal or state regulatory requirements or approvals, other than those arising in connection with the registration of VH Common Stock to be issued in the Merger and the effectiveness of this Proxy Statement-Prospectus, which are being obtained, and certain notice filings after the Effective Date, must be complied with or obtained in connection with the Merger.

  Antitrust. Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Value Health and Diagnostek filed on March 31, 1995 and April 4, 1995, respectively, a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Value Health and Diagnostek received early termination of the waiting period under the HSR Act on May 3, 1995.

  The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Merger under the antitrust laws. At any time before or after the Effective Date, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of Value Health, Diagnostek or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Value Health and Diagnostek relating to the businesses in which Value Health, Diagnostek and their respective subsidiaries are engaged, Value Health and Diagnostek believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that Value Health and Diagnostek will prevail. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court in the United States which prevents the consummation of the Merger.

  State Regulation. In connection with the Merger, the Surviving Corporation may be required to file notices with certain state pharmacy boards regarding the change of control of Diagnostek (relating to the pharmacy licenses held by certain Diagnostek subsidiaries).

FEDERAL SECURITIES LAW CONSEQUENCES

  All VH Common Stock issued in connection with the Merger will be freely transferable, except that any VH Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Diagnostek or Value Health prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Diagnostek, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Value Health, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Diagnostek or Value Health generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

  Affiliates may not sell their shares of VH Common Stock acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Value Health) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Date an affiliate of Diagnostek prior to the Merger (together with certain related persons) would be entitled to sell shares of VH Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of VH Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates of Diagnostek prior to the Merger if Value Health remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Date, an affiliate of Diagnostek prior to the Merger would be able to sell such VH Common Stock without such manner of sale or volume limitations provided that Value Health was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Value Health. Three years after the Effective Date, an affiliate of Diagnostek prior to the Merger would be able to sell such shares of VH Common Stock without any restrictions so long as such affiliate had not been an affiliate of Value Health for at least three months prior thereto. See "THE MERGER AGREEMENT-- Covenants."

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of VH Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

APPRAISAL RIGHTS

  Under the DGCL, neither the holders of VH Common Stock nor the holders of Diagnostek Common Stock are entitled to any dissenters' rights of appraisal with respect to the Merger.

EFFECT OF THE TERMINATION FEE

  The $15 million termination fee provided for in the Merger Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Diagnostek from considering or proposing such an acquisition. See "THE MERGER AGREEMENT--Termination; Fees and Expenses."

EXISTING DIAGNOSTEK LITIGATION

  On July 11, 1994, a purported shareholder class action was filed in the United States District Court for the District of New Mexico against Diagnostek and Nunzio P. DeSantis (Chairman and Chief Executive Officer), Courtlandt G. Miller (General Counsel, Secretary and Director), Vincent Villanueva (Vice President) and William A. Barron (President). The plaintiffs have named two class representatives: Irwin Bash (allegedly owning 200 shares of Diagnostek Common Stock) and Leykin, Hyman and Bash Associates (allegedly owning 1,000 shares of Diagnostek Common Stock).

  On July 7, 1994, Diagnostek announced that it had agreed with CIGNA that Diagnostek's pharmacy service contracts in support of the CIGNA managed health care plans in New Mexico and Arizona would be terminated. The agreement was reached after Diagnostek received correspondence dated June 30, 1994 from CIGNA giving notice of termination of the CIGNA contracts. The notice of termination stated that the contracts were being terminated because of certain instances of inappropriate purchases by Diagnostek of drugs (under the CIGNA contracts) from three manufacturers, which were ultimately used for other Diagnostek customers. These contracts, which had been awarded to Diagnostek during 1991 and 1992, had originally been scheduled to expire at various times commencing in July 1995. Diagnostek's revenues from the CIGNA contracts for the fiscal year ended March 31, 1994 were $80.7 million.

  In their original Complaint, the plaintiffs have alleged that the named defendants pursued a "scheme and course of conduct" to inflate Diagnostek's reported earnings through the concealment of specific facts underlying the termination of the CIGNA contracts. On December 30, 1994, the plaintiffs filed their First Amended Complaint which set forth additional alleged facts in support of the claims in the original

Complaint. The defendants in their Answer to Plaintiffs' First Amended Complaint asserted that they had taken appropriate remedial steps to rectify the situation, believed in good faith that the matter would be resolved and did not foresee that the contract would be terminated since at no time during the period that Diagnostek was effecting remedial steps did CIGNA communicate its intention to terminate the contracts. The defendants have raised in their Answer the general defenses that they did not, at any time, deceive, manipulate or defraud the plaintiffs or any other person regarding the CIGNA contracts and that all disclosures required by law pertaining to these contracts were made at all appropriate times by the defendants. The defendants have also asserted, among other things, that the plaintiffs did not rely upon any statement, act or omission of the defendants in purchasing Diagnostek Common Stock, and that any changes in the market price of Diagnostek Common Stock were due to factors other than the misrepresentations allegedly made by the defendants.

  On April 11, 1995, the plaintiffs filed a Second Amended Complaint alleging that the defendants made further misrepresentations in a press release and certain filings with the Commission regarding the anticipated annual revenues to be received in connection with a Department of Defense CHAMPUS contract awarded in July 1994. The Second Amended Complaint also extended the requested class period from July 6, 1994 to March 24, 1995.

  The Second Amended Complaint asserts that the defendants violated federal securities laws (including Section 10(b) of the Exchange Act and Rule 10(b)(5) promulgated thereunder, and prohibitions on insider trading), and that the defendants' actions constitute common law fraud and/or negligent misrepresentation. The plaintiffs seek monetary damages for the losses suffered as a result of the alleged misrepresentations, disgorgement of alleged insider trading profits and an award of costs and expenses incurred in the filing of these actions, including attorneys' fees, accountants' fees and experts' fees.

  On May 18, 1995, the defendants filed a Motion to Dismiss Plaintiffs' Second Amended Complaint asserting that the plaintiffs' allegations regarding the CHAMPUS contract are wholly speculative, without a factual basis and that the additional claims were filed purely for harassment purposes. In the event that the defendants' Motion to Dismiss Plaintiffs' Second Amended Complaint is not successful, the defendants expect to file an Answer raising the same general defenses that were raised in response to the First Amended Complaint.

  On May 26, 1995, the plaintiffs filed a motion seeking certification of a class consisting of all persons who purchased or otherwise acquired Diagnostek Common Stock during the period from April 28, 1994 through March 24, 1995, but excluding defendants and certain others associated with defendants. Defendants are seeking discovery in order to determine whether to oppose the motion for class certification.

  Although Diagnostek has denied any liability and is vigorously defending the litigation, Diagnostek has not established a reserve with respect to such litigation and there can be no assurance that the outcome of this litigation will not materially adversely affect Value Health's results of operations following consummation of the Merger.

  In addition, the Commission is conducting a formal investigation into the adequacy of Diagnostek's financial disclosures, books and records, and internal accounting controls, including whether Diagnostek overstated its assets and income in its financial statements for the fiscal year ended March 31, 1992 and the quarter ended June 30, 1992. Diagnostek has cooperated fully in connection with this investigation. Diagnostek has reached an agreement in principle with the Staff of the Commission pursuant to which Diagnostek will consent, without admitting or denying the Commission's findings, to a Commission order directing Diagnostek to cease and desist from violating certain antifraud provisions of the federal securities laws, provisions requiring accurate periodic filings with the Commission, and provisions requiring Diagnostek to maintain accurate financial records and adequate systems of internal accounting control. Similar agreements in principle have been reached between the Commission staff and a former officer of Diagnostek and an employee of its HCS subsidiary. The agreements in principle are subject to further consideration by Diagnostek and the Commission staff of the precise terms of a proposed order. Any such order will be effective only if approved by the Commission, and there can be no assurance that such approval will be forthcoming.

                              THE MERGER AGREEMENT

  The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Annex A and incorporated herein by reference. Stockholders of Value Health and Diagnostek are urged to read the Merger Agreement in its entirety.

THE MERGER

  The Merger Agreement provides that, subject to the approval of the Merger Agreement by the stockholders of Diagnostek and the approval of the Value Health Share Proposal by the stockholders of Value Health and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Diagnostek in accordance with Delaware law, whereupon the separate existence of Sub will cease and Diagnostek will be the Surviving Corporation of the Merger. On the Effective Date, the conversion of Diagnostek Common Stock and the conversion of shares of the common stock of Sub will be effected as described below. The Certificate of Incorporation, as amended, and By-laws of Diagnostek will be the Certificate of Incorporation and By-laws of the Surviving Corporation. The directors of Sub and of Diagnostek immediately prior to the Effective Date will become the directors of the Surviving Corporation and the officers of Diagnostek immediately prior to the Effective Date will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

EFFECTIVE DATE

  Following the adoption of the Merger Agreement and the Value Health Share Proposal and subject to satisfaction or waiver of certain terms and conditions, including conditions to closing, contained in the Merger Agreement, the Merger will become effective on such date as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such time thereafter as is provided in such Certificate. The filing of the Certificate of Merger will be made as soon as practicable after all conditions contemplated by the Merger Agreement have been satisfied or waived.

TERMS OF THE MERGER

  At the Effective Date:

    (i) each share of Diagnostek Common Stock held by Diagnostek or any subsidiary of Diagnostek or held by Value Health, Sub or any other subsidiary of Value Health immediately prior to the Effective Date will be canceled, and no payment will be made with respect thereto;

    (ii) each remaining outstanding share of Diagnostek Common Stock will be converted into the right to receive 0.4975 shares of VH Common Stock, with cash in lieu of fractional shares; and

    (iii) each issued and outstanding share of the capital stock of Sub will be converted into and represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

  As of the Effective Date, present holders of Diagnostek Common Stock will cease to have any rights as holders of such shares, but will have the rights of holders of VH Common Stock. After the Effective Date, the stock transfer books of Diagnostek will be closed and there will be no further transfers of Diagnostek Common Stock. See "THE MERGER--Conversion of Shares; Procedures for Exchange of Certificates" and "COMPARISON OF STOCKHOLDER RIGHTS."

FRACTIONAL SHARES

  Fractional shares of VH Common Stock will not be issued in connection with the Merger. In lieu of any such fractional share, each holder of Diagnostek Common Stock who would otherwise have been entitled to a fraction of a share of VH Common Stock upon surrender of certificates for exchange will be paid cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional VH Common Stock issued pursuant to the Merger Agreement. As soon as practicable following the Effective Date, the Exchange Agent will determine the excess of (i) the number of full shares of VH Common Stock delivered to the Exchange Agent by Value Health over (ii) the aggregate number of full shares of VH Common Stock to be distributed to holders of Diagnostek Common Stock (the "Excess Value Health Shares"), and the Exchange Agent, as agent for the former holders of Diagnostek Common Stock, will sell the Excess Value Health Shares at the prevailing prices on the NYSE. The sale of the Excess Value Health Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will deduct from the proceeds of the sale of the Excess Value Health Shares all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Value Health Shares. Until the net proceeds of such sale have been distributed to the former stockholders of Diagnostek, the Exchange Agent will hold such proceeds in trust for such former stockholders subject to the limitations described below. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Diagnostek in lieu of any fractional interests, the Exchange Agent will make available such amounts to such former stockholders.

SURRENDER AND PAYMENT

  The Merger Agreement provides that prior to the Effective Date, Value Health will appoint Mellon Securities Transfer Services, or such other person reasonably satisfactory to Diagnostek, to act as the Exchange Agent for the Merger. As soon as practicable after the Effective Date, Value Health will make available, and each holder of Diagnostek Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing Diagnostek Common Stock for cancellation, certificates representing the number of shares of VH Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares, as described above. VH Common Stock into which Diagnostek Common Stock will be converted in the Merger will be deemed to have been issued at the Effective Date.

  Any holder of shares of Diagnostek Common Stock who has not exchanged his or her shares for VH Common Stock in accordance with the terms of the Merger Agreement within six months after the Effective Date will have no further claim upon the Exchange Agent and will thereafter look only to Value Health and the Surviving Corporation for payment in respect of his or her shares of Diagnostek Common Stock. If any certificates representing shares of Diagnostek Common Stock entitled to payment pursuant to the Merger Agreement have not been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental agency or other governmental entity, such shares of Diagnostek Common Stock will, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

  No dividends or other distributions that are declared or made on VH Common Stock will be paid to persons entitled to receive certificates representing VH Common Stock until such persons surrender their certificates representing Diagnostek Common Stock. Upon such surrender, there will be paid to the person in whose name the certificates representing such VH Common Stock will be issued any dividends or other distributions which will have become payable with respect to such VH Common Stock in respect of a record date after the Effective Date. In no event will the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of VH Common Stock are to be issued in a name other than that in which the certificates representing shares of Diagnostek Common Stock surrendered in exchange therefor are registered, it is a condition of such exchange that the certificate or certificates so surrendered be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of VH Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent, Value Health, Diagnostek nor Sub will be liable to any holder of shares of Diagnostek Common Stock for any shares of VH Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO HOLDERS OF DIAGNOSTEK COMMON STOCK PROMPTLY FOLLOWING THE EFFECTIVE DATE AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF DIAGNOSTEK COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF VH COMMON STOCK. SEE "THE MERGER--CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES." STOCKHOLDERS OF DIAGNOSTEK SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO DIAGNOSTEK OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

STOCK OPTIONS

  At or prior to the Effective Date, Diagnostek and Value Health will take all action necessary to cause the assumption by Value Health as of the Effective Date of all of the following which remain outstanding as of the Effective Date:
(i) the options to purchase Diagnostek Common Stock, whether vested or unvested, issued under Diagnostek's 1983 Non-qualified Incentive Stock Option Plan and 1991 Stock Option Plan (the "Stock Option Plans"), (ii) options to purchase Diagnostek Common Stock pursuant to option agreements outside of the Stock Option Plans and (iii) the warrants to purchase Diagnostek Common Stock issued pursuant to warrant agreements (collectively, the "Outstanding Options"). To the extent permitted under applicable law and the applicable agreements and Stock Option Plans, each of the Outstanding Options will be converted without any action on the part of the holder thereof into an option to purchase shares of VH Common Stock as of the Effective Date. The number of shares of VH Common Stock that the holder of an assumed Outstanding Option will be entitled to receive upon the exercise of such option will be a number of whole and fractional shares determined by multiplying the number of shares of Diagnostek Common Stock subject to such option, determined immediately before the Effective Date, by the Exchange Ratio. The exercise price of each share of VH Common Stock subject to an Outstanding Option will be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Diagnostek Common Stock at which such option is exercisable immediately before the Effective Date by the Exchange Ratio. Other than as set forth in the Outstanding Options, the assumption and substitution of options as provided in the Merger Agreement will not give the holders of such options additional benefits or additional vesting rights which they did not have immediately prior to the Effective Date or relieve the holders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of the options.

  Only whole shares of VH Common Stock will be issued upon exercise of any Outstanding Option, and in lieu of receiving any fractional share of VH Common Stock, the holder of such option will receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes. Prior to the Effective Date, Diagnostek will take such additional actions as are necessary under applicable law and the applicable agreements and Stock Option Plans to assure that each Outstanding Option will, from and after the Effective Date, represent only the right to purchase, upon exercise, whole shares of VH Common Stock and cash in lieu of any fractional share as described above. After the Effective Date, the Stock Option Plans will be continued in effect by Value Health subject to amendment, modification, suspension, abandonment or termination as provided therein, and the Stock Option Plans as so continued (i) will relate solely to those Outstanding Options that are governed by such Stock Option Plans immediately prior to the Effective Date, (ii) thereafter will relate only to the issuance of VH Common Stock as provided in the Merger Agreement and (iii) will continue to provide for equitable adjustment in the terms of Outstanding Options in the event of certain corporate events which alter the capital structure of Value Health.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligations of Value Health and Diagnostek to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the approval of the Value Health Share Proposal by a majority of the votes cast on such proposal; (ii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the outstanding Diagnostek Common Stock; (iii) the authorization for listing on the NYSE, upon official notice of issuance, of the VH Common Stock issuable to Diagnostek stockholders pursuant to the Merger Agreement;
(iv) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act (which occurred on May 3, 1995);
(v) the Registration Statement for the VH Common Stock to be issued in connection with the Merger (the "Registration Statement") becoming effective in accordance with the provisions of the Securities Act and not being the subject of any stop order suspending effectiveness issued by the Commission;
(vi) the absence of any preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger (each party agreeing to use its best efforts to have any such injunction lifted); and (vii) the receipt by Value Health and Diagnostek of letters from Coopers & Lybrand L.L.P. and KPMG Peat Marwick LLP, respectively, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement.

  The obligations of Value Health and Sub to consummate the Merger are also subject to the satisfaction of the following further conditions (unless waived by Value Health): (i) Diagnostek having performed in all material respects its agreements contained in the Merger Agreement required to be performed by it on or prior to the Effective Date, and the representations and warranties of Diagnostek contained in the Merger Agreement are true when made and the representations and warranties of Diagnostek described in clauses (ii), (iii),
(iv), (vi) and (xi) under "--Representations and Warranties" below are true on and as of the Effective Date, except to the extent they relate to a particular date, in which case they remain true and correct as of the applicable date made; (ii) Value Health having received a favorable opinion of Gibson, Dunn & Crutcher, counsel to Value Health, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (iii) receipt of certain specified third party consents; and (iv) audited financial statements of Diagnostek for the fiscal year ending March 31, 1995 are available not later than June 6, 1995. Such financial statements were delivered on that date.

  The obligation of Diagnostek to consummate the Merger is also subject to the satisfaction of the following further conditions (unless waived by Diagnostek): (i) Value Health and Sub having performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Value Health and Sub contained in the Merger Agreement are true when made and on and as of the Effective Date, except to the extent they relate to a specific date; (ii) Diagnostek having received the opinion of Cozen and O'Connor, counsel to Diagnostek, to the effect that as of the Effective Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code with the effects specified in the Merger Agreement; and (iii) receipt of certain specified third party consents.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Value Health, Sub and Diagnostek relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, power and standing of, and similar corporate matters with respect to, each of Diagnostek, Value Health and Sub; (ii) each of Diagnostek's and Value Health's capitalizations; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each such party and of the transactions contemplated thereby; (iv) the absence of any conflict with Diagnostek's, Value Health's and Sub's respective certificates of incorporation and by-laws and compliance with applicable laws; (v) reports and other documents filed with the Commission and other regulatory authorities and the accuracy of the information contained therein; (vi) audited consolidated financial statements for the most recently completed fiscal year, their compliance with applicable accounting requirements and rules of the Commission, their preparation in accordance with generally accepted accounting principles applied on a consistent basis and the fairness of their presentation of the financial position, results of operations and cash flow at the end of or for such fiscal year presented therein; (vii) the absence of certain changes or events having a material adverse effect on the condition (financial or otherwise), business or results of operations of Diagnostek and Value Health (other than as a result of changes in laws or regulations of general applicability); (viii) the absence of any litigation that would have a material adverse effect on the condition (financial or otherwise), business or results of operations of Diagnostek and Value Health; (ix) the absence of any material untrue statements in the Registration Statement and the Proxy Statement-Prospectus; (x) the absence of any default under Diagnostek's employee benefit plans; (xi) the inapplicability of Section 203 of the DGCL to the Merger and the transactions contemplated thereby; (xii) the receipt of opinions of Diagnostek's and Value Health's financial advisors; (xiii) compliance with applicable laws; (xiv) the absence of undisclosed liabilities; (xv) the absence of any tax delinquencies that would have a material adverse effect on the financial condition, business or results of operations of Diagnostek; (xvi) the absence of actions taken by Diagnostek or Value Health that would prevent the Merger from being effected as a pooling of interests for accounting and financial reporting purposes; (xvii) Diagnostek is not an "investment company"; (xviii) compliance by Diagnostek and Value Health with applicable environmental laws, regulations and requirements, and the absence of any claims against Diagnostek or Value Health regarding environmental violations or liability; (xix) compliance by Diagnostek and Value Health with Medicare and Medicaid statutes and regulations; (xx) compliance in all material respects by Diagnostek and Value Health with applicable state laws regulating pharmacies; (xxi) material contracts of Diagnostek and Value Health;
(xxii) Diagnostek's ownership or leasehold interest in properties free and clear of liens; and (xxiii) Diagnostek's insurance coverage and intellectual property rights.

CONDUCT OF BUSINESS PENDING THE MERGER

  Prior to the Effective Date, unless Value Health otherwise agrees in writing, Diagnostek will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and will, and will cause its subsidiaries to, use their reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Date, except for any impairment which would not have a material adverse effect. Diagnostek will, and will cause its subsidiaries to use their reasonable best efforts to: (i) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of governmental entities applicable to Diagnostek and its subsidiaries; (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would have a material adverse effect on Diagnostek.

  Except as required by the Merger Agreement, Diagnostek will not and will not propose to: (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries; (ii) amend its Certificate of Incorporation or By-laws; (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Diagnostek, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property; or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Diagnostek capital stock.

  Diagnostek will not, nor will it permit any of its subsidiaries to: (i) except as required by the Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness (other than pursuant to existing lines of credit for use in the ordinary course of business and consistent with past practices) or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Diagnostek Common Stock disclosed in the Merger Agreement; (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business;

(iii) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this clause
(iv) which are material, individually or in the aggregate, to Diagnostek and its subsidiaries taken as a whole, except that Diagnostek may create new wholly owned subsidiaries with the prior written consent of Value Health, which consent may not be unreasonably withheld; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

  Except as disclosed to Value Health, Diagnostek will not, nor will it permit any of its subsidiaries to, except as required to comply with applicable law or pursuant to the terms of existing agreements that were not required to be included in Diagnostek's disclosure schedule pursuant to the Merger Agreement:
(i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Diagnostek benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to Diagnostek and its subsidiaries relative to the level in effect prior to such amendment); (iii) pay any benefit not provided under any existing plan or arrangement; (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Diagnostek benefit plan (including, without limitation, the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), other than such plans and arrangements (other than stock options) which are made in the ordinary course of business consistent with past practice; (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Diagnostek benefit plan other than in the ordinary course of business consistent with past practice; or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that nothing contained in the Merger Agreement will prevent Diagnostek or any of its subsidiaries from paying any bonus to or increasing the compensation of any employee in accordance with the terms of any employment agreement for such employee that was provided to Value Health prior to the date of the Merger Agreement.

  Diagnostek will not, nor will it permit any of its subsidiaries to: (i) make any investments in non-investment grade securities exceeding $1 million; or sell, at a loss of greater than $50,000, any debt securities held for investment purposes, (ii) form any corporation, partnership, joint venture or other business association or entity, provided, however, that Diagnostek may form a wholly owned subsidiary with the prior written consent of Value Health, which consent will not be unreasonably withheld or (iii) take or cause to be taken any action which would disqualify the Merger as a pooling of interests for accounting purposes.

  Prior to the Effective Date, unless Diagnostek otherwise agrees in writing or except as otherwise required by the Merger Agreement: (i) Value Health will, and will cause its Significant Subsidiaries (as defined in the Merger Agreement) to use their reasonable best efforts to (A) preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Date, except such impairment as would not have a material adverse effect on Value Health, (B) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices, (C) comply in all material respects with all laws, ordinances and regulations of governmental entities applicable to Value Health and its Significant Subsidiaries, (D) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted and
(E) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would result in a material adverse effect on Value Health;
(ii) Value

Health will not amend any of the material terms or provisions of the VH Common Stock; (iii) Value Health will not take any action that would result in the failure to maintain the trading of VH Common Stock on the NYSE; (iv) Value Health will not declare or pay any dividend or distribution on any outstanding shares of its capital stock; and (v) Value Health will not, nor will it permit any of its subsidiaries to, take or cause to be taken any action which would disqualify the Merger as a pooling of interests for accounting purposes.

  Each party has agreed promptly to give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of (i) any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in the Merger Agreement and (ii) any change in circumstances or event which would cause or constitute, in the case of notice by Value Health, a Parent Material Adverse Effect (as defined in the Merger Agreement), and in the case of notice by Diagnostek, a Company Material Adverse Effect (as defined in the Merger Agreement).

COVENANTS

  Each of Value Health and Diagnostek and their respective subsidiaries will give the other access to all of its properties, books, contracts, commitments, records and personnel through the Effective Date, and each will furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request (including, without limitation, updated information on pending litigation). Each of Diagnostek and Value Health will hold, and will cause its respective employees and agents to hold, in confidence all such information in accordance with the terms of confidentiality agreements. Value Health and Diagnostek have further agreed to prepare and file with the Commission preliminary proxy materials consisting of a preliminary proxy statement and a preliminary prospectus with respect to the VH Common Stock to be issued in connection with the Merger and to make all necessary filings with respect to the Merger under applicable state and federal securities laws and to use all reasonable efforts to obtain required approvals and clearances with respect thereto. Diagnostek has also agreed to file with the Commission a definitive proxy statement and Value Health has agreed to file with the Commission a definitive proxy statement and registration statement, and Diagnostek and Value Health have further agreed to use all reasonable efforts to cause the registration statement to become effective as soon as practicable thereafter.

  Prior to the Effective Date, Diagnostek has agreed to deliver to Value Health a letter identifying all persons who were, at the time of the Diagnostek Special Meeting, "affiliates" of Diagnostek as that term is used in paragraphs
(c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). In identifying such Affiliates, Diagnostek will consult with counsel satisfactory to counsel for Value Health. Diagnostek has agreed to deliver to Value Health, on or prior to the Effective Date, a written agreement from each Affiliate that he or she will not offer to sell, sell or otherwise dispose of any VH Common Stock issued to him or her pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act. Diagnostek has agreed to use its best efforts to cause all persons who are Affiliates to deliver to Value Health, on or prior to the earlier of (i) the mailing of the Proxy Statement-Prospectus or (ii) the 30th day prior to the Effective Date, written agreements that they will not sell or in any other way reduce such Affiliate's risk relative to any VH Common Stock received in the Merger, until such time as financial results covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. The Merger Agreement provides that within 45 days after the end of the first fiscal quarter of Value Health ending at least 30 days after the Effective Date, Value Health will publish results including at least 30 days of combined operations of Value Health and Diagnostek as referred to in the written agreements referred to in the previous sentence.

  Value Health has agreed to use its best efforts to list the VH Common Stock issued pursuant to the Merger on the NYSE, upon official notice of issuance.

  Each of Value Health and Diagnostek has filed a notification under the HSR Act in connection with the Merger and the transactions contemplated thereby, and agreed to use all reasonable efforts to respond as promptly as practicable to any inquiries received from the FTC and the Antitrust Division for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. On May 3, 1995, Value Health and Diagnostek received early termination of the waiting period under the HSR Act.

  Value Health, Diagnostek and Sub have agreed to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable governmental entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, in the case of the Merger Agreement and the Value Health Share Proposal, to the appropriate vote of the stockholders of Diagnostek and Value Health. Notwithstanding the foregoing, there will be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by the Merger Agreement if such action, either alone or together with another action, would have a material adverse effect on either Diagnostek or Value Health.

EFFECT ON EMPLOYEE BENEFIT PLANS

  Subject to the provisions described below, Value Health will take all actions necessary or appropriate to permit the employees of Diagnostek and its subsidiaries on the Effective Date ("Affected Employees") to participate after the Effective Date in those of Value Health's employee benefit programs that are comparable to Diagnostek employee benefit programs and to cause the Surviving Corporation to take all actions necessary or appropriate to adopt such Value Health employee benefit programs effective as of the Effective Date. Value Health will cause the Surviving Corporation to give each Affected Employee full credit for service with Diagnostek for purposes of eligibility to participate in, vesting and payment of benefits under, and eligibility for any Value Health subsidized benefit provided under (but not, except as provided in the preceding clause, for purposes of determining the amount of any benefit under), any such Value Health employee benefit plan.

  After the Effective Date, Value Health will have a reasonable period not to exceed one year (the "Review Period") in which to review all of the employee and fringe benefit plans maintained by Diagnostek or any of its subsidiaries (the "Diagnostek Plans") for compatibility and consistency with Value Health's employee benefit programs. During the Review Period, Value Health may determine to have the Surviving Corporation continue in effect any one or more of the Diagnostek Plans, amend or modify any one or more of the Diagnostek Plans, merge one or more of the Diagnostek Plans into a comparable Value Health employee benefit plan adopted by the Surviving Corporation or terminate any one or more of the Diagnostek Plans in its or their entirety. Any such amendment, modification or termination may not deprive any Affected Employee of any benefit to which such Affected Employee has become entitled immediately prior to the Effective Date. To the extent the Surviving Corporation continues in effect any of the Diagnostek Plans during the Review Period, neither it nor Value Health will be obligated to adopt a comparable Value Health employee benefit plan for Affected Employees until such Diagnostek Plan is discontinued, and such adopted employee benefit plan will be effective only as of the date of such discontinuance. If Value Health does not maintain an employee benefit plan comparable to one of the Diagnostek Plans, there will be no obligation to adopt any plan or program upon the discontinuance or termination of such Diagnostek Plan.

NO SOLICITATION

  Subject to the fiduciary duties of the Diagnostek Board of Directors, as advised by outside counsel, neither Diagnostek nor any of its subsidiaries will, directly or indirectly, take (nor will Diagnostek authorize or permit its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Diagnostek will promptly communicate to Value Health any solicitation by Diagnostek and the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. "Acquisition Proposal" means any proposed (a) merger, consolidation or similar transaction involving Diagnostek, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Diagnostek or its subsidiaries representing 25% or more of the consolidated assets of Diagnostek and its subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the voting power of Diagnostek or (d) transaction in which any person will acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) will have been formed which beneficially owns or has the right to acquire beneficial ownership of 25% or more of the outstanding Diagnostek Common Stock.

INDEMNIFICATION

  The Merger Agreement provides that, from and after the Effective Date, Value Health will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of Diagnostek against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Value Health and the Surviving Corporation, or otherwise in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director or officer of Diagnostek and arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by the Merger Agreement), in each case to the full extent permitted under the DGCL (and will pay expenses in advance of the final disposition of any such action or proceeding to each indemnified party to the fullest extent permitted under the DGCL, upon receipt from the indemnified party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL). The Certificate of Incorporation of the Surviving Corporation will contain the provision with respect to indemnification set forth in Diagnostek's Certificate of Incorporation, as amended, on the date of the Merger Agreement, which provision will not be amended, repealed or otherwise modified for a period of six years after the Effective Date in any manner that would adversely affect the rights thereunder of the individuals who at the Effective Date were directors or officers of Diagnostek in respect of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. The Merger Agreement provides that, with respect to matters occurring prior to the Effective Date, Value Health will use its reasonable best efforts to cause to be maintained in effect for not less than three years after the Effective Date, the current policies of directors' and officers' liability insurance maintained by Diagnostek; provided, however, that (i) Value Health may substitute therefor policies of substantially similar coverage containing substantially similar terms and conditions for the indemnified parties to the extent reasonably available and (ii) Value Health will not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to March 27, 1995, but in such case will purchase as much coverage as possible for such amount.

TERMINATION; FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the stockholders of Diagnostek: (i) by mutual consent of the Boards of Directors of Value

Health and Diagnostek; (ii) by either Value Health or Diagnostek if the Merger shall not have been consummated on or before September 15, 1995 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under the Merger Agreement); (iii) by Diagnostek if any of the conditions specified in Sections 9.1 and 9.2 of the Merger Agreement has not been met or waived at such time as such condition is no longer capable of satisfaction; (iv) by Value Health if any of the conditions specified in Sections 9.1 and 9.3 of the Merger Agreement has not been met or waived at such time as such condition is no longer capable of satisfaction; (v) by Value Health if generally (A) any person commences a tender offer or exchange offer for 25% or more of the then outstanding shares of Diagnostek Common Stock and the Diagnostek Board of Directors has not recommended against such offer or takes no position with respect to the acceptance of such offer by its stockholders, (B) Diagnostek has authorized, recommended or proposed an agreement with any person to merge, sell or dispose of 25% or more of its consolidated assets or issue 25% or more of its voting stock, (C) any person has acquired or has the right to acquire beneficial ownership of 25% or more of the then outstanding Diagnostek Common Stock or (D) the holders of Diagnostek Common Stock have not approved the Merger following a public announcement of a proposal to engage in a transaction described in (A), (B) or (C) above or the Diagnostek Board of Directors has withdrawn or modified its recommendation that the holders of the Diagnostek Common Stock approve the Merger; or (vi) by Diagnostek (A) if its Board of Directors in the exercise of its fiduciary duties accepts an Acquisition Proposal of the type specified in (A), (B) or (C) of (v) above or (B) upon the occurrence of an event specified in (v)(C) above.

  Upon the termination of the Merger Agreement by Value Health pursuant to (v) above, or by Diagnostek pursuant to (vi) above or following the occurrence of an event specified in (v)(D) above, Diagnostek is obligated to pay Value Health a fee of $15 million. Upon consummation of the Merger or the termination of the Merger Agreement for any reason other than those set forth in the immediately preceding sentence, any obligation to pay such fee shall expire. Generally, all costs and expenses incurred in connection with the Merger will be paid by the party incurring such expense, except that filing fees required under the HSR Act and the Securities Act and all printing expenses incurred by either party will be shared equally by Value Health and Diagnostek.

AMENDMENT; WAIVER

  The Merger Agreement provides that it may be amended by the parties thereto, by or pursuant to action taken by the respective Boards of Directors, at any time before or after approval thereof by the stockholders of Value Health and Diagnostek, but, after such approval, no amendment may be made which changes the ratio at which Diagnostek Common Stock is to be converted into VH Common Stock or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Value Health, Sub and Diagnostek.

  At any time prior to the Effective Date, the parties to the Merger Agreement, by or pursuant to action taken by their respective Boards of Directors, may:
(i) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

LITIGATION WITH RESPECT TO THE MERGER

  Promptly after the announcement of the execution of the Merger Agreement, 11 stockholder class action suits were filed in the Court of Chancery in the State of Delaware against Diagnostek and its directors (Nunzio P. DeSantis, Courtlandt G. Miller, David Devereaux, Julius Golden, Miles Stuchin and E. Gerald

Riesenbach) asserting that the value of the consideration to be received by Diagnostek stockholders is unfair and grossly inadequate and that the directors of Diagnostek breached their fiduciary duties to Diagnostek stockholders by failing to take steps to maximize stockholder value. The suits seek, among other things, to enjoin the Merger, to compel the directors of Diagnostek to reconsider the Exchange Ratio and to recover unspecified damages. Diagnostek and the individual defendants intend to vigorously defend these claims based upon their belief that the actions of Diagnostek and its directors in connection with the Merger Agreement were appropriately taken under applicable law and that the Merger is fair to and in the best interests of Diagnostek's stockholders. Value Health has been named as a defendant in certain of these actions for allegedly aiding and abetting in the alleged breaches of fiduciary duty by the Diagnostek directors. Value Health believes that the allegations that it aided and abetted an alleged breach of fiduciary duty are without merit and intends to defend such claims vigorously. The plaintiffs have served a document production request upon the defendants, to which the defendants have submitted written responses. Diagnostek has filed an answer denying the principal allegations of the complaint. Value Health expects also to file an answer denying the complaint's principal allegations. As of June 22, 1995, no further action has been taken by either the plaintiffs or the defendants, although counsel representing the plaintiffs have suggested that the actions be consolidated and captioned "In Re: Diagnostek, Inc. Shareholders Litigation."
                            -----------------------------------------------

MERGER-RELATED EXPENSE

  The costs of combining operations, including transaction costs, are expected to result in a charge to Value Health's earnings estimated to be $40 million to $50 million before income taxes. Such charge may be increased by unanticipated additional expenses incurred in connection with the Merger which would have a negative impact on Value Health's results of operations in the period the charge is recorded. Of the expected charge, approximately $6 million to $8 million is anticipated to be incurred in connection with transaction costs and $34 million to $42 million is anticipated to be incurred in connection with costs associated with the combination of operations and related activities, all of which will be incurred to eliminate duplicate facilities and excess capacity. The exact timing of this charge cannot be determined but management expects this charge will be recorded primarily in the quarter in which the Merger is consummated.

                COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICY

  Both the VH Common Stock and the Diagnostek Common Stock are listed on the NYSE. Prior to November 18, 1992, the VH Common Stock traded on the Nasdaq National Market.

  The following table sets forth, for the periods indicated, the high and low sales prices per share of the VH Common Stock as reported on the NYSE Composite Tape (prior to November 18, 1992, on the Nasdaq National Market) and for the Diagnostek Common Stock as reported on the NYSE Composite Tape, during such calendar periods.

                                                                   DIAGNOSTEK
                                               VH COMMON STOCK    COMMON STOCK
                                             ------------------- ---------------
                                               HIGH       LOW     HIGH     LOW
                                             --------- --------- ------- -------
1992:
  First Quarter............................. $24 11/64 $18 1/2   $26 3/4 $21 1/2
  Second Quarter............................  25 1/2    18 21/64  21 7/8  11 3/4
  Third Quarter.............................  30 1/2    21 1/4    17 7/8   9 3/8
  Fourth Quarter............................  40 1/4    23 1/2    18       6 5/8
1993:
  First Quarter.............................  41        22         8 3/8   6
  Second Quarter............................  35        23         9 3/4   6 1/4
  Third Quarter.............................  40 1/4    29        16 1/4   8 3/4
  Fourth Quarter............................  37 7/8    26 1/4    19 7/8  13 7/8
1994:
  First Quarter.............................  43 1/2    30 1/8    22 1/4  16 3/8
  Second Quarter............................  45 1/2    37 1/4    25 1/4  13 7/8
  Third Quarter.............................  52        37 1/2    25 3/4  17 1/2
  Fourth Quarter............................  48 1/4    31 3/4    20 1/8  12 5/8
1995:
  First Quarter.............................  40 3/4    34        21 3/8  14 1/2
  Second Quarter*...........................  40 1/2    31 7/8    21 5/8  16 3/4

- --------

* Through June 21, 1995.

  The following table sets forth the high and low sales prices, as reported on the NYSE Composite Tape, of VH Common Stock and Diagnostek Common Stock on March 24, 1995. The public announcement of the Merger Agreement occurred prior to the opening of trading on March 27, 1995.

                                VALUE HEALTH DIAGNOSTEK DIAGNOSTEK EQUIVALENT(1)
                                ------------ ---------- ------------------------
      High.....................    35          18 3/4           17 13/32
      Low......................    34 1/4      18 1/4           17 3/64

- --------
(1) The Diagnostek equivalent market value is computed by multiplying the high and low market price per share of VH Common Stock by the Exchange Ratio.

  Neither Value Health nor Diagnostek has historically paid any cash dividends on its common stock. Value Health currently intends to retain its earnings to finance future growth. Neither Value Health nor Diagnostek anticipates paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth the capitalization of Value Health and Diagnostek as of March 31, 1995, and as adjusted to give effect to the Merger and related transactions. See "THE MERGER AGREEMENT--Terms of the Merger."

                                              AS OF MARCH 31, 1995
                                  --------------------------------------------
                                        HISTORICAL             PRO FORMA
                                  ----------------------- --------------------
                                  VALUE HEALTH DIAGNOSTEK ADJUSTMENTS COMBINED
                                  ------------ ---------- ----------- --------
                                           (UNAUDITED) (IN THOUSANDS)
Long-term debt, net of current
 maturities:
  Capitalized lease obligations..   $  3,309    $     --   $      --  $  3,309
  Borrowings.....................         --      12,000          --    12,000
                                    --------    --------   ---------  --------
    Total long-term debt.........      3,309      12,000          --    15,309
                                    --------    --------   ---------  --------
Stockholders' equity:
  VH Common Stock................    304,447          --     137,238   441,685
  Diagnostek Common Stock........         --         244        (244)       --
  Additional paid-in capital.....         --     137,742    (137,742)       --
  Treasury stock.................         --      (1,297)      1,297        --
  Retained earnings..............    106,095      49,717        (549)  155,263
  Unrealized loss on securities
   available-for-sale, net of
   tax...........................       (214)     (2,358)         --    (2,572)
                                    --------    --------   ---------  --------
    Total stockholders' equity...    410,328     184,048          --   594,376
                                    --------    --------   ---------  --------
      Total capitalization.......   $413,637    $196,048   $      --  $609,685
                                    ========    ========   =========  ========

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following pro forma combined condensed financial statements (unaudited) give effect to the Merger of Value Health and Diagnostek under the pooling of interests method of accounting. These pro forma financial statements are presented for illustrative purposes only and, therefore, are not necessarily indicative of the operating results or financial position that would have occurred or might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position that may occur in the future. Further, the pro forma combined condensed financial statements exclude the transaction costs of the Merger, and the potential cost savings that may be achieved, and the Merger-related expenses that are expected to be incurred in connection with the integration of Value Health's and Diagnostek's business operations.

  A pro forma combined condensed balance sheet is provided as of March 31, 1995, giving effect to the Merger as though it had been consummated on that date. Pro forma combined condensed statements of operations are provided for the three-month periods ended March 31, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented.

  The pro forma combined condensed financial statements are derived from, and should be read in conjunction with, Value Health's audited and unaudited consolidated financial statements and Diagnostek's audited and unaudited consolidated financial statements (which, because Diagnostek's fiscal year ends March 31, have been recast to conform to Value Health's fiscal year of December
31), previously filed with the Commission. Certain audited and unaudited financial statements of Value Health and Diagnostek have not been incorporated by reference herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

                    VALUE HEALTH, INC. AND DIAGNOSTEK, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                       HISTORICAL
                                   --------------------
                                    VALUE                PRO FORMA  PRO FORMA
                                    HEALTH   DIAGNOSTEK ADJUSTMENTS COMBINED
                                   --------  ---------- ----------- ---------
ASSETS
Current assets:
  Cash and cash equivalents......  $ 66,838   $  4,149   $      --  $ 70,987
  Restricted cash................     1,038         --                 1,038
  Short-term investments.........    36,228         --                36,228
  Accounts receivable............   181,860     55,984               237,844
  Inventories....................        --     28,966       9,512    38,478
  Prepaid expenses and other
   current assets................    28,248     21,894      (9,512)   40,630
                                   --------   --------   ---------  --------
   Total current assets..........   314,212    110,993          --   425,205
Fixed assets, net................    89,412     22,951               112,363
Long-term investments............    14,320     59,176                73,496
Goodwill, net....................   115,323     62,299               177,622
Other assets.....................    22,283     11,031                33,314
                                   --------   --------   ---------  --------
   Total assets..................  $555,550   $266,450   $      --  $822,000
                                   ========   ========   =========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..........  $     --   $ 10,337   $      --  $ 10,337
  Payable to providers...........    77,053         --      16,469    93,522
  Accounts payable and accrued
   expenses......................    30,741     42,663     (16,469)   56,935
  Accrued contract losses........        --      9,621                 9,621
  Other current liabilities......    28,541      6,761                35,302
                                   --------   --------   ---------  --------
   Total current liabilities.....   136,335     69,382          --   205,717
Long-term debt, net of current
 portion.........................        --     12,000                12,000
Other liabilities................     8,887      1,020                 9,907
                                   --------   --------   ---------  --------
   Total liabilities.............   145,222     82,402          --   227,624
                                   --------   --------   ---------  --------
Stockholders' equity:
  Preferred stock................        --         --                    --
  Common stock...................   304,447        244     136,994   441,685
  Additional paid-in capital.....        --    137,742    (137,742)       --
  Treasury stock.................        --     (1,297)      1,297        --
  Retained earnings..............   106,095     49,717        (549)  155,263
  Unrealized loss on securities
   available-for-sale, net of
   tax...........................      (214)    (2,358)               (2,572)
                                   --------   --------   ---------  --------
   Total stockholders' equity....   410,328    184,048          --   594,376
                                   --------   --------   ---------  --------
   Total liabilities and
    stockholders' equity.........  $555,550   $266,450   $      --  $822,000
                                   ========   ========   =========  ========

                    VALUE HEALTH, INC. AND DIAGNOSTEK, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                              HISTORICAL             MERGER                  ACQUISITIONS
                          ------------------- -------------------- ---------------------------------
                                                                                             TOTAL
                                                            PRO                               PRO
                           VALUE               PRO FORMA   FORMA      OTHER      PRO FORMA   FORMA
                           HEALTH  DIAGNOSTEK ADJUSTMENTS COMBINED ACQUISITIONS ADJUSTMENTS COMBINED
                          -------- ---------- ----------- -------- ------------ ----------- --------
Total revenues..........  $276,104  $177,248    $(9,239)  $444,113    $3,335       $(61)    $447,387
                          --------  --------    -------   --------    ------       -----    --------
Expenses:
  Cost of services......   210,806   168,107     (9,807)   369,106       393          --     369,499
  Selling, general and
   administrative.......    31,112    12,796     (1,227)    42,681     2,151          --      44,832
  Other expenses........     6,565       515      1,795      8,875       116          59       9,050
                          --------  --------    -------   --------    ------       -----    --------
                           248,483   181,418     (9,239)   420,662     2,660          59     423,381
                          --------  --------    -------   --------    ------       -----    --------
Earnings from continuing
 operations before
 income taxes...........    27,621    (4,170)        --     23,451       675        (120)     24,006
Provision for income        11,046    (1,490)        --      9,556       270         (48)      9,778
 taxes..................  --------  --------    -------   --------    ------       -----    --------
Earnings from continuing  $ 16,575  $ (2,680)   $    --   $ 13,895    $  405       $ (72)   $ 14,228
 operations.............  ========  ========    =======   ========    ======       =====    ========
Earnings from continuing
 operations per common    $   0.40  $  (0.11)   $    --   $   0.26                          $   0.26
 share..................  ========  ========    =======   ========                          ========
Weighted average common
 shares and common share
 equivalents                41,500    25,363    (12,745)    54,118                            54,118
 outstanding............  ========  ========    =======   ========                          ========

                    VALUE HEALTH, INC. AND DIAGNOSTEK, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1994
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                              HISTORICAL             MERGER                  ACQUISITIONS
                          ------------------- -------------------- ---------------------------------
                                                                                             TOTAL
                                                            PRO                               PRO
                           VALUE               PRO FORMA   FORMA      OTHER      PRO FORMA   FORMA
                           HEALTH  DIAGNOSTEK ADJUSTMENTS COMBINED ACQUISITIONS ADJUSTMENTS COMBINED
                          -------- ---------- ----------- -------- ------------ ----------- --------
Total revenues..........  $216,350  $162,326    $(5,602)  $373,074   $19,002      $(448)    $391,628
                          --------  --------    -------   --------   -------      ------    --------
Expenses:
  Cost of services......   172,572   144,107     (5,986)   310,693     7,848          --     318,541
  Selling, general and
   administrative.......    21,477    11,177       (590)    32,064     9,191        (178)     41,077
  Other expenses........     4,263    12,424        974     17,661       330         144      18,135
                          --------  --------    -------   --------   -------      ------    --------
                           198,312   167,708     (5,602)   360,418    17,369         (34)    377,753
                          --------  --------    -------   --------   -------      ------    --------
Earnings from continuing
 operations before
 income taxes...........    18,038    (5,382)        --     12,656     1,633        (414)     13,875
Provision for income         7,261    (1,618)        --      5,643       815         (77)      6,381
 taxes..................  --------  --------    -------   --------   -------      ------    --------
Earnings from continuing  $ 10,777  $ (3,764)   $    --   $  7,013   $   818      $ (337)   $  7,494
 operations.............  ========  ========    =======   ========   =======      ======    ========
Earnings from continuing
 operations per common    $   0.26  $  (0.15)   $    --   $   0.13                          $   0.14
 share..................  ========  ========    =======   ========                          ========
Weighted average common
 shares and common share
 equivalents                41,311    25,287    (12,707)    53,891                            53,891
 outstanding............  ========  ========    =======   ========                          ========

                    VALUE HEALTH, INC. AND DIAGNOSTEK, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                              HISTORICAL              MERGER                    ACQUISITIONS
                          ------------------- ---------------------- -----------------------------------
                                                                                              TOTAL PRO
                           VALUE               PRO FORMA  PRO FORMA     OTHER      PRO FORMA    FORMA
                           HEALTH  DIAGNOSTEK ADJUSTMENTS  COMBINED  ACQUISITIONS ADJUSTMENTS  COMBINED
                          -------- ---------- ----------- ---------- ------------ ----------- ----------
Total revenues..........  $976,403  $660,523   $(31,000)  $1,605,926   $50,556      $(1,105)  $1,655,377
                          --------  --------   --------   ----------   -------      -------   ----------
Expenses:
  Costs of services.....   763,631   586,267    (32,881)   1,317,017    24,249          --     1,341,266
  Selling, general and
   administrative.......   104,034    43,141     (2,892)     144,283    20,479         (711)     164,051
  Other expenses........    26,165    14,105      4,773       45,043     1,321          526       46,890
                          --------  --------   --------   ----------   -------      -------   ----------
                           893,830   643,513    (31,000)   1,506,343    46,049         (185)   1,552,207
                          --------  --------   --------   ----------   -------      -------   ----------
Earnings from continuing
 operations before
 income taxes...........    82,573    17,010         --       99,583     4,507         (920)     103,170
Provision for income
 taxes..................    32,952     7,110         --       40,062     2,185         (171)      42,076
                          --------  --------   --------   ----------   -------      -------   ----------
Earnings from continuing
 operations.............  $ 49,621  $  9,900   $     --   $   59,521   $ 2,322      $  (749)  $   61,094
                          ========  ========   ========   ==========   =======      =======   ==========
Earnings from continuing
 operations per common
 share..................  $   1.19  $   0.39   $     --   $     1.10                          $     1.13
                          ========  ========   ========   ==========                          ==========
Weighted average common
 shares and common share
 equivalents
 outstanding............    41,585    25,286    (12,706)      54,165                              54,165
                          ========  ========   ========   ==========                          ==========

                    VALUE HEALTH, INC. AND DIAGNOSTEK, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                  MERGER
                                                          ----------------------
                                        HISTORICAL
                                  -----------------------  PRO FORMA  PRO FORMA
                                  VALUE HEALTH DIAGNOSTEK ADJUSTMENTS  COMBINED
                                  ------------ ---------- ----------- ----------
Total revenues..................    $689,455    $436,588   $(13,700)  $1,112,343
                                    --------    --------   --------   ----------
Expenses:
  Costs and expenses............     540,728     379,692    (15,576)     904,844
  Selling, general and
   administrative...............      78,140      37,759     (2,888)     113,011
  Other expenses................      52,911       6,043      4,764       63,718
                                    --------    --------   --------   ----------
                                     671,779     423,494    (13,700)   1,081,573
                                    --------    --------   --------   ----------
Earnings from continuing
 operations before income taxes.      17,676      13,094         --       30,770
Provision for income taxes......      10,678       5,162         --       15,840
                                    --------    --------   --------   ----------
Earnings from continuing
 operations.....................    $  6,998    $  7,932   $     --   $   14,930
                                    ========    ========   ========   ==========
Earnings from continuing
 operations per common share....    $   0.17    $   0.33   $     --   $     0.29
                                    ========    ========   ========   ==========
Weighted average common shares
 and common share equivalents
 outstanding....................      40,284      24,241    (12,181)      52,344
                                    ========    ========   ========   ==========

                    VALUE HEALTH, INC. AND DIAGNOSTEK, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                   MERGER
                                                            --------------------
                                          HISTORICAL                      PRO
                                    -----------------------  PRO FORMA   FORMA
                                    VALUE HEALTH DIAGNOSTEK ADJUSTMENTS COMBINED
                                    ------------ ---------- ----------- --------
Total revenues....................    $365,643    $368,481   $ (3,500)  $730,624
                                      --------    --------   --------   --------
Expenses:
  Costs of services...............     284,560     324,663     (5,293)   603,930
  Selling, general and
   administrative.................      44,991      25,571     (2,757)    67,805
  Other expenses..................       8,719       6,537      4,550     19,806
                                      --------    --------   --------   --------
                                       338,270     356,771     (3,500)   691,541
                                      --------    --------   --------   --------
Earnings from continuing
 operations before income taxes...      27,373      11,710         --     39,083
Provision for income taxes........       8,013       4,351         --     12,364
                                      --------    --------   --------   --------
Earnings from continuing
 operations.......................    $ 19,360    $  7,359   $     --   $ 26,719
                                      ========    ========   ========   ========
Earnings from continuing
 operations per common share......    $   0.53    $   0.30   $     --   $   0.55
                                      ========    ========   ========   ========
Weighted average common shares and
 common share equivalents
 outstanding......................      36,047      24,428    (12,275)    48,200
                                      ========    ========   ========   ========

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION

1. The unaudited pro forma combined condensed balance sheet reflects the issuance of 12,068,229 shares of VH Common Stock in exchange for 24,257,746 shares of Diagnostek Common Stock. The number of shares of VH Common Stock to be issued is based on the Exchange Ratio of 0.4975 shares of VH Common Stock for each share of Diagnostek Common Stock.

2. Earnings per share for each period is based on the weighted average number of shares of VH Common Stock outstanding, including common stock equivalents of VH Common Stock, plus the weighted average number of shares of Diagnostek Common Stock outstanding, including common stock equivalents of Diagnostek, multiplied by the Exchange Ratio.

3. The pro forma combined condensed financial information contains no adjustments to conform the accounting policies of Value Health, Diagnostek or the companies discussed in Note 5, because any such adjustments have been determined to be immaterial by the management of Value Health and Diagnostek. To conform the reporting practices of Value Health and Diagnostek, Diagnostek operating expenses and other income have been reclassified. In addition, Diagnostek sales to Value Health are treated as intercompany sales and eliminated. Certain balance sheet accounts of each company have been reclassified.

4. The pro forma combined condensed financial statements of Value Health and Diagnostek exclude any nonrecurring costs and expenses associated with combining the operations of the companies. The costs of combining operations, including transaction costs, are expected to result in a charge to Value Health's earnings estimated to be $40 million to $50 million before income taxes. Such charge may be increased by unanticipated additional expenses incurred in connection with the Merger which would have a negative impact on Value Health's results of operations in the period the charge is recorded. Of the expected charge, approximately $6 million to $8 million is anticipated to be incurred in connection with transaction costs and $34 million to $42 million is anticipated to be incurred in connection with costs associated with the combination of operations and related activities, all of which will be incurred to eliminate duplicate facilities and excess capacity. The exact timing of this charge cannot be determined but management expects this charge will be recorded primarily in the quarter in which the Merger is consummated.

ACQUISITIONS

5. On June 21, 1994, Value Health completed its acquisition of Community Care Network, Inc. ("CCN"). The purchase price was $40 million in cash and contingent consideration of up to an additional $80 million. The contingent consideration will be determined by a formula based upon a multiple of CCN's earnings before taxes during a 12-month calculation period, which period will end not later than December 31, 1996. Goodwill of $23.4 million was recorded and is being amortized over 35 years. Any contingent payments will be recorded as additional goodwill.

  On February 15, 1995, Value Health's subsidiary VBH completed its acquisition of Health Management Strategies International, Inc. ("HMS") for $13.9 million in cash. Goodwill of approximately $11.8 million was recorded and is being amortized over 25 years. HMS provides managed behavioral health services and is located in Alexandria, Virginia.

  The pro forma combined condensed statement of operations for the three-month periods ended March 31, 1995 and 1994 and for the year ended December 31, 1994, presents both acquisitions as if they had occurred on January 1, 1994. For presentation purposes, these transactions, which are accounted for as purchases, are grouped together under the heading "Other Acquisitions." Pro forma adjustments include elimination of interest income on cash utilized for these purchases and elimination of certain management fees which are included in selling, general and administrative expense. Amortization of goodwill is included in other expense. The tax effect of the pro forma adjustments is presented separately.

OTHER

6.Value Health Supplemental Financial Data

                              FOR THE THREE
                              MONTHS ENDED        FOR THE YEAR ENDED
                                MARCH 31,            DECEMBER 31,
                            ----------------- --------------------------
                              1995     1994     1994     1993     1992
                            -------- -------- -------- -------- --------
                                           (IN THOUSANDS)
REVENUES
Prescription drugs-servic-
 es.......................  $138,479 $112,299 $499,734 $341,194 $172,777
Prescription drugs-prod-
 ucts.....................    43,574   34,725  154,671   98,648   52,684
Mental health services....    52,771   46,696  198,599  161,643  114,223
Insurance services........    23,458    9,009   67,268   35,895    1,409
Information services......    14,034   10,049   40,721   36,878   12,711
Other.....................     2,185    2,179    9,710    7,413    6,128
Investment income.........     1,603    1,393    5,700    7,784    5,711
                            -------- -------- -------- -------- --------
TOTAL REVENUES              $276,104 $216,350 $976,403 $689,455 $365,643
                            ======== ======== ======== ======== ========
COSTS OF SALES
Costs of services.........  $173,853 $142,298 $628,465 $449,550 $238,321
Costs of products sold....    36,953   30,274  135,166   91,178   46,239
                            -------- -------- -------- -------- --------
TOTAL COSTS OF SALES......  $210,806 $172,572 $763,631 $540,728 $284,560
                            ======== ======== ======== ======== ========

  Prescription drug service revenues for the three months ended March 31, 1995 increased by $26.2 million or 23.3% over the first quarter of 1994. Of this increase, $12.9 million was associated with existing customers. Approximately $13.3 million was associated with the addition of new customers, primarily for Value Health's ValueFee service. Prescription drug mail service product revenues increased by $8.8 million or 25.5% over the first quarter of 1994. Revenues from existing customers decreased by $.6 million while additional revenues from new customers were approximately $9.4 million.

  Prescription drug service revenues for the year ended December 31, 1994 increased by $158.5 million or 46.5% over 1993. Of this increase, $65.8 million was associated with existing customers resulting from additional covered lives under Value Health's ValueFee service and the expansion of the contract with the Ford Motor Company. Approximately $88.0 million was associated with the addition of new customers, primarily for Value Health's ValueFee service. Acquisitions accounted for $4.7 million of the revenue increase in 1994. Prescription drug mail service product revenues increased by $56.0 million or 56.8% over 1993. Revenues from existing customers increased by $7.2 million while additional revenues from new customers were approximately $48.8 million.

  Prescription drug service revenues for the year ended December 31, 1993 increased by $168.4 million or 97.5% over 1992. Of this increase, $34.2 million was associated with existing customers resulting from additional covered lives under Value Health's ValueFee service. Approximately $127.2 million was associated with the addition of new customers, primarily for Value Health's ValueFee service. Acquisitions accounted for $7.0 million of the revenue increase in 1993. Prescription drug mail service product revenues increased by $46.0 million or 87.2% over 1992. Additional revenues from new customers were $17.0 million while revenues resulting from acquisitions accounted for $29.0 million of the 1993 increase.

  As a percentage of revenues, costs of services decreased to 74.8% during the first quarter of 1995 from 78.3% during the first quarter of 1994. The costs of services percentage increased to 76.5% during 1994 from 76.1% in 1993 and 76.2% in 1992. The 1995 decrease is due largely to the acquisition of CCN in June 1994 which carries a lower costs of services ratio than other Value Health companies. The 1994 increase is due to a product mix shift to prescription drug services which was partially offset by the impact of the CCN acquisition.

  As a percentage of revenues, costs of products sold decreased to 84.8% during the first quarter of 1995 from 87.2% during the first quarter of 1994 and decreased to 87.4% in 1994 from 92.4% in 1993 and 87.8% in 1992. All of the decreases were due to efficiencies gained from a larger revenue base. The increase in 1993 was due to the start up and relatively low capacity utilization of the Davenport, Iowa mail service facility in 1993.

                      DESCRIPTION OF THE VH CAPITAL STOCK

GENERAL

  Value Health's authorized capital stock as of the date of this Proxy Statement-Prospectus consists of 100,000,000 shares of VH Common Stock, without par value, and 1,000,000 shares of preferred stock, $0.01 par value. No shares of preferred stock are presently outstanding. Value Health does not presently have outstanding, and Value Health's Certificate of Incorporation does not authorize, any other classes of capital stock. The issued and outstanding shares of VH Common Stock are duly authorized, validly issued, fully paid and nonassessable.

COMMON STOCK

  Holders of shares of VH Common Stock have no preemptive, redemption or conversion rights. The holders of VH Common Stock are entitled to receive dividends when and as declared by the Value Health Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Value Health, the holders of VH Common Stock share ratably in the net assets of Value Health after distribution in full of the preferential amounts, if any, to the holders of shares of preferred stock, if any. Each holder of VH Common Stock is entitled to one vote per share of VH Common Stock held of record by such holders. As of the date of this Proxy Statement-Prospectus, there are shares of VH Common Stock outstanding. The VH Common Stock is traded on the NYSE under the symbol "VH."

  The transfer agent for the VH Common Stock is Mellon Securities Transfer Services.

RIGHTS PLAN

  On February 24, 1994, the Value Health Board of Directors declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of VH Common Stock to stockholders of record on March 7, 1994. Each Right entitles the registered holder to purchase from Value Health a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of Value Health, at a purchase price of $120 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Value Health and Mellon Bank, as Rights Agent.

  At the present time, the Rights are attached to all VH Common Stock certificates representing outstanding shares, and no separate Rights Certificates are distributed. The Rights will separate from the VH Common Stock and a Distribution Date will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person" (as further defined below)) has acquired beneficial ownership of 15% or more of the outstanding shares of VH Common Stock (the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by action of the Value Health Board of Directors, with the concurrence of a majority of the Continuing Directors (as defined below)) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of VH Common Stock. The term "Acquiring Person" is defined to exclude Warburg, Pincus Capital Company ("Warburg, Pincus") unless Warburg, Pincus has acquired beneficial ownership of 30% or more of the outstanding shares of VH Common Stock. "Continuing Directors" are (i) directors who are not an Acquiring Person, an associate or affiliate of an Acquiring Person or a representative or nominee of an Acquiring Person and who were directors of Value Health on the date the Rights Plan was executed, and (ii) those who subsequently become directors who are not an Acquiring Person, if such person's nomination or election to the Value Health Board of Directors is recommended by a majority of the Continuing Directors. Until the Distribution Date, (i) the Rights will be evidenced by the VH Common Stock certificates and will be transferred with and only with such VH Common Stock certificates, (ii) VH Common Stock certificates issued after March 7, 1994 contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for VH Common Stock outstanding will also constitute the transfer of the Rights associated with the VH Common Stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 24, 2004, unless earlier redeemed by Value Health as described below.

  Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $0.005 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of VH Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $40 per share but will be entitled to an aggregate payment (after certain payments to the holders of VH Common Stock) of 1,000 times the payment made per share of VH Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the VH Common Stock. In the event of any merger, consolidation or other transaction in which VH Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of VH Common Stock. The Preferred Stock may be redeemed at the option of Value Health at any time, in whole or in part, at a redemption price equal to 1,000 times the current per share market price of the VH Common Stock.

  At such time there is an Acquiring Person (except pursuant to an offer for all outstanding shares of VH Common Stock which a majority of each of the Continuing Directors and independent directors determine to be fair to and otherwise in the best interests of Value Health and its stockholders), the Rights will entitle each holder to receive, upon exercise of the Right, VH Common Stock (or in certain circumstances, cash, property or other securities of Value Health) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the rights are no longer redeemable by Value Health as set forth below.

  In the event that, at any time following the Stock Acquisition Date, (i) Value Health is acquired in a merger or other business combination transaction in which Value Health is not the surviving corporation or the VH Common Stock is changed or exchanged, or (ii) 50% or more of Value Health's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

  The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

  At any time until ten days (or such later date as determined by action of the Value Health Board of Directors with the concurrence of a majority of the Continuing Directors) following the Stock Acquisition Date, Value Health may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash or stock). Immediately upon the action of the Value Health Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Value Health, including, without limitation, the right to vote or to receive dividends.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Value Health Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Value Health Board of Directors (with the concurrence of a majority of the Continuing Directors), if adopted following the Stock Acquisition Date, in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (other than an Acquiring Person or its associates or affiliates) or to shorten or lengthen any time period under the Rights Agreement, provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Value Health without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by each of the Value Health Board of Directors and the Continuing Directors since the Value Health Board of Directors may (with the concurrence of the Continuing Directors), at its option, at any time until ten days (or such later date as may be determined by action of such Board of Directors with the concurrence of a majority of the Continuing Directors) following the Stock Acquisition Date, redeem all but not less than the then outstanding Rights at the Redemption Price.

PREFERRED STOCK

  The Value Health Board of Directors has the power, without further vote of stockholders, to authorize the issuance of up to 1,000,000 shares of preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of preferred stock that it causes to be issued. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. No shares of preferred stock are now outstanding, and Value Health has no current plan to issue any such shares.

                        COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of material differences between the rights of holders of Diagnostek Common Stock and the rights of holders of VH Common Stock.

  Each of Diagnostek and Value Health is organized under the laws of the State of Delaware. Any material differences in the rights of their respective stockholders would arise from various provisions of the certificate of incorporation and by-laws of each of Diagnostek and Value Health. Among the differences between the rights of the holders of Diagnostek Common Stock and VH Common Stock are that the By-laws of Diagnostek provide that a special meeting of the stockholders may be called at any time by the Board of Directors or the Chairman of the Board or the President, and must be called upon the written request of the holders of 20% or more of the outstanding stock, while the Amended and Restated By-laws of Value Health provide that a special meeting of the stockholders must be called upon the written request of a majority of the directors or the holders of 25% or more of the VH Common Stock. In addition, the By-laws of Diagnostek provide that the holders of Diagnostek Common Stock may act without a meeting upon the written consent of all stockholders who would have been entitled to vote upon the action had a meeting been held, while the Amended and Restated By-laws of Value Health provide that the holders of VH Common Stock may act without a meeting upon the written consent of the holders of not less than the minimum number of shares of VH Common Stock that would have been necessary to approve such action at a meeting at which all of the shares of VH Common Stock were present.

  The Certificate of Incorporation, as amended, of Diagnostek also provides for the division of the Diagnostek Board of Directors into three classes, with each class consisting, as nearly as possible, of one-third of the whole number of the Board of Directors. The terms to which directors in each class are elected to serve expire in different years so that the term of only one class of directors expires each year. As a result of the classification of the Diagnostek Board of Directors, any person attempting to have a slate of nominees elected which would constitute a majority of the Diagnostek Board of Directors would need at least two annual meetings to do so and, as a result, Diagnostek's classified board may have certain anti-takeover effects. Diagnostek's Certificate of Incorporation, as amended, provides further that the Diagnostek Board of Directors will consist of not less than three nor more than 15 directors, subject to the rights of the holders of any class or series of preferred stock. The Value Health Amended and Restated By-laws provide that the Value Health Board of Directors will consist of not less than four nor more than ten directors. The Value Health Board of Directors is not divided into classes.

  Both Value Health and Diagnostek have rights plans which affect the rights of their respective stockholders. Although Diagnostek's rights plan is different from the Value Health Rights Plan in certain respects, each plan would have anti-takeover effects. For a detailed description of the Value Health Rights Plan, see "DESCRIPTION OF THE VH CAPITAL STOCK--Rights Plan."

  Neither the certificate of incorporation nor the by-laws of either Diagnostek or Value Health contain any other provisions designed to delay or impede a change of control or supermajority voting provisions; nor are there other material differences in the rights of holders of VH Common Stock and Diagnostek Common Stock.

                BENEFICIAL OWNERSHIP OF DIAGNOSTEK COMMON STOCK

  The following table sets forth, as of the Diagnostek Record Date, information regarding the beneficial ownership of the Diagnostek Common Stock
(i) by each person who is known by Diagnostek to own beneficially more than five percent of the outstanding Diagnostek Common Stock, (ii) by each director of Diagnostek and (iii) by all directors and executive officers of Diagnostek as a group:

                                                          AMOUNT AND  PERCENTAGE
                                                          NATURE OF       OF
                                                          BENEFICIAL    COMMON
NAME OF BENEFICIAL OWNER                                 OWNERSHIP(1)   STOCK
- ------------------------                                 ------------ ----------
Nunzio P. DeSantis(2)...................................  1,577,213      6.3%
Courtlandt G. Miller(3).................................    461,318      1.9%
David G. Devereaux(4)...................................     12,500       *
Julius Golden(5)........................................    149,776       *
Miles M. Stuchin(6).....................................    284,841      1.2%
E. Gerald Riesenbach(7).................................     85,000       *
Snyder Capital Management, Inc.(8)......................  1,215,650      5.0%
Dietche & Field Advisers, Inc.(9).......................  1,564,300      6.4%
Roxbury Capital Management(10)..........................  1,373,425      5.7%
All directors and executive officers as a group
 (9 persons)(2)(3)(4)(5)(6)(7)(11)......................  2,711,503     10.5%

- ------------
*  Less than one percent.
 (1) Except as otherwise noted, each person listed has sole voting and investment power with regard to shares set forth opposite such person's name.
 (2) Mr. DeSantis' address is c/o 4500 Alexander Boulevard, N.E., Albuquerque, New Mexico 87107. Includes 725,000 shares held in a family trust as to which Mr. DeSantis and his wife are co-trustees and 804,160 shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
 (3) Includes 116,000 shares held in joint tenancy with Mr. Miller's wife and 345,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days.
 (4) Represents 12,500 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days.
 (5) Includes 100,000 shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

 (6) Includes 9,266 shares held in joint tenancy with Mr. Stuchin's wife and 85,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days. Does not include 90,000 shares held by Mr. Stuchin's wife, as to which Mr. Stuchin disclaims beneficial ownership.
 (7) Represents 85,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days.
 (8) Based upon information filed on Schedule 13G as of December 31, 1994. Snyder Capital Management, Inc.'s address is 350 California Street, Suite 1460, San Francisco, California 94104.
 (9) Based upon information filed on Schedule 13G as of December 31, 1994. Dietche & Field Advisers, Inc.'s address is 437 Madison Avenue, New York, New York 10017.
(10) Based upon information filed on Schedule 13G as of December 31, 1994. Roxbury Capital Management's address is P.O. Box 2213, Santa Monica, California 90407-1436.

(11) Includes 101,000 shares issuable to executive officers, other than those named above, upon the exercise of options currently exercisable or exercisable within 60 days. In the event the Merger is approved, all options granted under the 1991 Stock Option Plan will become vested, which will result in options held by executive officers for an additional 331,500 shares becoming exercisable.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement-Prospectus will be brought before the Diagnostek Special Meeting or the Value Health Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the Diagnostek proxy and Value Health proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

  The validity of the securities to be issued in the Merger will be passed upon for Value Health by Gibson, Dunn & Crutcher, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Value Health as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Proxy Statement-Prospectus, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated balance sheet of Preferred Health Care Ltd. and its subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1993, incorporated by reference in this Proxy Statement- Prospectus, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The statements of operations, stockholders' equity (deficit) and cash flows of RxNet, Inc. for the year ended December 31, 1992, incorporated by reference in this Proxy Statement-Prospectus, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Diagnostek as of March 31, 1995 and 1994, and for each of the years in the three-year period ended March 31, 1995, incorporated by reference in this Proxy Statement-Prospectus, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of KPMG Peat Marwick LLP covering Diagnostek's March 31, 1995 financial statements contains an explanatory paragraph that states that Diagnostek is a defendant in stockholder litigation, the ultimate outcome of which cannot presently be determined. Such consolidated financial statements do not include any adjustments that may result from the outcome of that uncertainty.

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Value Health Special Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Representatives of KPMG Peat Marwick LLP are expected to be present at the Diagnostek Special Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  If the Merger is not consummated within the time period currently contemplated, stockholder proposals intended to be presented at the 1995 annual meeting of Diagnostek must have been submitted to Diagnostek by June 15, 1995 in order to be considered for inclusion in the proxy materials for such meeting. Stockholder proposals intended to be presented at the Value Health 1996 annual meeting of stockholders must be received by Value Health's Secretary no later than December 31, 1995 in order to be included in the proxy statement relating to that meeting. In order to curtail controversy as to the date on which a proposal was received by Value Health, it is suggested that proponents submit their proposals by certified mail, return receipt requested, to Value Health's Secretary at Value Health's principal executive offices.

                                                                         ANNEX A


                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                  DATED AS OF

                                 MARCH 27, 1995

                                     AMONG

                               VALUE HEALTH, INC.

                             VHI MERGER-SUB. CORP.

                                      AND

                                DIAGNOSTEK, INC.

                                AS AMENDED AS OF

                                  JUNE 4, 1995

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----

ARTICLE I      THE MERGER...........................................................   A-5
  Section 1.1  The Merger...........................................................   A-5
  Section 1.2  Effective Date of the Merger.........................................   A-5
ARTICLE II     THE SURVIVING CORPORATION............................................   A-5
  Section 2.1  Certificate of Incorporation.........................................   A-5
  Section 2.2  Bylaws...............................................................   A-5
  Section 2.3  Board of Directors; Directors........................................   A-5
  Section 2.4  Effects of Merger....................................................   A-6
ARTICLE III    CONVERSION OF SHARES.................................................   A-6
  Section 3.1  Exchange Ratio.......................................................   A-6
  Section 3.2  Parent to Make Certificates Available................................   A-6
  Section 3.3  Dividends; Transfer Taxes............................................   A-6
  Section 3.4  No Fractional Shares.................................................   A-7
  Section 3.5  Stock Options........................................................   A-7
  Section 3.6  Shareholders' Meetings...............................................   A-8
  Section 3.7  Closing of the Company's Transfer Books..............................   A-8
  Section 3.8  Assistance in Consummation of the Merger.............................   A-9
  Section 3.9  Closing..............................................................   A-9
ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT.............................   A-9
  Section 4.1  Organization and Qualification.......................................   A-9
  Section 4.2  Capitalization.......................................................   A-9
  Section 4.3  Subsidiaries.........................................................  A-10
  Section 4.4  Authority Relative to This Merger Agreement..........................  A-10
  Section 4.5  Reports and Financial Statements.....................................  A-11
  Section 4.6  Absence of Certain Changes or Events.................................  A-11
  Section 4.7  Litigation...........................................................  A-12
  Section 4.8  Information in Disclosure Documents, Registration Statements, etc....  A-12
  Section 4.9  Interested Stockholder...............................................  A-12
  Section 4.10 Fairness Opinion.....................................................  A-12
  Section 4.11 Financial Advisor....................................................  A-12
  Section 4.12 Compliance with Applicable Laws......................................  A-12
  Section 4.13 Liabilities..........................................................  A-13
  Section 4.14 Accounting Matters...................................................  A-13
  Section 4.15 Environmental Liability..............................................  A-13
  Section 4.16 Certain Relationships................................................  A-14
  Section 4.17 Certain Healthcare Regulatory Matters................................  A-14
  Section 4.18 Certain Agreements...................................................  A-14
ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................  A-14
  Section 5.1  Organization and Qualification.......................................  A-14
  Section 5.2  Capitalization.......................................................  A-15
  Section 5.3  Subsidiaries.........................................................  A-15
  Section 5.4  Authority Relative to This Merger Agreement..........................  A-15
  Section 5.5  Reports and Financial Statements.....................................  A-16
  Section 5.6  Absence of Certain Changes or Events.................................  A-17
  Section 5.7  Litigation...........................................................  A-17


  Section 5.8  Information in Disclosure Documents..................................  A-17
  Section 5.9  Employee Benefit Plans...............................................  A-17
  Section 5.10 ERISA................................................................  A-18
  Section 5.11 Takeover Provisions Inapplicable.....................................  A-18
  Section 5.12 Fairness Opinion.....................................................  A-18
  Section 5.13 Financial Advisor....................................................  A-19
  Section 5.14 Compliance with Applicable Laws......................................  A-19
  Section 5.15 Liabilities..........................................................  A-19
  Section 5.16 Taxes................................................................  A-19
  Section 5.17 Certain Agreements...................................................  A-20
  Section 5.18 Patents, Trademarks, etc.............................................  A-21
  Section 5.19 Accounting Matters...................................................  A-21
  Section 5.20 Investment Company Act...............................................  A-21
  Section 5.21 Properties, Liens....................................................  A-21
  Section 5.22 Environmental Liability..............................................  A-21
  Section 5.23 Certain Relationships................................................  A-22
  Section 5.24 Insurance............................................................  A-22
  Section 5.25 Certain Healthcare Regulatory Matters................................  A-22
ARTICLE VI     REPRESENTATIONS AND WARRANTIES REGARDING SUB.........................  A-22
  Section 6.1  Organization.........................................................  A-22
  Section 6.2  Capitalization.......................................................  A-23
  Section 6.3  Authority Relative to This Merger Agreement..........................  A-23
ARTICLE VII    CONDUCT OF BUSINESS PENDING THE MERGER...............................  A-23
  Section 7.1  Conduct of Business by the Company Pending the Merger................  A-23
  Section 7.2  Conduct of Business by Parent Pending the Merger.....................  A-24
  Section 7.3  Conduct of Business of Sub...........................................  A-25
  Section 7.4  Notice of Breach.....................................................  A-25
  Section 7.5  Notice Certain Changes or Events.....................................  A-25
ARTICLE VIII   ADDITIONAL AGREEMENTS................................................  A-25
  Section 8.1  Access and Information...............................................  A-25
  Section 8.2  Registration Statement/Proxy Statement...............................  A-25
  Section 8.3  Compliance with the Securities Act...................................  A-26
  Section 8.4  Stock Exchange Listing...............................................  A-26
  Section 8.5  Employee Matters.....................................................  A-26
  Section 8.6  Registration of Securities...........................................  A-27
  Section 8.7  Indemnification of Directors and Officers............................  A-27
  Section 8.8  HSR Act..............................................................  A-28
  Section 8.9  Further Assurances...................................................  A-28
  Section 8.10 No Solicitation......................................................  A-28
ARTICLE IX     CONDITIONS PRECEDENT.................................................  A-29
  Section 9.1  Conditions to Each Party's Obligation to Effect the Merger...........  A-29
  Section 9.2  Conditions to Obligation of the Company to Effect the Merger.........  A-29
  Section 9.3  Conditions to Obligations of Parent and Sub to Effect the Merger.....  A-30
ARTICLE X      TERMINATION, AMENDMENT AND WAIVER....................................  A-31
  Section 10.1 Termination..........................................................  A-31
  Section 10.2 Effect of Termination................................................  A-32
  Section 10.3 Amendment............................................................  A-32
  Section 10.4 Waiver...............................................................  A-32


ARTICLE XI     GENERAL PROVISIONS...................................................  A-32
  Section 11.1 Effectiveness of Representations and Warranties......................  A-32
  Section 11.2 Notices..............................................................  A-32
  Section 11.3 Fees and Expenses....................................................  A-33
  Section 11.4 Publicity............................................................  A-33
  Section 11.5 Specific Performance.................................................  A-33
  Section 11.6 Interpretation.......................................................  A-34
  Section 11.7 Miscellaneous........................................................  A-34

                          AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), dated as of March 27, 1995 by and among VALUE HEALTH, INC., a Delaware corporation ("Parent"), VHI MERGER-SUB. CORP., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Sub"), and DIAGNOSTEK, INC., a Delaware corporation (the "Company"), as amended as of June 4, 1995:

                              W I T N E S S E T H

  WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Sub with and into the Company;

  WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests;"

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

  Section 1.2 Effective Date of the Merger. The Merger shall become effective at the date and time (the "Effective Date") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable following fulfillment of the conditions set forth in Article IX hereof, or at such time thereafter as is provided in such Certificate.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

  Section 2.l Certificate of Incorporation. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

  Section 2.2 Bylaws. The Bylaws of the Company as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

  Section 2.3 Board of Directors, Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the

Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

  Section 2.4 Effects of Merger. The Merger shall have the effects set forth in
Section 259 of the Delaware General Corporation Law (the "DGCL").

                                  ARTICLE III

                              CONVERSION OF SHARES

  Section 3.1 Exchange Ratio. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any common stock, $0.01 par value, of the Company ("Company Common Stock"):

    (a) All shares of Company Common Stock which are held by the Company or any subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

    (b) Subject to Section 3.4, each remaining outstanding share of Company Common Stock shall be converted into the right to receive .4975 (the "Exchange Ratio") fully paid and nonassessable shares of the no par value common stock of Parent ("Parent Common Stock").

    (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock after the date hereof, the Exchange Ratio shall be adjusted accordingly.

    (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation.

  Section 3.2 Parent to Make Certificates Available.

  (a) Prior to the Closing, Parent shall select Mellon Securities Transfer Services or such other person or persons reasonably satisfactory to the Company to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, Parent shall make available, and each holder of Company Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing such stock for cancellation, certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.4. Parent Common Stock into which Company Common Stock shall be converted in the Merger shall be deemed to have been issued on the Effective Date (the "Share Consideration").

  (b) Any holder of shares of Company Common Stock who has not exchanged his shares for Parent Common Stock in accordance with subsection (a) within six months after the Effective Time shall have no further claim upon the Exchange Agent and shall thereafter look only to Parent and the Surviving Corporation for payment in respect of his shares of Company Common Stock. Until so surrendered, certificates representing Company Common Stock shall represent solely the right to receive the Share Consideration (and cash in lieu of any fractional shares pursuant to Section 3.4 hereof). If any certificates representing shares of Company Common Stock entitled to payment pursuant to
Section 3.l shall not have been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental agency or other governmental entity, such shares of Company Common Stock shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

  Section 3.3 Dividends; Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common

Stock pursuant to this Merger Agreement until such persons surrender their Certificates representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the certificate or certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

  Section 3.4 No Fractional Shares. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 3.1(b). In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to Section 3.l(b) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Stock issued pursuant to this Section 3.4. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (a) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (b) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange ("NYSE"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

  Section 3.5 Stock Options.

  (a) At or prior to the Effective Date, the Company and Parent shall take all action necessary to cause the assumption by Parent as of the Effective Date of all of the following which remain outstanding as of the Effective Date: (i) the options to purchase Company Common Stock listed in Section 5.2 of the Company Disclosure Schedule (as defined below), whether vested or unvested, issued under the Company's 1983 Non-qualified and Incentive Stock Option Plan and 1991 Stock Option Plan (collectively, the "Stock Option Plans"), (ii) options to purchase Company Common Stock listed in Section 5.2 of the Company Disclosure Schedule pursuant to option agreements outside of the Stock Option Plans, and
(iii) the warrants to purchase Company Common Stock listed in Section 5.2 of the Company Disclosure Schedule issued pursuant to warrant agreements (collectively, the "Outstanding Options"). To the extent permitted under applicable law and the applicable agreements and Stock Option Plans, each of the Outstanding Options shall be converted without any action on the part of the holder thereof into an option to purchase shares of Parent Common Stock as of the Effective Date. The number of shares of Parent Common Stock that the holder of an assumed

Outstanding Option shall be entitled to receive upon the exercise of such option shall be a number of whole and fractional shares determined by multiplying the number of shares of Company Common Stock subject to such option, determined immediately before the Effective Date, by the Exchange Ratio. The exercise price of each share of Parent Common Stock subject to an Outstanding Option shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such option is exercisable immediately before the Effective Date by the Exchange Ratio. Other than as set forth in the Outstanding Options, the assumption and substitution of options as provided herein shall not give the holders of such options additional benefits or additional vesting rights which they did not have immediately prior to the Effective Date or relieve the holders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of the options. Only whole shares of Parent Common Stock shall be issued upon exercise of any Outstanding Option, and in lieu of receiving any fractional share of Parent Common Stock, the holder of such option shall, upon exercise, receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes. Prior to the Effective Date, the Company shall take such additional actions as are necessary under applicable law and the applicable agreements and Stock Option Plans to assure that each Outstanding Option shall, from and after the Effective Date, represent only the right to purchase, upon exercise, whole shares of Parent Common Stock and cash in lieu of any fractional share in accordance with the provisions of this
Section 3.5.

  (b) After the Effective Date, the Stock Option Plans shall be continued in effect by Parent subject to amendment, modification, suspension, abandonment or termination as provided therein, and the Stock Option Plans as so continued (i) shall relate solely to those Outstanding Options that are governed by such Stock Option Plans immediately prior to the Effective Date, (ii) thereafter shall relate only to the issuance of Parent Common Stock as provided in this Section and (iii) shall continue to provide for equitable adjustment in the terms of Outstanding Options in the event of certain corporate events which alter the capital structure of Parent. Parent shall reserve for issuance the number of shares of Parent Common Stock that will become issuable after the Effective Date upon the exercise of the Outstanding Options pursuant to this
Section 3.5. After the Effective Date, Parent shall promptly notify the holders of Outstanding Options of the assumption by Parent of such options pursuant to this Merger Agreement.

  Section 3.6 Shareholders' Meetings.

  (a) The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Merger Agreement. Subject to its fiduciary duties, as advised by outside counsel, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Merger Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Merger Agreement.

  (b) Parent shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a special meeting of the holders of Parent Common Stock (the "Parent Meeting") as promptly as practicable for the purpose of considering and taking action to authorize the issuance of Parent Common Stock pursuant to the Merger under the applicable guidelines of the NYSE (the "Parent Share Proposal"). Subject to its fiduciary duties, as advised by outside counsel, the Board of Directors of Parent will recommend that holders of Parent Common Stock vote in favor of and approve the Parent Share Proposal at the Parent Meeting.

  Section 3.7 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for full shares of Parent Common Stock as provided in Section 3.1(b) and cash in lieu of fractional shares, if any, as provided in Section 3.4.

  Section 3.8 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Merger Agreement.

  Section 3.9 Closing. The closing of the transactions contemplated by this Merger Agreement shall take place (a) at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166, at 9:00 A.M. local time on the day which is at least one business day after the day on which the last of the conditions set forth in Article IX is fulfilled or waived or (b) at such other time and place as Parent and the Company shall agree in writing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

  Except as disclosed in the schedule delivered to Company concurrently with the execution hereof, which schedule shall identify exceptions and other information by specific Section references and shall be initialed by Parent and the Company for identification purposes (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company as follows:

  Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a "Parent Material Adverse Effect" (as defined below). As used in this Agreement, a "Parent Material Adverse Effect" shall mean any event, circumstance, development or occurrence, individually or when taken together with all other such events, circumstances, developments or occurrences, causing, resulting in or having, or reasonably likely to cause, result in or have, a material adverse effect on the condition (financial or otherwise), business, properties, business relationships, prospects or results of operations of Parent and its subsidiaries taken as a whole. Complete and correct copies of the Certificate of Incorporation and Bylaws of Parent, as amended to the date hereof, have been delivered to the Company as attachments to Section 4.1 of the Parent Disclosure Schedule.

  Section 4.2 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and l,000,000 shares of preferred stock, $0.01 par value. As of March 17, 1995, 40,587,272 shares of Parent Common Stock were validly issued and outstanding, fully paid, and nonassessable, and no shares of preferred stock were issued and outstanding, and, since that date through the date of execution and delivery of this Merger Agreement, no additional shares of capital stock of Parent have been issued except shares of Parent Common Stock issued pursuant to the exercise of stock options or other commitments set forth herein or in Section 4.2 of the Parent Disclosure Schedule. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Parent's shareholders may vote issued or outstanding. As of March 17, 1995, except for options to acquire 4,497,477 shares of Parent Common Stock, and except as provided herein or in Section 4.2 of the Parent Disclosure Schedule, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock or any debt securities or other instruments or rights convertible into or exchangeable for such capital stock, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, or to issue any such convertible or exchangeable debt security, instrument or right and, since that date through the date of execution and delivery of this Merger Agreement, no such options, warrants, calls or other rights, agreements or commitments, or such convertible or exchangeable debt securities, instruments or other rights have been issued, granted or entered into except for the grant of additional stock options pursuant to Parent's stock plans. All of the shares of Parent Common Stock issuable in accordance with this Merger Agreement in exchange for Company Common Stock at the Effective Date in accordance with this Merger Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Parent. There are no obligations, contingent or otherwise, of Parent or any of its Significant Subsidiaries (as defined below) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Significant Subsidiary of Parent.

  Section 4.3 Subsidiaries. Section 4.3 of the Parent Disclosure Schedule lists the only "Significant Subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "Commission")) ("Significant Subsidiaries") owned directly or indirectly by Parent. Each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Significant Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Parent Material Adverse Effect. All the outstanding shares of capital stock of each Significant Subsidiary are validly issued, fully paid and nonassessable and those owned by Parent or by a Significant Subsidiary of Parent are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Significant Subsidiaries of Parent. Parent has made available to the Company true and complete copies of the charter and bylaws, in the case of a corporation, or equivalent governing document, in the case of non-corporate entities, for each corporation, partnership, joint venture or other business association or entity owned, directly or indirectly, by Parent that is material to Parent and its subsidiaries taken as a whole.

  Section 4.4 Authority Relative to This Merger Agreement. Parent has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. The Merger Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of the Parent Common Stock described in Section 3.6(b), no other corporate proceedings on the part of Parent are necessary to authorize the Merger Agreement and the transactions contemplated hereby. Except as disclosed in Section 4.4 of the Parent Disclosure Schedule, Parent is not subject to or obligated under (a) any charter or bylaw provision, or (b) any indenture or other loan document provision, other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement other than in the case of clause (b) only, (i) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either singly or in the aggregate, will not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (ii) the laws and regulations referred to in the next sentence. Except as disclosed in Section 4.4 of the Parent Disclosure Schedule and except for compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), DGCL and the securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

  Section 4.5 Reports and Financial Statements.

  (a) Parent has previously furnished the Company with true and complete copies of its (i) Annual Report on Form 10-K for the years ended December 31, 1992 and 1993 as filed with the Commission (and any amendments thereto), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 as filed with the Commission (and any amendments thereto),
(iii) definitive proxy statement related to its 1994 Annual Meeting of Shareholders (and any supplements thereto), and (iv) all other reports (and any amendments thereto) filed with the Commission since the filing of its Form 10-K for the year ended December 31, 1993 (other than preliminary material) that Parent was required to file with the Commission pursuant to the Exchange Act and the rules and regulations of the Commission thereunder since that date (the documents referred to in clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Parent SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are, in all material respects, in accordance with the books of account and records of the Parent.

  (b) Parent has previously furnished the Company with true and correct copies of the audited consolidated financial statements of Parent for the fiscal year ended December 31, 1994 (the "1994 Financial Statements"). The 1994 Financial Statements comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The 1994 Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of Parent and its subsidiaries as at December 31, 1994 and the results of their operations and cash flow for the fiscal year then ended; and are in all material respects, in accordance with the books of account and records of Parent.

  Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports or as disclosed in Section 4.6 of the Parent Disclosure Schedule, since December 31, 1994, there has not been any Parent Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability).

  Section 4.7 Litigation. Except as disclosed in the Parent SEC Reports or as disclosed in Section 4.7 of the Parent Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries which, alone or in the aggregate, is likely, insofar as Parent reasonably foresees, to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding specifically against Parent or any of its subsidiaries having, or which, insofar as Parent reasonably foresees, in the future could have, either alone or in the aggregate, any such Parent Material Adverse Effect.

  Section 4.8 Information in Disclosure Documents, Registration Statements, etc.

  (a) None of the information concerning Parent or Sub in (i) the Registration Statement to be filed with the Commission by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") and (ii) the joint prospectus/proxy statement of the Company and Parent (the "Proxy Statement") required to be mailed to the shareholders of the Company and Parent in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Parent Meeting of shareholders to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The foregoing representations and warranties of Parent contained in this Section 4.8 shall in no event apply to any statements or omissions in the Registration Statement or the Proxy Statement based upon information provided by the Company for use therein.

  (b) No representation or warranty made by Parent contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the Parent Disclosure Schedule, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

  Section 4.9 Interested Stockholder. Neither Parent nor any "affiliate" or "associate" (as defined in Section 203 of the DGCL) of Parent is an "Interested Stockholder" (as defined in Section 203 of the DGCL) of the Company.

  Section 4.10 Fairness Opinion. Parent has received the written opinion of Montgomery Securities, financial advisors to Parent, dated the date hereof, to the effect that the Exchange Ratio is fair to the shareholders of Parent from a financial point of view.

  Section 4.11 Financial Advisor. Except as may be disclosed in Section 4.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent.

  Section 4.12 Compliance with Applicable Laws. Parent and its Significant Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each a "Governmental Entity"), including, without limitation, applicable state insurance and health commissions, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Parent Material Adverse Effect (the "Parent Permits"). Parent and its Significant Subsidiaries are in compliance with the terms of the Parent Permits, except for such failures to comply, which singly or in the aggregate, would not have a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date of this Merger Agreement or in Section 4.12 of the Parent Disclosure Schedule, the businesses of Parent and its Significant Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, applicable state insurance and health commissions, except for possible violations which individually or in the aggregate do not and would not have a Parent Material Adverse Effect. Except as disclosed in Section 4.12 of the Parent Disclosure Schedule, no investigation or review by any Governmental Entity, including, without limitation, applicable state insurance and health commissions, with respect to Parent or any of its Significant Subsidiaries is pending, or, to the knowledge of Parent, threatened, nor has any Governmental Entity, including, without limitation, applicable state insurance and health commissions, indicated an intention to conduct the same, other than those the outcome of which would not have a Parent Material Adverse Effect.

  Section 4.13 Liabilities. Except as disclosed in Section 4.13 of the Parent Disclosure Schedule, neither Parent nor any of its Significant Subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent, or disclosed in the notes thereto, prepared in accordance with the published rules and regulations of the Commission regarding Quarterly Statements on Form 10-Q and Annual Statements on Form 10-K and generally accepted accounting principles, except (a) as otherwise reported in the consolidated financial statements contained in Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 or in the 1994 Financial Statements or (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 1994, that would not have a Parent Material Adverse Effect.

  Section 4.14 Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a "pooling of interests." Parent has received a letter from Coopers & Lybrand L.L.P., a copy of which is attached to Section
4.14 of the Parent Disclosure Schedule, to the effect that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with this Merger Agreement and if the operations of Parent and the Surviving Corporation are conducted in a manner that do not violate "pooling of interests" accounting treatment.

  Section 4.15 Environmental Liability.

  (a) The businesses of Parent and its Significant Subsidiaries have been and are operated in material compliance with all applicable statutory or regulatory requirements of all Governmental Entities with jurisdiction over the environment or over workplace health and safety, and neither Parent nor any of its Significant Subsidiaries has caused or allowed the generation, treatment, storage, release or disposal of hazardous substances except in accordance with such statutes and regulations as they existed at the time of such generation, treatment, storage, release or disposal.

  (b) Neither Parent nor its Significant Subsidiaries has received any written notice or, to the best knowledge of Parent, any other communication, from any Governmental Entities alleging or concerning any violation by Parent or any of its Significant Subsidiaries of, or responsibility or liability of Parent or any of its Significant Subsidiaries under, any statute or regulation relating to the environment. There are no pending or, to the best knowledge of Parent, threatened, claims, suits, proceedings or investigations with respect to the businesses or operations of Parent or any of its Significant Subsidiaries alleging or concerning any violation of or responsibility or liability under any statutes or regulations relating to the environment, nor does Parent have any knowledge of any fact or condition which might reasonably be expected to give rise to such a claim, suit, proceeding or investigation.

  (c) Parent and its Significant Subsidiaries are in possession of all material approvals, permits and licenses from all Governmental Entities under statutes and regulations relating to the environment and to workplace health and safety with respect to the operation of the businesses of Parent and its Significant Subsidiaries;

there are no pending or, to the best knowledge of Parent, threatened, actions, proceedings or investigations seeking to revoke or deny renewal of any of such approvals, permits and licenses; nor does Parent have knowledge of any fact or condition which might reasonably be expected to give rise to any action, proceeding or investigation to revoke or deny renewal of such approvals, permits or licenses if such revocation or denial would constitute a Parent Material Adverse Effect.

  Section 4.16 Certain Relationships. All billings made to customers and suppliers of Parent or any Significant Subsidiary have been properly computed and billed in compliance with applicable laws, rules, regulations, agreements and procedures, and no such customer has any right to any refund, price or fee adjustments, offsets or similar right with respect to any such charges, except where the failure to so comply or the amount of such right would not have a Parent Material Adverse Effect.

  Section 4.17 Certain Healthcare Regulatory Matters.

  (a) To the best knowledge of Parent, Parent and its Significant Subsidiaries have not engaged knowingly and willfully in any activities which are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. (S) 1320a-7b and 42 U.S.C. (S) 1395nn or related state or local statutes or regulations or which otherwise constitutes fraud, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) knowingly and willfully failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

  (b) Parent and its Significant Subsidiaries have complied and are in compliance, in all material respects, with applicable state laws regulating pharmacies.

  Section 4.18 Certain Agreements. Section 4.18 of the Parent Disclosure Schedule contains a list of each contract, agreement and understanding with any customer or supplier of Parent or any Significant Subsidiary that is material to the business of Parent and its subsidiaries taken as a whole.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as disclosed in the schedule delivered to Parent concurrently with the execution hereof, which schedule shall identify exceptions and other information by specific Section references and shall be initialed by Company and the Parent for identification purposes (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

  Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a "Company Material Adverse Effect" (as defined below). As used in this Agreement, a "Company Material Adverse Effect" shall mean any event, circumstance, development or occurrence, individually or when taken together with all other such events, circumstances, developments or occurrences, causing, resulting in or having, or reasonably likely to cause, result in or have, a material adverse effect on the condition (financial or otherwise), business, properties, business relationships, prospects or results of operations of Company and its subsidiaries taken as a whole. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, Diagnostek Pharmacy Services, Inc. ("DPSI"), Health Care Services, Inc. ("HCS") and HPI Health Care Services, Inc. ("HPI"), as amended to the date hereof, have been delivered to Parent as attachments to Section 5.1 of the Company Disclosure Schedule.

  Section 5.2 Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.01 par value. As of March 22, 1995, 24,238,246 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, 111,989 shares of Company Common Stock were held in treasury, and no shares of preferred stock were outstanding, and, since that date, no additional shares of capital stock of Company have been issued except shares of Company Common Stock issued pursuant to the exercise of stock options or other commitments set forth in Section 5.2 of the Company Disclosure Schedule. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. Except as set forth in Section 5.2 of the Company Disclosure Schedule, there are no options, warrants, calls or other rights, agreements or commitments outstanding obligating the Company to issue, deliver or sell shares of its capital stock or any debt securities or other instruments or rights convertible into or exchangeable for such capital stock, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, or to issue any such convertible or exchangeable debt security, instrument or right. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company. The Company has delivered to Parent complete and correct copies of (a) the 1983 Non-qualified and Incentive Stock Option Plan and the 1991 Stock Option Plan, and all amendments thereto, and (b) each form of stock option agreement and warrant agreement used by the Company with respect to the Outstanding Options.

  Section 5.3 Subsidiaries. Section 5.3 of the Company Disclosure Schedule lists all subsidiaries of the Company. Each such subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each such subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Company Material Adverse Effect. All the outstanding shares of capital stock of each such subsidiary are validly issued, fully paid and nonassessable and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of such subsidiaries. Except as disclosed in Section 5.3 of the Company Disclosure Schedule and except for wholly owned subsidiaries the formation of which was approved pursuant to Section 7.1(f) hereof, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

  Section 5.4 Authority Relative to This Merger Agreement. The Company has the corporate power to enter into this Merger Agreement and, subject to approval of this Agreement by the holders of Company Common Stock, to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Merger Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under (a) any charter or bylaw provision, or (b) any indenture or other loan document provision, other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement, other than, in the case of clause (b) only, (A) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either singly or in the aggregate, will not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as disclosed in Section
5.4 of the Company Disclosure Schedule or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

  Section 5.5 Reports and Financial Statements.

  (a) The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended March 31, 1993 and 1994, as filed with the Commission (and any amendments thereto), (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1994, September 30, 1994 and December 31, 1994, as filed with the Commission (and any amendments thereto), (iii) definitive proxy statements (and any supplements thereto) related to all meetings of its shareholders (whether annual or special) since April 1, 1994 and (iv) all other reports filed by the Company with the Commission since March 31, 1994, which are all the documents (other than preliminary material) that the Company was required to file with the Commission pursuant to the Exchange Act and the rules and regulations of the Commission thereunder since that date (clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports: have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are in all material respects, in accordance with the books of account and records of the Company.

  (b) The audited consolidated financial statements of the Company for the fiscal year ended March 31, 1995 (the "1995 Financial Statements") delivered to Parent pursuant to Section 9.3(d) hereof comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The 1995 Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of the Company and its subsidiaries as at March 31, 1995 and the results of their operations and cash flow for the fiscal year then ended; and are in all material respects, in accordance with the books of account and records of the Company. The parties hereto acknowledge that the representation and warranty contained in this Section 5.5(b) shall not be effective until the date the 1995 Financial Statements are delivered to Parent pursuant to Section 9.3(d) hereof.

  Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as disclosed in Section 5.6 of the Company Disclosure Schedule, since March 31, 1994, there has not been any Company Material Adverse Effect (other than as a result of changes in laws or regulations of general applicability).

  Section 5.7 Litigation. Except as disclosed in Section 5.7 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, either alone or in the aggregate, is likely, insofar as the Company reasonably foresees, to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding specifically against the Company or any of its subsidiaries having, or which, insofar as the Company reasonably foresees, in the future could have, either alone or in the aggregate, a Company Material Adverse Effect.

  Section 5.8 Information in Disclosure Documents.

  (a) None of the information concerning the Company or its subsidiaries to be included or incorporated by reference in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Meeting of holders of Company Common Stock to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The foregoing representations and warranties of Company contained in this Section 5.8 shall in no event apply to any statements or omissions in the Registration Statement or the Proxy Statement based upon information provided by Parent for use therein.

  (b) No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the Company Disclosure Schedule, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

  Section 5.9 Employee Benefit Plans. Except as disclosed in the Company SEC Reports or in Section 5.9 of the Company Disclosure Schedule, there are no employee benefit or compensation plans or arrangements, including "employee benefit plans," as defined in Section 3(3) of ERISA, and including, but not limited to, plans or arrangements relating to former employees, including, but not limited to, retiree medical plans, established or maintained by or contributed to by the Company or any of its subsidiaries or "ERISA Affiliates", or collective bargaining agreements to which the Company or any of its subsidiaries is a party (together, the "Company Benefit Plans"). An "ERISA Affiliate" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 4.14(b) or (c) of the Code, of which the Company is a member and (ii) described in Section 4.14(m) or (o) of the Code, of which the Company is a member. To the best knowledge of the Company, no default exists with respect to the obligations of the Company or any of its subsidiaries or ERISA Affiliates under such Company Benefit Plan, which default, alone or in the aggregate, would have a Company Material Adverse Effect. Except as disclosed in Section 5.9 of the Company Disclosure Schedule, there are no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such Company Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Plans, by the Company or its subsidiaries or ERISA Affiliates or, to the best knowledge of the Company and its subsidiaries, any other party thereto, which failure to resolve, settle or otherwise dispose of, or which default, alone or in the aggregate, would have a Company Material Adverse Effect. Since December 31, 1994, there have been no strikes, lockouts or work stoppages or slowdowns, or to the best knowledge of the Company and its subsidiaries, jurisdictional disputes or except as set forth in Section 5.9 of the Company Disclosure Schedule organizing activity occurring or threatened with respect to the business or operations of the Company or its subsidiaries which have had or would have a Company Material Adverse Effect.

  Section 5.10 ERISA. All Company Benefit Plans have been administered in accordance, and are in compliance, with the applicable provisions of ERISA, except where such failures to administer or comply would not have a Company Material Adverse Effect. Except as disclosed in Section 5.10 of the Company Disclosure Schedule, each of the Company Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified," within the meaning of such section of the Code, and the Company knows of no fact which is likely to have an adverse effect on the qualified status of such plans. Except with respect to the SEIU Local 36 Pension Plan as to which the Company makes no representation, none of the Company Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and the fair market value of the assets of each such plan equal or exceed the accrued liabilities of such plan. To the best knowledge of the Company, except with respect to the SEIU Local 36 Pension Plan as to which the Company makes no representation, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company's Benefit Plans which could subject the Company, its subsidiaries, ERISA Affiliates or Parent to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. No Company Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any Company Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event within the meaning of Section 4043(b) of said Subtitle C of ERISA has occurred with respect to any Company Benefit Plan except, in each case that the Company makes no representation with respect to the SEIU Local 36 Pension Plan. Neither the Company nor any of its subsidiaries or ERISA Affiliates has made a complete or partial withdrawal, within the meaning of
Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its subsidiaries except for any such liability which would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries or ERISA Affiliates has engaged in any transaction described in
Section 4069 of ERISA within the last five years except for any such transaction which would not have a Company Material Adverse Effect.

  Section 5.11 Takeover Provisions Inapplicable. Assuming the representation in
Section 4.9 is accurate, as of the date hereof and at all times on or prior to the Effective Date, Section 203 of the DGCL is, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement.

  Section 5.12 Fairness Opinion. The Company has received the written opinion of Lazard Freres & Co., financial advisors to the Company, dated the date hereof, to the effect that the consideration to be received by the Company's shareholders is fair to the shareholders of the Company from a financial point of view.

  Section 5.13 Financial Advisor. The Company represents and warrants that, (a) except for Lazard Freres & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company, and (b) the fees and commissions payable to Lazard Freres & Co., as contemplated by this Section will not exceed the aggregate amount set forth in the letter dated March 15, 1995, from Lazard Freres & Co. to the Company (a complete and correct copy of which has been delivered to Parent as an attachment to Section 5.13 of the Company Disclosure Schedule).

  Section 5.14 Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, including, without limitation, applicable state insurance and health commissions, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Company Material Adverse Effect (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply, which singly or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Merger Agreement or in Section 5.14 of the Company Disclosure Schedule, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, applicable state insurance and health commissions, except for possible violations which individually or in the aggregate do not and would not have a Company Material Adverse Effect. Except as disclosed in Section 5.14 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity, including, without limitation, applicable state insurance and health commissions, with respect to the Company or any of its subsidiaries is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Entity, including, without limitation, applicable state insurance and health commissions, indicated an intention to conduct the same, other than those the outcome of which would not have a Company Material Adverse Effect.

  Section 5.15 Liabilities. Except as disclosed in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company, or disclosed in the notes thereto, prepared in accordance with the published rules and regulations of the Commission regarding Quarterly Statements on Form 10-Q and Annual Statements on Form 10-K and generally accepted accounting principles, except (a) as otherwise reported in the consolidated financial statements contained in the Company SEC Reports or
(b) for liabilities or obligations incurred in the ordinary course of business since December 31, 1994, that would not have a Company Material Adverse Effect.

  Section 5.16 Taxes. Each of the Company and its subsidiaries has filed all tax returns (including, without limitation, estimated tax returns) required to be filed by any of them (other than for returns, the due date for the filing of which, including extensions, has not yet passed) and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes (including, without limitation, estimated taxes) required to be paid in respect of the periods covered by such returns (except (a) where the failure to pay would not have a Company Material Adverse Effect, (b) in the case of failure to file any return with any state or local taxing authority (other than any return required to be filed with respect to income taxes, franchise taxes imposed in lieu of income taxes, sales taxes and employment taxes by the Company, DPSI, HCS or HPI with the States of Arizona, California and New Mexico and the Commonwealth of Pennsylvania), where such failure would not have a Company Material Adverse Effect and (c) in the case of failure to file any return required to be filed with respect to income taxes, franchise taxes imposed in lieu of income taxes, sales taxes and employment taxes by the Company, DPSI, HCS or HPI with the States of Arizona, California and New Mexico and the Commonwealth of Pennsylvania, where such failures would not subject the Company and such subsidiaries to liability attributable solely to failure to file in excess of $100,000 in the aggregate). The information contained in such tax returns is true, complete and accurate, except where a failure to be so would not have a Company Material Adverse Effect. Except as disclosed in

Section 5.16 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company is delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency would not have a Company Material Adverse Effect. Except as disclosed in Section 5.16 of the Company Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been finally settled or paid in full, which would have a Company Material Adverse Effect, and no requests for waivers of the time to assess any such tax are pending. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns for periods through March 31, 1990 have been examined by and settled with the Internal Revenue Service or are considered closed years for federal income tax purposes. Neither the Company nor any of its subsidiaries is a party to or obligated under any agreement, commitment or arrangement that could in connection with the transactions contemplated hereby require the payment of any "excess parachute payment" within the meaning of section 280G of the Code. Neither the Company nor any of its subsidiaries (a) has filed a consent under section 341(f) of the Code concerning collapsible corporations or (b) been a member of an affiliated, combined, unitary group, other than a group the common parent of which is the Company, or has any liability for taxes of any other person under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law, as transferee or successor, by contract or otherwise. For the purposes of this Merger Agreement, the term "tax" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

  Section 5.17 Certain Agreements.

  (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Merger Agreement or in Section 5.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount outstanding exceeding $1,000,000,
(ii) agreement which, after giving effect to the transactions contemplated by this Merger Agreement, purports to restrict or bind Parent or any of its subsidiaries (other than the Surviving Corporation and its subsidiaries but only to the extent such agreement would bind or restrict the Company and/or one or more of its subsidiaries without regard to the consummation of this Merger Agreement) in any respect that could have a Parent Material Adverse Effect or
(iii) contract, agreement or commitment (except those entered into in the ordinary course of business) having a Company Material Adverse Effect. For purposes of this Merger Agreement, "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing. Except as disclosed in Section 5.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Company Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Company Material Adverse Effect.

  (b) Section 5.17 of the Company Disclosure Schedule contains a list of (i) each of the customers of HCS who as a group constitute such subsidiary's 30 highest revenue producing customers for the nine months ended December 31, 1994, (ii) each of the customers of HPI who as a group constitute such subsidiary's 30 highest revenue producing customers for the nine months ended December 31, 1994 and (iii) each of the pharmaceutical suppliers of the Company and its subsidiaries who as a group constitute the 30 most significant pharmaceutical suppliers to the Company and its subsidiaries taken as a whole (as measured by the dollar amounts paid to such pharmaceutical suppliers during the nine months ended December 31, 1994).

  (c) The Company has made available to Parent a true and complete copy of each agreement between the Company or any subsidiary of the Company and any employee or consultant which (i) in any year could involve the payment of $50,000 or more to any such employee, or $100,000 or more to any such consultant or (ii) is not terminable by the Company or a subsidiary of the Company without additional liability upon notice of 90 days or less.

  Section 5.18 Patents, Trademarks, etc. The Company and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses as are necessary in connection with the businesses of the Company and its subsidiaries, the lack of which would have a Company Material Adverse Effect, and except as disclosed in Section 5.18 of the Company Disclosure Statement, the Company does not have any knowledge of any conflict with the rights of the Company and its subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which, insofar as reasonably can be foreseen, could have a Company Material Adverse Effect.

  Section 5.19 Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests." The Company has received a letter from KPMG Peat Marwick LLP, a copy of which is attached to Section 5.19 of the Company Disclosure Schedule, to the effect that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with this Merger Agreement and if the operations of Parent and the Surviving Corporation are conducted in a manner that do not violate "pooling of interests" accounting treatment.

  Section 5.20 Investment Company Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940.

  Section 5.21 Properties, Liens. The Company and its subsidiaries own or lease all of their respective tangible and intangible properties, real and personal, free and clear of any liens, claims, charges, options or other encumbrance (it being understood that, with respect to leased properties, such representation regarding the absence of liens, claims, charges, options or other encumbrances relates only to the leasehold interest of Company or its subsidiary), except for (a) statutory mechanics and materialmen's liens (b) liens for current taxes not yet delinquent and (c) liens to secure Indebtedness created solely to finance the acquisition of the property subject thereto, the existence of which, are not reasonably likely to result in a Company Material Adverse Effect. All buildings, structures and equipment owned or leased by the Company or its subsidiaries are in satisfactory condition and repair for the requirements of its business as now being conducted, except where the failure to be in such condition and repair would not have a Company Material Adverse Effect. There are no proceedings affecting any of such properties pending or threatened which may reasonably be expected to curtail the use of such property for the purpose for which it was acquired or the purpose for which it is now used, except where such curtailment would not have a Company Material Adverse Effect. Section 5.21 of the Company Disclosure Schedule lists all real property owned or leased by the Company. The Company has delivered to Parent complete and correct copies of all leases of real or personal property to which the Company or any of its subsidiaries is a party and which involve payment by or to the Company or any of its subsidiaries in excess of $150,000 per any 12-month period.

  Section 5.22 Environmental Liability.

  (a) The businesses of the Company and its subsidiaries have been and are operated in material compliance with all applicable statutory or regulatory requirements of all Governmental Entities with jurisdiction over the environment or over workplace health and safety, and neither the Company nor any of its subsidiaries has caused or allowed the generation, treatment, storage, release or disposal of hazardous substances except in accordance with such statutes and regulations as they existed at the time of such generation, treatment, storage, release or disposal.

  (b) Neither the Company nor its subsidiaries has received any written notice or, to the best knowledge of the Company, any other communication, from any Governmental Entity alleging or concerning any violation by the Company or any of its subsidiaries of, or responsibility or liability of the Company or any of its subsidiaries under, any statute or regulation relating to the environment. There are no pending or, to the best knowledge of the Company, threatened, claims, suits, proceedings or investigations with respect to the businesses or operations of the Company or any of its subsidiaries alleging or concerning any violation of or responsibility or liability under any statutes or regulations relating to the environment, nor does the Company have any knowledge of any fact or condition which might reasonably be expected to give rise to such a claim, suit, proceeding or investigation.

  (c) The Company and its subsidiaries are in possession of all material approvals, permits and licenses from all Governmental Entities under statutes and regulations relating to the environment and to workplace health and safety with respect to the operation of the businesses of the Company and its subsidiaries; there are no pending or, to the best knowledge of the Company, threatened, actions, proceedings or investigations seeking to revoke or deny renewal of any of such approvals, permits and licenses; nor does the Company have knowledge of any fact or condition which might reasonably be expected to give rise to any action, proceeding or investigation to revoke or deny renewal of such approvals, permits or licenses if such revocation or denial would constitute a Company Material Adverse Effect.

  Section 5.23 Certain Relationships. All billings made to customers and suppliers of the Company or any subsidiary have been properly computed and billed in compliance with applicable laws, rules, regulations, agreements, and procedures, and no such customer has any right to any refund, price or fee adjustments, offsets, or similar right with respect to any such charges, except where the failure to so comply or the amount of such right would not have a Company Material Adverse Effect.

  Section 5.24 Insurance. Section 5.24 of the Company Disclosure Schedule contains a complete list of all of the Company's current insurance policies and bonds and sets forth for each such policy and bond the name of the insurance company, the name of the insured, the name of any additional insureds, the amount and type of coverage, and, if greater than $10,000, the amount of the deductible or retention, if any.

  Section 5.25 Certain Healthcare Regulatory Matters.

  (a) To the best knowledge of the Company, the Company and its subsidiaries have not engaged knowingly and willfully in any activities which are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. (S) 1320a-7b and 42 U.S.C. (S) 1395nn or related state or local statutes or regulations or which otherwise constitutes fraud, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) knowingly and willfully failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

  (b) The Company and its subsidiaries have complied and are in compliance, in all material respects, with applicable state laws regulating pharmacies.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

  Parent and Sub jointly and severally represent and warrant to the Company as follows:

  Section 6.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business (other than certain organizational matters) since it was incorporated.

  Section 6.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

  Section 6.3 Authority Relative to This Merger Agreement. Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

  Section 7.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

    (a) The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Date, except such impairment as would not have a Company Material Adverse Effect. The Company shall, and shall cause its subsidiaries to use their reasonable best efforts to, (i) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would result in a Company Material Adverse Effect;

    (b) except as required by this Merger Agreement, the Company shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries, (ii) amend its Certificate of Incorporation or Bylaws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

    (c) the Company shall not, nor shall it permit any of its subsidiaries to, (i) except as required by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any Indebtedness (other than pursuant to existing lines of credit for use in the ordinary course of business and consistent with past practices) or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock disclosed in Section 7.1 of the Company Disclosure Schedule; (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business, (iii) incur additional Indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this Clause (iv) which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except that the Company may create new wholly-owned subsidiaries in the ordinary course of business; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (d) except as disclosed in the Company Disclosure Schedule, the Company shall not, nor shall it permit, any of its subsidiaries to, except as required to comply with applicable law or pursuant to the terms of existing agreements that were not required to be included in the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries relative to the level in effect prior to such amendment), (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) (other than such plans and arrangements (other than stock options) which are made in the ordinary course of business consistent with past practice), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan other than in the ordinary course of business consistent with past practice, or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing, provided, however, that nothing contained herein shall prevent the Company or any of its subsidiaries from paying any bonus to or increasing the compensation of any employee in accordance with the terms of any employment agreement for such employee that was provided to Parent prior to the date hereof;

    (e) the Company shall not, nor shall it permit any of its subsidiaries to, (i) make any investments in non-investment grade securities exceeding $1,000,000 or (ii) sell, at a loss of greater than $50,000, any debt securities held for investment purposes;

    (f) the Company shall not, nor shall it permit any of its subsidiaries to form any corporation, partnership, joint venture or other business association or entity, provided, however, that the Company may form a wholly owned subsidiary with the prior written consent of Parent, which consent shall not be unreasonably withheld; and

    (g) the Company shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, which would disqualify the Merger as a "pooling of interests" for accounting purposes.

  Section 7.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Merger Agreement:

    (a) Parent shall, and shall cause its Significant Subsidiaries to, use their reasonable best efforts to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Date, except such impairment as would not have a Parent Material Adverse Effect. Parent shall, and shall cause its Significant Subsidiaries to use their reasonable best efforts to, (i) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to Parent and its Significant Subsidiaries; (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and
  (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would result in a Parent Material Adverse Effect;

    (b) Parent shall not amend any of the material terms or provisions of the Parent Company Stock;

    (c) Parent shall not take any action that would result in the failure to maintain the trading of Parent Common Stock on the New York Stock Exchange;

    (d) Parent shall not declare or pay any dividend or distribution on any outstanding shares of its capital stock; and

    (e) Parent shall not, nor shall it permit any of its subsidiaries to, take, or cause to be taken, any action which would disqualify the Merger as a "pooling of interests" for accounting purposes.

  Section 7.3 Conduct of Business of Sub. During the period from the date of this Merger Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Merger Agreement. Parent shall take all actions necessary to cause Sub to perform its obligations under this Merger Agreement and to consummate the Merger on the terms and conditions set forth herein.

  Section 7.4 Notice of Breach. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Merger Agreement and will use all reasonable efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Company Disclosure Schedule or the Parent Disclosure Schedule.

  Section 7.5 Notice Certain Changes of Events. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any change in circumstances or event which would cause or constitute, in the case of a written notice by Parent, a Parent Material Adverse Effect or, in the case of a written notice by the Company, a Company Material Adverse Effect.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

  Section 8.1 Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's employees, accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information concerning its business, properties and personnel as the other may reasonably request (including, without limitation, updated information on pending litigation). An employee or agent of a party desiring access pursuant to this Section 8.1 shall contact one of the representatives of the other party whose name is set forth in Section 8.1 of such other party's Disclosure Schedule. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the confidentiality agreement dated January 11, 1995 between Parent and the Lazard Freres & Co. on behalf of the Company.

  Section 8.2 Registration Statement/Proxy Statement.

  (a) As promptly as practicable after the execution of this Merger Agreement, the Company and Parent shall prepare and file with the Commission preliminary proxy materials which shall constitute the preliminary

Proxy Statement and a preliminary prospectus with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the Commission the definitive Proxy Statement and Parent shall file with the Commission the definitive Proxy Statement and the Registration Statement and Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

  (b) Parent and the Company shall make all necessary filings with respect to the Merger and the Parent Share Proposal, under the Securities Act and the Exchange Act and the rules and regulations thereunder, and under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

   Section 8.3 Compliance with the Securities Act.

  (a) Prior to the Effective Date, the Company shall deliver to Parent a letter identifying all persons who were, at the time of the Company Shareholders' Meeting convened in accordance with Section 3.6, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). In identifying such Affiliates, the Company shall consult with counsel, which counsel shall be satisfactory to counsel for Parent.

  (b) The Company shall obtain a written agreement from each person who is identified as an Affiliate in the letter referred to in clause (a) above, in the form previously approved by the parties, that he or she will not offer to sell, sell or otherwise dispose of any Parent Common Stock issued to him or her pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act. The Company shall deliver such written agreements to Parent on or prior to the Effective Date. The Company shall use its best efforts to cause each person who is identified as an Affiliate in such opinion to deliver to Parent, on or prior to the earlier of (i) the mailing of the Proxy Statement/Prospectus or (ii) the 30th day prior to the Effective Date, a written agreement, in the form to be approved by the parties hereto, that such Affiliate will not thereafter sell or in any other way reduce such Affiliate's risk relative to any Parent Common Stock received in the Merger (within the meaning of the Commission's Financial Reporting Release No. l, "Codification of Financing Reporting Policies,"
(S) 201.01 (47 F.R. 21030) (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. Within 45 days after the end of the first fiscal quarter of Parent ending at least 30 days after the Effective Date, Parent will publish results including at least 30 days of combined operations of Parent and the Company as referred to in the written agreements provided for by this Section 8.3(b).

  Section 8.4 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

  Section 8.5 Employee Matters.

  (a) Subject to the provisions of subsection (b) of this Section 8.5, Parent shall take all actions necessary or appropriate to permit the employees of the Company and its subsidiaries on the Effective Date ("Affected Employees") to participate after the Effective Date in those of Parent's employee benefit programs that are comparable to Company employee benefit programs and to cause the Surviving Corporation to take all actions necessary or appropriate to adopt such Parent employee benefit programs effective as of the Effective Date. Parent will cause the Surviving Corporation to give each Affected Employee full credit for service with the Company for purposes of eligibility to participate in, vesting and payment of benefits under, and eligibility for any Parent-subsidized benefit provided under (but not, except as provided in the preceding clause for purposes of determining the amount of any benefit under), any such Parent employee benefit program.

  (b) After the Effective Date, Parent shall have a reasonable period not to exceed one year (the "Review Period") in which to review all of the employee and fringe benefit plans maintained by the Company or any of its subsidiaries (the "Company Plans") for compatibility and consistency with Parent's employee benefit programs. During the Review Period, Parent may determine to have the Surviving Corporation continue in effect any one or more of the Company Plans, amend or modify any one or more of the Company Plans, merge one or more of the Company Plans into a comparable Parent employee benefit plan adopted by the Surviving Corporation or terminate any one or more of the Company Plans in its or their entirety. Any such amendment, modification or termination shall not deprive any Affected Employee of any benefit in which such Affected Employee has become entitled to immediately prior to the Effective Date. If the Surviving Corporation is continuing in effect any of the Company Plans during the Review Period, then (i) neither it nor Parent shall be obligated to adopt a comparable Parent employee benefit plan for Affected Employees, it being intended by the parties that there be no duplication of benefits, and (ii) the obligation to have the Surviving Corporation adopt the comparable Parent employee benefit plan or program, as set out in subsection (a) above, shall arise, and such adoption shall be effective only as of the date the comparable Company Plan is discontinued and not as of the Effective Date. If Parent does not maintain an employee benefit plan comparable to one of the Company Plans, there shall be no obligation to adopt any plan or program upon the discontinuance or termination of such Company Plan.

  (c) Parent acknowledges the existence and continuing obligations of HCS under the collective bargaining agreements listed on Section 5.9 of the Company Disclosure Schedule. Notwithstanding the foregoing, nothing contained in this Merger Agreement shall be construed under any circumstances as imposing on Parent or any of its subsidiaries (other than HCS after the Effective Date) any obligation or liability under such collective bargaining agreements.

  Section 8.6 Registration of Securities. Parent promptly shall prepare and file with the Commission a registration statement under the Securities Act covering the shares of Parent Common Stock issuable to directors, officers or employees of the Company upon exercise of the Outstanding Options pursuant to the provisions of Section 3.5 (the "Employee Shares Registration Statement"). Subsequent to the Effective Date, Parent will use all reasonable efforts to (a) cause the Employee Shares Registration Statement to become effective and (b) to the extent required by law, keep the Employee Shares Registration Statement current and effective under the Securities Act.

  Section 8.7 Indemnification of Directors and Officers.

  (a) The Certificate of Incorporation of the Surviving Corporation shall contain the provision with respect to indemnification set forth in the Certificate of Incorporation of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Date in any manner that would adversely affect the rights thereunder of individuals who at the Effective Date were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

  (b) From and after the Effective Date, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Parent and the Surviving Corporation, or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

  (c) Any Indemnified Party wishing to claim indemnification under this Section 8.7, upon learning of any such Claim, shall notify Parent (although the failure so to notify Parent shall not relieve Parent from any liability which Parent may have under this Section 8.7 except to the extent such failure prejudices Parent), and shall deliver to Parent the undertaking contemplated by Section 145(e) of the DGCL.

  (d) Parent shall use its reasonable best efforts to cause to be maintained in effect for not less than three years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Date; provided, however, that (i) Parent may substitute therefor policies of substantially similar coverage containing substantially similar terms and conditions for the Indemnified Parties to the extent reasonably available and
(ii) Parent shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (e) This Section 8.7 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

  Section 8.8 HSR Act. The Company and Parent shall use all reasonable efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  Section 8.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, in the case of the Merger Agreement and the Parent Share Proposal, to the appropriate vote of the shareholders of the Company and Parent. Notwithstanding the foregoing, there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by this Merger Agreement if such action, either alone or together with another action, would result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

  Section 8.10 No Solicitation. Subject to the fiduciary duties of the Board of Directors of the Company, as advised by outside counsel, neither the Company nor any of its subsidiaries shall, directly or indirectly, take (nor shall the Company authorize or permit its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (a) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company will promptly communicate to Parent any solicitation by the Company and the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. For purposes of this Merger Agreement, "Acquisition Proposal" shall mean any proposed (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its subsidiaries representing 25% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the voting power of the Company or (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 25% or more of the outstanding Company Common Stock.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

  Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

    (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

    (b) The Parent Share Proposal shall have been approved by the requisite vote of the holders of the Parent Common Stock.

    (c) The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

    (d) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

    (f) No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

    (g) Parent and the Company shall have received updated letters from Coopers & Lybrand L.L.P. and KPMG Peat Marwick LLP, dated not more than two business days prior to the Effective Date, to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Merger Agreement and if the operations of Parent and the Surviving Corporation are conducted in a manner that do not violate "pooling of interests" accounting treatment.

  Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

    (a) Parent and Sub shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date, in which case they shall remain true and correct as of such date), and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent and Sub to that effect.

    (b) The Company shall have received a favorable opinion of Cozen and O'Connor, based upon certain factual representations of the Company, Parent, Sub and, if available, holders of greater than five percent of Company Common Stock reasonably requested by such counsel, dated the Effective Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of
  Section 368(a) of the Code and that accordingly:

      (i) No gain or loss will be recognized by the shareholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares);

      (ii) The tax basis of the shares of Parent Common Stock received by the shareholders of the Company on the conversion of Company Common Stock pursuant to the Merger will be the same as the basis of the shares of Company Common Stock converted (less any portion of such basis allocable to any fractional interest in any share of Parent Common Stock); and

      (iii) The holding period of the Parent Common Stock into which shares of Company Common Stock are converted will include the period that such shares of Company Common Stock were held by the holder, provided such shares were held as a capital asset by such holder.

    (c) All permits, consents, authorizations, approvals, registrations, qualifications, designations and declarations set forth in Section 4.4 of the Parent Disclosure Schedule shall have been obtained, and all filings and notices set forth in Section 4.4 of the Parent Disclosure Schedule shall have been submitted by Parent.

  Section 9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

    (a) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date, the representations and warranties of the Company contained in this Merger Agreement shall be true when made and, except as contemplated or permitted by this Merger Agreement, the representations and warranties contained in Sections 5.2, 5.3, 5.4, 5.5(b) and 5.11 shall be true on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date, in which case they shall remain true and correct as of the applicable date made); and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects.

    (b) Parent shall have received a favorable opinion of Gibson, Dunn & Crutcher, based upon certain factual representations of the Company, Parent, Sub and, if available, holders of greater than five percent of Company Common Stock reasonably requested by such counsel, dated the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Parent and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    (c) All permits, consents, authorizations, approvals, registrations, qualifications, designations and declarations set forth in Section 5.4 of the Company Disclosure Schedule shall have been obtained and to the extent required to be submitted prior to the Effective Date, all filings and notices set forth in Section 5.4 of the Company Disclosure Schedule shall have been submitted by the Company.

    (d) Audited financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 1995 will be available as soon as reasonably practicable but not later than June 6, 1995.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

  Section 10.l Termination. This Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

    (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

    (b) by either Parent or the Company if the Merger shall not have been consummated on or before September 15, 1995 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement);

    (c) by the Company if any of the conditions specified in Sections 9.1 and
  9.2 have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction; or

    (d) by Parent if any of the conditions specified in Sections 9.1 and 9.3 have not been met or waived by Parent at such time as such condition is no longer capable of satisfaction.

    (e) by Parent if any of the following shall have occurred:

      (i) any person (other than Parent or any subsidiary of Parent) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding Company Common Stock and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

      (ii) the Company or any subsidiary of the Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Parent or any subsidiary of Parent) to (A) effect a merger, consolidation or similar transaction involving the Company or any of its material subsidiaries, (B) sell, lease or otherwise dispose of assets of the Company or its subsidiaries representing 25% or more of the consolidated assets of the Company and its subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the voting power of the Company or any of its subsidiaries;

      (iii) any person (other than Parent, any subsidiary of Parent or the Company or any of its subsidiaries in a fiduciary capacity) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding Company Common Stock; or

      (iv) the holders of Company Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement or such meeting shall not have been held prior to September 14, 1995 or shall have been canceled, in each case after (A) any person (other than Parent or any subsidiary of Parent) shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in any transaction described in clauses (i), (ii) or (iii) above or (B) the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Parent the recommendation of the Company's Board of Directors that the holders of the Company Common Stock approve the Merger Agreement and the Merger; provided that any communication by the Company as contemplated by Regulation 14d-9(e) promulgated under the Exchange Act shall not be deemed a withdrawal or modification of such recommendation.

    (f) by the Company (i) if its Board of Directors, in the exercise of its fiduciary duties, accepts an Acquisition Proposal of the type specified in
  (i), (ii) or (iii) of such term's definition, or (ii) upon the occurrence of an event specified in paragraph (e)(iii) of this Section 10.1.

  Section 10.2 Effect of Termination. In the event of termination of this Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company, Parent or Sub or their respective officers or directors; provided that Sections 4.11 and 5.13, the last sentence of Section 8.1, Section 10.2, the last sentence of Section 11.1 and Sections 11.2, 11.3 and 11.7 shall survive the termination.

  Section 10.3 Amendment. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the shareholders of the Company and Parent, but, after such approval, no amendment shall be made which changes the ratios at which Company Common Stock is to be converted into Parent Common Stock as provided in Section 3.1 or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 10.4 Waiver. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

  Section 11.1 Effectiveness of Representations and Warranties. The representations and warranties set forth in this Agreement shall (a) remain operative regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after execution hereof, and (b) terminate at the Effective Date (except as expressly stated elsewhere herein). All covenants and agreements set forth in this Agreement shall survive the Effective Date and any termination of this Merger Agreement in accordance with their terms.

  Section 11.2 Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to the Company:

    Diagnostek, Inc.
    4500 Alexander Boulevard, N.E.
    Albuquerque, New Mexico 87107
    Attn: Nunzio P. DeSantis, Chairman
    Facsimile No: (505) 761-6125

  With a copy to:

    Cozen & O'Connor
    1900 Market Street
    Philadelphia, Pennsylvania 19103
    Attn: E. Gerald Riesenbach, Esq.
    Facsimile No.: (215) 665-2013

  If to Parent or Sub:

    Value Health, Inc.
    22 Waterville Road
    Avon, Connecticut 06001
    Attn: General Counsel
    Facsimile No.: (203) 676-8695

  With a copy to:

    Gibson, Dunn & Crutcher
    200 Park Avenue
    New York, New York 10166
    Attn: Sean P. Griffiths, Esq.
    Facsimile No.: (212) 949-7606

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  Section 11.3 Fees and Expenses.

  (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, except that the parties agree to each pay 50% of the filing fees required under the HSR Act and the Securities Act and 50% of all printing expenses incurred by either party.

  (b) Within two business days after Parent has given notice of termination of this Agreement pursuant to the provisions of Section 10.1(e) hereof, or the Company has given notice of termination of this Agreement (x) pursuant to the provisions of Section 10.1(f) hereof or (y) following the occurrence of an event specified in Section 10.1(e)(iv) hereof, the Company shall pay to Parent, by wire transfer to an account specified by Parent, an amount equal to $15 million.

  Section 11.4 Publicity. So long as this Merger Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 11.4.

  Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 11.6 Interpretation.

  (a) When a reference is made in this Merger Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" means corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

  (b) For purposes of this Agreement the promulgation of proposals for, or the implementation of, federal or state health care legislation shall not constitute either a Parent Material Adverse Effect or a Company Material Adverse Effect.

  (c) Whenever a representation or warranty herein is made to the "knowledge," "best knowledge" or awareness of a party, it shall refer to matters within the actual knowledge of such party's executive officers, and in case of the Company, the Senior Management of HCS and HPI, after due investigation of reasonably available corporate records concerning the subjects discussed herein.

  (d) Notwithstanding any other provision of the Agreement, it shall not be a Company Material Adverse Effect or a breach of any representation, warranty, covenant or other provision of this Agreement if between the date hereof and the Effective Date one or more of the suppliers and/or customers of the Company listed on Section 11.6(d) of the Company Disclosure Schedule ceases to do business with the Company or any of its subsidiaries, or changes the terms and conditions pursuant to which it does business with the Company or its subsidiaries, because of the transactions contemplated by this Agreement.

  Section 11.7 Miscellaneous. This Merger Agreement (including the documents and instruments referred to herein):

    (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the confidentiality agreements between the Company and Parent dated as of February 22, 1995, and between Lazard Freres & Co., on behalf of the Company, and Parent dated as of January 11, 1995, as the same may be amended);

    (b) except as provided in the last sentence of Section 8.3(b) and Sections 3.5, 8.5, 8.6 and 8.7, is not intended to confer upon any other person any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto, and their respective successors and assigns;

    (c) shall not be assigned by operation of law or otherwise, except that Sub shall have the right to assign to Parent or any direct wholly-owned subsidiary of Parent any and all rights and obligations of Sub under this Merger Agreement; and

    (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                            VALUE HEALTH, INC.

                                            /s/ ROBERT E. PATRICELLI
                                            --------------------------------------
                                            By: Robert E. Patricelli
                                                ----------------------------------
                                            Title: Chief Executive Officer
                                                   -------------------------------
ATTEST:
/s/ PAUL M. FINIGAN
- ------------------------------------------
By: Paul M. Finigan
    --------------------------------------
Title: Vice President and General Counsel
       ----------------------------------
                                            VHI MERGER-SUB. CORP.
                                            /s/ WILLIAM McBRIDE
                                            --------------------------------------
                                            By: William McBride
                                                ----------------------------------
                                            Title: President and Chief Operating Officer
                                                   -------------------------------
ATTEST:
/s/ PAUL M. FINIGAN
- ------------------------------------------
By: Paul M. Finigan
    --------------------------------------
Title: Vice President and General Counsel
       ----------------------------------
                                            DIAGNOSTEK, INC.
                                            /s/ NUNZIO P. DeSANTIS
                                            --------------------------------------
                                            By: Nunzio P. DeSantis
                                                ----------------------------------
                                            Title: Chairman/CEO
                                                   -------------------------------
ATTEST:
/s/ COURTLANDT G. MILLER
- ------------------------------------------
By: Courtlandt G. Miller
    --------------------------------------
Title: Secretary
       -----------------------------------

                                                                         ANNEX B

                     [LETTERHEAD OF MONTGOMERY SECURITIES]

                                          June 8, 1995

Members of the Board of Directors
Value Health, Inc.
22 Waterville Road
Avon, CT 06001

Gentlemen and Madame:

  We understand that Value Health, Inc., a Delaware corporation (the "Company"), VHI Merger-Sub. Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Acquisition Sub"), and Diagnostek, Inc., a Delaware corporation ("Target"), have entered into an Agreement and Plan of Merger dated as of March 27, 1995, as amended on June 4, 1995 (the "Merger Agreement"), pursuant to which Acquisition Sub will be merged with and into the Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the form of the Merger Agreement provided to us by the Company, we understand that each outstanding share of the common stock, $0.01 par value per share, of Target (the "Target Common Stock"), except shares held by Target or any subsidiary of Target and shares owned by the Company, Acquisition Sub or any other subsidiary of the Company, will be converted into the right to receive .4975 shares of the common stock, no par value, of the Company (the "Company Common Stock"), subject to certain adjustments (collectively the "Consideration").

  You have asked for our opinion as to whether the Consideration to be paid by Company pursuant to the Merger is fair to the Company from a financial point of view, as of the date hereof.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and Target, including the consolidated financial statements for recent years and interim periods to March 31, 1995 and certain other relevant financial and operating data relating to the Company and Target made available to us from published sources and from the internal records of the Company and Target; (ii) reviewed the form of the Merger Agreement provided to us by the Company; (iii) reviewed certain historical market prices and trading volumes of the Company Common Stock as reported by the New York Stock Exchange and in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System and of the Target Common Stock as reported by the New York Stock Exchange; (iv) compared the Company and Target from a financial point of view with certain other companies in the health care industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the health care industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company and Target certain information of a business and financial nature regarding the Company and Target, furnished to us by them, including financial forecasts and related assumptions of the Company and Target; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and
(viii) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have relied upon the accuracy and completeness of the foregoing information and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts for the Company and Target provided to us by their respective managements, except as described herein, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of the Company and Target and that they provide a reasonable basis upon which we can form our opinion. With respect to the financial forecasts for Target provided to us by its management, for purposes of our opinion we have adjusted such forecasts to reflect more conservative assumptions than those made by management of Target regarding growth in revenues and results of operations. We have also assumed that there have been no material changes in the Company's or Target's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Target, the Company, the Merger and the Merger Agreement, including the legal status and financial reporting of litigation involving Target. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any assets or liabilities (contingent or otherwise) of the Company or Target, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms described in the form of the Merger Agreement provided to us by the Company, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder.

  In the ordinary course of our business, we actively trade the equity securities of the Company and Target for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon the foregoing and in reliance thereon, it is our opinion that the Consideration to be paid by Company pursuant to the Merger is fair to Company from a financial point of view, as of the date hereof.

  This opinion is furnished pursuant to our engagement letter dated March 13, 1995, and is for the benefit of the Board of Directors of the Company. Except as provided in such engagement letter, this opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933 and the rules and regulations promulgated thereunder. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

                                          Very truly yours,

                                          Montgomery Securities

                                                                         ANNEX C

                    [LETTERHEAD OF LAZARD FRERES & CO. LLC]

                                          New York
                                          June 8, 1995

The Board of Directors
Diagnostek, Inc.
4500 Alexander Boulevard NE
Albuquerque, NM 87107

Dear Members of the Board:

  We understand that Diagnostek, Inc. (the "Company") and Value Health, Inc. ("Value Health") have entered into an Agreement and Plan of Merger dated as of March 27, 1995, as amended on June 4, 1995 (the "Agreement"), pursuant to which in a merger (the "Merger") each share of common stock of the Company will be exchanged for 0.4975 of a share of common stock of Value Health (the "Exchange Ratio"). We further understand that the Merger is intended to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company common stock of the Exchange Ratio. In connection with this opinion, we have:

    (i) Analyzed certain historical business and financial information relating to the Company and Value Health;

    (ii) Reviewed various financial forecasts and other data provided to us by the Company and Value Health relating to their respective businesses;

    (iii) Held discussions with members of the senior managements of the Company and Value Health with respect to the businesses and prospects of the Company and Value Health, respectively;

    (iv) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and Value Health;

    (v) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company and Value Health, and in other industries generally;

    (vi) Reviewed the historical stock prices and trading volumes of the Company's and Value Health's common stock; and

    (vii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

  We have relied upon the accuracy and completeness of the financial and other information provided by the Company and Value Health, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Value Health, nor have we been provided with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Value Health as to the future financial performance of the Company and Value Health, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

  Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger. We express no opinion as to what the value of the common stock of Value Health actually will be when issued to the holders of Company common stock upon consummation of the Merger.

  In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or Value Health.

  Lazard Freres & Co. LLC is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services upon closing of the Merger. Lazard Freres & Co. LLC has in the past provided, and is currently providing, financial advisory services to Pfizer Inc. ("Pfizer"). On May 1, 1994, Value Health and Pfizer entered into a joint venture partnership to develop specialty disease management programs. Value Health and Pfizer also have a contractual arrangement to develop value-added programs designed to improve physician and patient use of Pfizer prescription and medical device products. In addition, several Pfizer drug products will receive assured positions on Value Health's prescription drug formularies in return for rebate arrangements.

  Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon, Value Health, any stockholders of Value Health or any other person. However, this opinion may be included in its entirety in any proxy statement relating to the Merger. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, which will not unreasonably be withheld. In addition, we may not be otherwise publicly referred to without our prior consent, which will not unreasonably be withheld.

  Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the holders of Company common stock from a financial point of view.

                                          Lazard Freres & Co. LLC

                                          By /s/ Michael B. Solomon
                                            Michael B. Solomon
                                            Managing Director

- --------------------------------------------------------------------------------

                                DIAGNOSTEK, INC.
                         4500 ALEXANDER BOULEVARD, N.E.
                         ALBUQUERQUE, NEW MEXICO 87107

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Courtlandt G. Miller and Miles M. Stuchin, and each of them acting individually, as the attorney and proxy of the undersigned with full power of substitution, for and in the name and stead of the undersigned to attend the Special Meeting of Stockholders of Diagnostek,
Inc. to be held on July   , 1995 at 10:00 a.m. at The Penn Club of New York, 30
West 44th Street, New York, New York 10036, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to cast if personally present as indicated herein:

  IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 27, 1995, AS AMENDED ON JUNE 4, 1995, AMONG VALUE HEALTH, INC., VHI MERGER-SUB. CORP. ("SUB"), A WHOLLY OWNED SUBSIDIARY OF VALUE HEALTH, INC., AND DIAGNOSTEK, INC. THIS PROXY ALSO DELEGATES AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                 -------------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                 -------------
- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------

     PLEASE MARK YOUR  ++                                              +
 [X] VOTES AS IN THIS  +                                               +
     EXAMPLE.                                                          +++++


                  PLEASE MARK YOUR CHOICE IN BLUE OR BLACK INK

(1) Proposal to approve and adopt the Agreement and Plan     FOR AGAINST ABSTAIN
    of Merger, dated as of March 27, 1995, as amended on     [_]   [_]     [_]
    June 4, 1995 among Value Health, Inc. ("Value
    Health"), VHI Merger-Sub. Corp., a wholly owned subsidiary of Value Health ("Sub"), and Diagnostek,
    Inc. (the "Company"), pursuant to which (i) Sub will be merged into the Company and the Company will become a wholly owned subsidiary of Value Health, and
    (ii) each outstanding share of the Company common stock, $0.01 par value per share (other than shares owned by the Company, Value Health or any of their respective subsidiaries, all of which will be canceled), will be converted into and represent the right to receive 0.4975 shares of Value Health common stock, without par value.

(2) In their discretion, the proxies are authorized to vote on such other business as may properly be brought before the meeting or any adjournment or postponement thereof.







The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement of Diagnostek, Inc.

SIGNATURE(S) _________________________________________________ DATE __________

SIGNATURE(S) _________________________________________________ DATE __________
(Please sign exactly as name appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If stockholder is a corporation, please sign in full corporate name by a duly authorized officer or officers. Where stock is issued in the name of two or more persons, all such persons should sign).
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY IN THE ENCLOSED
ENVELOPE